UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.          )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

eBay Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1) Amount previously paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

2016 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

2065 Hamilton Avenue San Jose, California 95125

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 27, 2016

To the Stockholders of eBay Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, will be held on Wednesday, April 27, 2016, at 8:00 a.m. Pacific time at 2065 Hamilton Avenue, San Jose, California 95125, for the following purposes:

1.	To vote on the election of 11 director nominees named in this proxy statement to our Board of Directors to hold office until our 2017 Annual Meeting of Stockholders.
2.	To approve, on an advisory basis, named executive officer compensation.
3.	To approve the amendment and restatement of our 2008 Equity Incentive Award Plan, including to increase the aggregate number of shares authorized for issuance under the plan by 50,000,000 shares.
4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2016.
5.	To consider a stockholder proposal regarding gender pay equity, if properly presented before the meeting.
6.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the proxy statement accompanying this Notice. The proxy statement and the accompanying proxy card are being mailed on or about March 24, 2016 in connection with the solicitation of proxies on behalf of our Board of Directors.

Our Board of Directors has fixed the close of business on March 18, 2016 as the record date for identifying those stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

Marie Oh Huber
Secretary

2016 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

MEETING INFORMATION

Date	Time	Location
Wednesday, April 27, 2016	8:00 a.m. Pacific time	2065 Hamilton Avenue, San Jose, CA 95125

HOW TO VOTE

YOUR VOTE IS IMPORTANT. You are eligible to vote if you were a stockholder at the close of business on March 18, 2016 (the “Record Date”). Even if you plan to attend the meeting, please vote as soon as possible using any of the following methods. In all cases, you should have your proxy card or voting instruction form on hand and follow the instructions:

By Internet	By Telephone	By Mailing Your Proxy Card

You can vote your shares online at www.proxyvote.com.	You can vote your shares by calling +1 (800) 690-6903.	You can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

PROPOSALS REQUIRING YOUR VOTE

	Description	Board’s Voting Recommendation	Page Reference (for more detail)
Proposal 1	Election of 11 directors named in this Proxy Statement to	FOR each Director	18
	hold office until our 2017 Annual Meeting of Stockholders	nominee
Proposal 2	Advisory vote to approve named executive officer	FOR	26
	compensation
Proposal 3	Approval of the amendment and restatement of our 2008	FOR	27
	Equity Incentive Award Plan
Proposal 4	Ratification of our appointment of independent auditors	FOR	37
Proposals 5	Consideration of a stockholder proposal regarding gender	AGAINST	41
	pay equity

PROXY STATEMENT SUMMARY

CORPORATE GOVERNANCE

The Board of Directors (the “Board”) of eBay Inc. (“eBay” or the “Company”) is responsible for (1) providing advice and oversight of the strategic and operational direction of the Company; and (2) overseeing the Company’s executive management, each to ensure the Company operates in ways that support the long-term interest of our stockholders and the stakeholders we serve. The following is a list of governance provisions that demonstrate eBay’s commitment to transparency and accountability:

✓	Strong Board independence (9 of 11 director nominees are independent)	✓	Clawback policy
✓	Declassified Board with all members standing for annual election	✓	Stock ownership requirements for our executive officers and directors
✓	Majority vote standard for uncontested director elections	✓	Stockholder right to call a special meeting
✓	Separate Chair and CEO roles	✓	Stockholder proxy access
✓	Simple majority vote standard for bylaw/charter amendments and transactions	✓	Strong stockholder engagement practices
✓	Independent Chair with robust responsibilities	✓	Anti-hedging and anti-pledging policies

PROXY STATEMENT SUMMARY

2016 DIRECTOR NOMINEES

Name & Primary Occupation	Age	Director since	Independent	Committee Memberships*	Other Public Company Boards
Fred D. Anderson Jr. Co-Founder, Elevation Partners Co-Founder, NextEquity Partners	71	2003	YES	Audit (Chair)	1
Edward W. Barnholt Former President and CEO, Agilent Technologies, Inc.	72	2005	YES	Compensation (Chair)	2
Anthony J. Bates President, GoPro, Inc.	48	2015	YES	Compensation	2
Bonnie S. Hammer Chairman, NBCUniversal Cable Entertainment	65	2015	YES	Compensation	1
Kathleen C. Mitic Founder and CEO, Sitch, Inc.	46	2011	YES	Compensation Governance (Chair)	1
Pierre M. Omidyar Founder, eBay Inc.	48	1996	YES		1
Paul S. Pressler Partner, Clayton, Dubilier & Rice, LLC	59	2015	YES	Audit Governance	1
Robert H. Swan Operating Partner, General Atlantic	55	2015	NO		1
Thomas J. Tierney Chairman, eBay Inc. Chairman and Co-Founder, The Bridgespan Group	62	2003	YES	Compensation Governance
Perry M. Traquina Former Chairman, CEO, and Managing Partner of Wellington Management Company LLP	59	2015	YES	Audit Governance	1
Devin N. Wenig President and CEO, eBay Inc.	49	2015	NO

* Audit = Audit Committee; Compensation = Compensation Committee; Governance = Corporate Governance and Nominating Committee

PROXY STATEMENT SUMMARY

EXECUTIVE COMPENSATION

2015 was an extraordinary year for the Company. In July, the Company completed the separation of PayPal from eBay (the “Spin-Off”) and in November, the Company completed the sale of the businesses underlying its former Enterprise segment. The Spin-Off resulted in a significant leadership transition for the Company. Specifically, Devin Wenig, formerly President of the Company’s Marketplaces business, became President and Chief Executive Officer (“CEO”) of eBay.

Against this backdrop, our Compensation Committee remained committed to an executive compensation program that is aligned with our business goals and culture and serves the long-term interests of our stockholders. We believe that attracting and retaining superior talent, supported by a compensation program that is highly performance based, is important to delivering long-term stockholder returns. Using our existing executive compensation program, we successfully attracted a number of new senior leaders to fill key roles on Mr. Wenig’s management team and transitioned other members of his team to executive officer-level roles.

In 2014 and 2015, our stockholders overwhelmingly approved our executive compensation programs through the “say on pay” vote (with more than 90% levels of approval). Consequently, we believe the Company’s executive compensation philosophy, objectives and elements are consistent with our stockholders’ views and appropriate.

Our Compensation Program

The goals of our executive compensation program are to:

●	align compensation with our business objectives, performance and stockholder feedback,
●	motivate named executive officers (“NEOs”) to enhance long-term stockholder value,
●	position us competitively among the companies against which we recruit and compete for talent, and
●	enable us to attract, retain, and reward NEOs and other key employees who contribute to our long-term success.

Our 2015 NEO Pay

For 2015, the Compensation Committee chose to continue to use a mix of equity and cash compensation vehicles to compensate our NEOs. The majority of these compensation vehicles were dependent on financial targets that the Compensation Committee believes correlate with operating performance over one and multi-year performance periods and long-term stock performance. In addition, the Compensation Committee believed it was appropriate that Mr. Wenig’s compensation take into account both his transition from being president of a business unit to the CEO of a large, public company as well as the expanded responsibilities associated with his new role as CEO. The Compensation Committee took a similar approach to the transition of Scott Schenkel from a business unit role to become our Senior Vice President, Finance and Chief Financial Officer.

PROXY STATEMENT SUMMARY

The following chart shows the breakdown of reported 2015 compensation for Mr. Wenig. This chart illustrates the predominance of equity incentives and performance-based components in our regular executive compensation program.

WENIG
67% Performance-Based

Our Pay Practices

We believe our pay practices align with and support the goals of our executive pay program and demonstrate our commitment to sound compensation and governance practices.

We align executive compensation with the interests of our stockholders	✓	Emphasize pay for performance alignment
	✓	Deliver a majority of total compensation opportunity through performance-based compensation: PBRSUs, stock options (eliminated for 2016), and annual cash incentives
	✓	Set meaningful stock ownership requirements for executive officers
We avoid excessive risk-taking	✓	Maintain a clawback policy
	✓	Use multiple performance measures, caps on incentive payments, and overlapping two-year performance periods for PBRSU awards
We adhere to compensation best practices	✓	The Compensation Committee retains an independent compensation consultant
	✓	Prohibit hedging and pledging transactions by executive officers and directors
	✓	Provide only limited perquisites to executive officers that are not available to all employees
We do not provide	✕	Tax gross-ups for change in control benefits and perquisites
	✕	“Single trigger” acceleration of PBRSUs, RSUs, or stock options upon a change-in-control
	✕	Repricing or buyout of underwater stock options without stockholder approval
	✕	Dividends or dividend equivalents accrued or paid on PBRSUs or RSUs

Supporting our Executive Compensation Program

Our Compensation Committee believes that the goals of our executive compensation program are appropriate and that the program is properly structured to achieve those goals. Based on stockholder feedback and our recent “say on pay” votes, we believe that our stockholders generally support our executive compensation program and the decisions we have made under that program.

Over the past two years, our stockholders have overwhelmingly approved our executive compensation program through the “say on pay” vote (93% approval in 2014 and 94% approval in 2015). The Company also has established a practice of regularly engaging with stockholders to solicit their feedback on our executive compensation program and other governance matters. After considering the 2015 “say on pay” results as well as the positive feedback received during the Company’s stockholders engagement efforts, the Compensation Committee determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any specific changes to the Company’s executive compensation program in response to the 2015 “say on pay” vote.

CORPORATE GOVERNANCE

The Board is responsible for (1) providing advice and oversight of the strategic and operational direction of the Company and (2) overseeing the Company’s executive management, each to ensure the Company operates in ways that support the long-term interest of our stockholders and the stakeholders we serve. To do this effectively, the Board has adopted clear and specific governance guidelines (“Corporate Governance Guidelines”) that, along with our Bylaws. Board committee charters and our Code of Business Conduct and Ethics (“Code of Business Conduct”), provides the framework for the governance of the Company.

The following is a list of governance provisions that demonstrate eBay’s commitment to transparency and accountability:

✓	Strong Board independence (9 of 11 director nominees are independent)	✓	Clawback policy
✓	Declassified Board, with all members standing for annual election	✓	Stock ownership requirements for our executive officers and directors
✓	Majority vote standard for uncontested director elections	✓	Stockholder right to call a special meeting
✓	Separate Chair and CEO roles	✓	Stockholder proxy access
✓	Simple majority vote standard for bylaw/charter amendments and transactions	✓	Strong stockholder engagement practices
✓	Independent Chair with robust responsibilities	✓	Anti-hedging and anti-pledging policies

Our Corporate Governance Guidelines,  the charters of our principal Board committees, and our Code of Business Conduct can be found on our investor relations website at https://investors.ebayinc.com/corporate-governance.cfm. Any changes in these governance documents will be reflected in the same location on our website. Keep in mind that information contained on our investor relations website is not part of this Proxy Statement.

OUR CORPORATE GOVERNANCE PRACTICES

We believe that strong corporate governance practices that provide meaningful rights to our stockholders and ensure Board accountability are key to our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, the Board has adopted a set of Corporate Governance Guidelines to set a framework within which the Board will conduct its business. Our Corporate Governance Guidelines are summarized below along with certain other of our governance practices.

Independence

Independence. The rules of The NASDAQ Stock Market require listed companies to have a board of directors with at least a majority of independent directors. These rules have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the Company, or is a partner in, or a controlling stockholder or executive officer of, an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test requires our Board to affirmatively determine that a director does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. On a quarterly basis, each member of our Board is required to complete a questionnaire designed to provide information to assist the Board in determining whether the director is independent under the listing standards of The NASDAQ Stock Market and our Corporate Governance Guidelines, and whether members of our Audit Committee and Compensation Committee satisfy additional Securities and Exchange Commission (“SEC”) and NASDAQ independence requirements. Our Board has adopted guidelines setting forth certain categories of transactions, relationships, and arrangements that it has deemed immaterial for purposes of making its determination regarding a director’s independence, and does not consider any such transactions, relationships, and arrangements in making its subjective determination.

CORPORATE GOVERNANCE

Our Board has determined that each of the following directors is independent under the listing standards of The NASDAQ Stock Market and under eBay’s Corporate Governance Guidelines: Fred D. Anderson, Edward W. Barnholt, Anthony J. Bates, Bonnie S. Hammer, Kathleen C. Mitic, Pierre M. Omidyar, Paul S. Pressler, Thomas J. Tierney and Perry M. Traquina.

The Board limits membership on the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee to independent directors. Our Corporate Governance Guidelines require any director who has previously been determined to be independent to inform the Chairman of the Board and our Corporate Secretary of any change in his or her principal occupation or status as a member of the Board of any other public company, or any change in circumstance that may cause his or her status as an independent director to change.

Outside Advisors. The Board may retain outside advisors of its choosing at the Company’s expense without obtaining management’s consent. In addition, each of the principal committees may retain outside advisors of its choosing without obtaining either the Board’s or management’s consent.

Board of Directors

Leadership Structure. In accordance with our Bylaws, our Board elects our Chairman of the Board and our CEO. Our Corporate Governance Guidelines require that the roles of Chairman of the Board and CEO be held by separate individuals and require the appointment of a lead independent director if the Chairman of the Board is not an independent director. Mr. Tierney currently serves as our Chairman of the Board. The Board believes that the separation of the offices of the Chairman of the Board and CEO is appropriate as it aids in the Board’s oversight of management and it allows our CEO to focus primarily on his management responsibilities.

Annual Elections. All directors are elected annually. We do not have a classified board.

Attendance at Annual Meetings. Absent exigent circumstances, all directors are expected to attend eBay’s annual meeting of stockholders in person or by telephone or video call. All of our directors serving on our Board at the time of our last annual meeting of stockholders, which was held in May 2015, attended that meeting.

Executive Sessions among Independent Directors. At least several times a year, the independent directors shall meet in executive session. The Chairman of the Board leads such discussions.

Formal Closed Sessions of Outside Directors. As part of each regularly scheduled Board meeting, the outside directors have the opportunity to meet without our management or the other directors. The Chairman of the Board leads such discussions.

Board Compensation. Board compensation is determined by the Compensation Committee, and consists of a mixture of equity compensation and cash compensation. Board compensation is reviewed annually by the Compensation Committee. A more detailed description of current Board compensation can be found under the heading “Compensation of Directors” below.

Committee Responsibilities. Board committees help the Board run effectively and efficiently, but do not replace the oversight of the Board as a whole. There are currently three principal Board committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee meets regularly and has a written charter that has been approved by the Board. In addition, at each regularly scheduled Board meeting, a member of each committee reports on any significant matters addressed by the committee since the last Board meeting. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Conflicts of Interest. We expect our directors, executive officers, and other employees to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend upon the good judgment, ethical standards, and personal integrity of each director, executive officer, and employee. Our Corporate Governance Guidelines prohibit directors from serving on the board, or as an officer, of another company that would create a significant conflict of interest. Our Code

CORPORATE GOVERNANCE

of Business Conduct requires that directors, executive officers, and other employees disclose actual or potential conflicts of interest and recuse themselves from related decisions. In order to better protect us and our stockholders, we regularly review our Code of Business Conduct and related policies to ensure that they provide clear guidance to our directors, executive officers, and employees.

The Company also has practices that address potential conflicts in circumstances where a non-employee director is a control person of an investment fund that desires to make an investment in or acquire a company that may compete with one of the Company’s businesses. Under those circumstances, the director is required to notify the Company’s CEO and General Counsel of the proposed transaction, and the Company’s senior management then assesses the nature and degree to which the investee company is competitive with the Company’s businesses, as well as the potential overlaps between the Company and the investee company. If the Company’s senior management determines that the competitive situation and potential overlaps between eBay and the investee company are acceptable, approval of the transaction by the Company would be conditioned upon the director agreeing to certain limitations (including refraining from joining the board of directors of the investee company or conveying any confidential or proprietary material between the Company and the investee company, abstaining from being the primary decision-maker for the investment fund with respect to the investee company, and recusing himself/herself from portions of Company board meetings that contain competitive information reasonably pertinent to the investee company). All transactions by investment funds in which a non-employee director is a control person also remain subject in all respects to the Board’s written policy for the review of related person transactions, discussed under the section entitled “Certain Transactions with Directors and Officers” below.

Board Effectiveness; Director Assessment; Board Education. It is important that the Board and its committees are performing effectively and in the best interests of the Company and its stockholders. The Board performs an annual self-assessment, led by the Chairman of the Board, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The Chairman of the Board then follows up on this feedback and takes such further action with directors receiving comments and other directors as needed. In addition, the Company provides membership in the National Association of Corporate Directors to all Board members to assist them in remaining current with exemplary board and committee practices and developments in corporate governance.

Succession Planning. The Board recognizes the importance of effective executive leadership to eBay’s success. We conduct a review process at least annually that includes succession plans for our senior leadership positions. These succession plans are reviewed and approved by our CEO, and details on these succession plans, including potential successors for members of our executive staff (including the CEO), are presented to the Board. In addition, the Board annually reviews and updates our CEO succession plan, which includes formal criteria for the CEO position used to evaluate potential successors and addresses the possibility of an emergency situation. In conducting this review, the Board considers, among other factors, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations.

The Board has also developed a set of guiding principles relating to Board membership. The Board believes that in light of the rapidly changing environment in which the Company’s businesses operate, the Board must add members with highly relevant professional experience. In addition, the Board believes that a certain amount of director turnover is to be expected and desirable, and while it does not have term limits, the Board believes that up to nine to 12 years will generally be the expected time commitment from any individual director.

Risk Oversight

Role in Risk Oversight. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic, financial, legal and regulatory, operational, and other risks, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management framework and supporting processes as implemented by management are adequate and functioning as designed.

CORPORATE GOVERNANCE

Audit Committee’s Role in Risk Oversight. While the Board is ultimately responsible for risk oversight at eBay, the Board has delegated to the Audit Committee the primary responsibility for the oversight of risks facing our businesses. The Audit Committee’s charter provides that it will discuss our major risk exposures, including financial, operational, privacy, security, competition, legal, and regulatory risks, and the steps we have taken to detect, monitor, and actively manage such exposures. The Audit Committee reviews with our Senior Vice President, Legal Affairs significant legal, compliance, and regulatory matters that could have a material impact on our financial statements or our business, including material notices to or inquiries received from governmental agencies. We also have embedded an enterprise risk management (“ERM”) program across our core businesses, aligned with our Company-wide initiative involving the Audit Committee, management, and other personnel. The ERM framework is designed to identify, assess, prioritize, and manage our major risk exposures which could affect our ability to execute on our corporate strategy and fulfill our business objectives. The ERM program is designed to enable the Audit Committee to establish a mutual understanding with management of the effectiveness of the Company’s risk management practices and capabilities, to review the Company’s risk exposure and risk tolerance, and to elevate certain key risks for oversight at the Board level.

Management’s Role in Risk Oversight. Our Vice President, Internal Audit, is responsible for our internal audit function and our risk governance framework, which includes risk assessment, monitoring, and reporting. The Vice President, Internal Audit reports directly to the Audit Committee, and the Audit Committee reviews and evaluates the compensation, and performance of the Vice President, Internal Audit and provides the Vice President, Internal Audit with direct access to the Audit Committee. The Vice President, Internal Audit facilitates the Audit Committee’s review and approval of the internal audit plan and provides regular reporting on audit activities. In addition, through consultation with management, the Vice President, Internal Audit periodically assesses the major risks facing eBay and coordinates with the executives responsible for such risks through the risk governance process. The Vice President, Internal Audit periodically reviews with the Audit Committee the major risks facing eBay and the steps management has taken to detect, monitor, and manage those risks within the agreed risk tolerance. The executive responsible for managing a particular risk may also report to the Audit Committee on how the risk is being managed and progress towards agreed mitigation goals.

In addition to the general oversight responsibility that has been delegated to the Audit Committee, other committees review the risks within their areas of responsibility and expertise. For example, the Compensation Committee reviews the risks associated with our compensation policies and practices and our succession planning process, and the Corporate Governance and Nominating Committee reviews the risks associated with our overall corporate governance.

Risk Assessment of Compensation Policies and Practices. We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This analysis was presented to the Audit Committee and the Compensation Committee, both of which agreed with this conclusion.

Corporate Hotline. We have established a corporate hotline that is operated by a third party and allows any employee to confidentially and anonymously (where legally permissible) lodge a complaint about any accounting, internal control, auditing, or other matters of concern.

Stockholders

Stockholder Communication. eBay has a practice of regularly engaging with stockholders to seek their feedback. Stockholders may also communicate with the Board or individual directors care of the Corporate Secretary, eBay Inc., 2065 Hamilton Avenue, San Jose, California 95125. The Corporate Governance and Nominating Committee has delegated responsibility for initial review of stockholder communications to our Corporate Secretary. This process assists the Board in reviewing and responding to stockholder communications in an appropriate manner. The Corporate Governance and Nominating Committee has instructed our Corporate Secretary to review correspondence directed to the Board and its principal committees and, at her discretion, not to forward items solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues, or that she deems to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s or its committees’ consideration.

CORPORATE GOVERNANCE

Proxy Access for Director Nominations. In March 2016, our Board adopted a “Proxy Access for Director Nominations” bylaw provision, which permits an eligible stockholder or group of up to 20 stockholders to nominate candidates for election to our Board. Proxy access candidates will be included in our proxy statement and ballot. The proxy access bylaw provision provides that holders of at least 3% of eBay common stock, which can comprise up to 20 stockholders, holding such stock continuously for at least three years, can nominate two individuals or 20% of the Board, whichever is greater, for election at an annual stockholders meeting. Our bylaws provide details regarding the time frames and procedures that must be followed and other requirements that must be met to nominate directors through this process. Prior to adopting the proxy access bylaw, our Board considered feedback from our stockholders gathered during engagement, as well as the non-binding stockholder proposal that passed at our 2015 Annual Meeting of Stockholders. Since our 2015 Annual Meeting of Stockholders, we have engaged with stockholders representing over 15% of outstanding eBay common stock, many of whom expressed support for a nominating group limit of 20 stockholders and limiting the number of proxy access nominees to the greater of two nominees or 20% of the Board.

Special Meetings. Stockholders representing 25% or more of outstanding eBay common stock can call a special stockholders meeting.

Compensation

Stock Ownership Guidelines. Our Board has adopted stock ownership guidelines to better align the interests of our directors and executive officers with the interests of our stockholders and further promote our commitment to sound corporate governance. Under these guidelines, our executive officers are required to achieve ownership of eBay common stock valued at three times their annual base salary (five times in the case of our CEO). Our non-employee directors are required to achieve ownership of eBay common stock valued at three times the amount of the annual retainer payable to directors within three years of joining the Board, or in the case of directors serving at the time the guidelines were initially adopted, within three years of the date of adoption of the guidelines. Our stock ownership guidelines can be found on our investor relations website at https://investors.ebayinc.com/corporate-governance.cfm.

The ownership levels of our executive officers and directors as of March 18, 2016 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below.

Hedging and Pledging Policy. The Company’s insider trading policy prohibits directors, executive officers, and other employees from entering into any hedging or monetization transactions relating to our securities or otherwise trading in any instrument relating to the future price of our securities, such as a put or call option, futures contract, short sale, collar, or other derivative security. The policy also prohibits directors and executive officers from pledging eBay common stock as collateral for any loans.

Clawbacks. In 2012, we implemented changes to the eBay Incentive Plan and the Company’s equity incentive plans to provide that awards made under those plans are subject to a clawback provision. In January 2014, the terms of the clawback were adopted by the Compensation Committee subject to amendment to comply with the SEC rules to be issued in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.

Auditor Independence

We have taken a number of steps to ensure continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2015 and 2014 and our policy on pre-approval of non-audit services are described under “Proposal 4 — Ratification of Appointment of Independent Auditors” below.

CORPORATE GOVERNANCE

BOARD COMMITTEES AND MEETINGS

During 2015, our Board held eight meetings, and each Board member attended at least 75% of the aggregate of all of the Board meetings and committee meetings for committees on which such director served. The Board has three principal committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.

Audit Committee

Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Audit Committee consists of Mr. Anderson, Mr. Pressler and Mr. Traquina, each of whom is independent in accordance with the listing standards of The NASDAQ Stock Market and the rules and regulations of the SEC. Mr. Anderson is the chair of the Audit Committee. Mr. Traquina joined the Audit Committee in July 2015. Ms. Hammer was a member of the Audit Committee for a portion of the year from July 2015 through September 2015. David M. Moffett and Richard T. Schlosberg resigned from the Audit Committee in conjunction with their resignations from the Board in connection with the Spin-Off. Our Board has determined that Mr. Anderson is an “audit committee financial expert” as defined by the SEC. The Audit Committee met thirteen times during 2015. The primary responsibilities of the Audit Committee are to:

(1)	Meet with our independent auditors to review the results of the annual audit and to discuss our financial statements, including the independent auditors’ judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in our financial statements, our internal control over financial reporting, and management’s report with respect to internal control over financial reporting;
(2)	Meet with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q;
(3)	Decide whether to appoint, retain or terminate our independent auditors, including the sole authority to approve all audit engagement fees and terms;
(4)	Oversee the independence of the independent auditors, evaluate the independent auditors’ performance, and review and approve the fees of the independent auditors; and
(5)	Receive and consider the independent auditors’ comments as to controls, adequacy of staff, and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and our legal and ethical compliance programs.

Additionally, the Audit Committee approves the compensation of our Vice President, Internal Audit, who meets with the Audit Committee regularly without other members of management present. The Audit Committee also has primary responsibility for the oversight of risks facing our business. See “Corporate Governance – Our Corporate Governance Practices – Risk Oversight – Audit Committee’s Role in Risk Oversight.”

The Audit Committee also prepares the Audit Committee Report for inclusion in our Proxy Statement, approves audit and non-audit services provided to us by our independent auditors, considers conflicts of interest and reviews all transactions with related persons involving executive officers or Board members that are reasonably expected to exceed specified thresholds, and meets with our Senior Vice President, Legal Affairs, to discuss our major risk exposures, including financial, operational, privacy, security, competition, legal, and regulatory risks, and the steps we have taken to detect, monitor and actively manage such exposures and reviews with our Senior Vice President, Legal Affairs, General Counsel and Secretary significant legal, compliance, and regulatory matters that could have a material impact on our financial statements or our business, including material notices to or inquiries received from governmental agencies. You can view our Audit Committee Charter on the corporate governance section of our investor relations website at https://investors.ebayinc.com/corporate-governance.cfm.

Compensation Committee

Our Compensation Committee consists of Mr. Barnholt, Mr. Bates, Ms. Hammer, Ms. Mitic, and Mr. Tierney, each of whom is independent in accordance with the rules and regulations of The NASDAQ Stock Market, the Exchange Act and Section 162(m) of the Internal Revenue Code. Mr. Barnholt is the chair of the Compensation Committee. Mr. Bates joined the Compensation

CORPORATE GOVERNANCE

Committee in July 2015 and Ms. Hammer joined the Compensation Committee in September 2015. David W. Dorman resigned from the Compensation Committee in conjunction with his resignation from the Board in connection with the Spin-Off. William C. Ford Jr. resigned from the Compensation Committee in conjunction with his resignation from the Board in May 2015. The Compensation Committee met nine times during 2015. The primary responsibilities of the Compensation Committee are to:

(1)	Review and approve all compensation programs applicable to directors and executive officers, the overall strategy for employee compensation, and the compensation of our CEO and our other executive officers;
(2)	Oversee and monitor compliance with the Company’s stock ownership guidelines applicable to directors and executive officers;
(3)	Review the Compensation Discussion and Analysis contained in our Proxy Statement and prepare the Compensation Committee Report for inclusion in our Proxy Statement; and
(4)	Review and consider the results of any advisory stockholder votes on executive compensation.

Additionally, the Compensation Committee assesses on an annual basis the independence of its compensation consultants, outside legal counsel, and other compensation advisers. The Compensation Committee Charter permits the Compensation Committee to, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. You can view our Compensation Committee Charter on the corporate governance section of our investor relations website at https://investors.ebayinc.com/corporate-governance.cfm. Additional disclosure regarding the role of the Compensation Committee in compensation matters, including the role of consultants in compensation decisions, can be found under “Compensation Discussion and Analysis — Compensation Decisions for 2015” and “Further Considerations For Setting Executive Compensation — Role of Consultants in Compensation Decisions” below.

Compensation Committee Interlocks and Insider Participation. All members of the Compensation Committee during 2015 were independent directors, and no member was an employee or former employee of eBay. No Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. During 2015, none of our executive officers served on the Compensation Committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or Board.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee consists of Ms. Mitic, Mr. Pressler, Mr. Tierney and Mr. Traquina. The Corporate Governance and Nominating Committee met four times during 2015. All members of our Corporate Governance and Nominating Committee are independent under the listing standards of The NASDAQ Stock Market. Ms. Mitic replaced Mr. Tierney as the chair of the Corporate Governance and Nominating Committee in July 2015. Mr. Traquina joined the Corporate Governance and Nominating Committee in July 2015 following the Spin-Off and Mr. Cook and Mr. Schlosberg resigned from the Corporate Governance and Nominating Committee in conjunction with their resignations from the Board in connection with the Spin-Off. The primary responsibilities of the Corporate Governance and Nominating Committee include:

(1)	Making recommendations to the Board as to the appropriate size of the Board or any Board committee;
(2)	Reviewing the qualifications of candidates for the Board; and
(3)	Making recommendations to the Board on potential Board and Board committee members (whether as a result of vacancies, including any vacancy created by an increase in the size of the Board, or as part of the annual election cycle).

The Corporate Governance and Nominating Committee considers nominee recommendations from a variety of sources, including nominees recommended by stockholders. The Corporate Governance and Nominating Committee has from time to time retained an executive search firm to help facilitate the screening and interview process of director nominees. The Corporate Governance and Nominating Committee expects that qualified candidates will have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems, and will be able to represent the interests of the stockholders as a whole rather than special interest groups or constituencies.

CORPORATE GOVERNANCE

Among other factors, the Corporate Governance and Nominating Committee considers each candidate relative to the following attributes:

Character;
Integrity;
Judgment;
Skills;
Background;
Experience of particular relevance to the Company;
Ability to work with others to solve complex problems; and
Availability and willingness to devote sufficient time to Board activities.

The Corporate Governance and Nominating Committee also considers the interplay of a candidate’s background and expertise with that of other Board members, and the extent to which a candidate may be a desirable addition to any committee of the Board. The Corporate Governance and Nominating Committee also values diversity as a factor in selecting nominees to serve on the Board. Our Corporate Governance Guidelines provide that the Corporate Governance and Nominating Committee should consider diversity (including gender and race), age, international background, and expertise in evaluating potential board members. When searching for new directors, the Corporate Governance and Nominating Committee actively seeks out qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen. Finally, the Corporate Governance and Nominating Committee also takes into account the set of guiding principles relating to Board membership described in “Our Corporate Governance Practices — Succession Planning” above.

In addition to recommending director candidates, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management, reviews correspondence received from stockholders, and reviews on an annual basis our Corporate Governance Guidelines.

Stockholders wishing to submit recommendations or director nominations pursuant to the advance notice procedures set forth in our Bylaws for our 2017 Annual Meeting of Stockholders should submit their proposals to the Corporate Governance and Nominating Committee in care of our Corporate Secretary in accordance with the time limitations, procedures, and requirements described under the heading “May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?” in the section entitled “Questions and Answers about the Proxy Materials and Our 2016 Annual Meeting” below. Stockholders may also nominate individuals to serve as directors through proxy access in accordance with the time limitations, procedures, and requirements set forth in our bylaws. You can view our Corporate Governance and Nominating Committee Charter on the corporate governance section of our investor relations website at https://investors.ebayinc.com/corporate-governance.cfm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of March 18, 2016 by (1) each stockholder known to us to be the beneficial owner of more than 5% of our common stock, (2) each director and nominee for director, (3) each of the executive officers named in the 2015 Summary Compensation Table below, and (4) all executive officers and directors as a group. Unless otherwise indicated below, the address for each of our executive officers and directors is c/o eBay Inc., 2065 Hamilton Avenue, San Jose, California 95125.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number	Percent
Pierre M. Omidyar (2)	82,132,558	7.2%
The Vanguard Group (3)	63,726,172	5.9%
BlackRock, Inc. (4)	63,402,554	5.6%
Devin N. Wenig (5)	326,665	*
Scott F. Schenkel (6)	47,475	*
Marie Oh Huber (7)	0	*
Harry A. Lawton (8)	0	*
Stephen Fisher (9)	32,815	*
Fred D. Anderson Jr. (10)	7,955	*
Edward W. Barnholt (11)	6,455	*
Anthony J. Bates (12)	2,269	*
Bonnie S. Hammer (13)	0	*
Kathleen C. Mitic (14)	8,625	*
Paul S. Pressler (15)	10,448	*
Robert H. Swan (16)	474,469	*
Thomas J. Tierney (17)	9,455	*
Perry M. Traquina (18)	2,487	*
All directors and executive officers as a group (19 persons) (19)	84,639,143	7.4%

* Less than one percent

(1) This table is based upon information supplied by officers, directors, and principal stockholders and any Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 18, 2016, deferred stock units (“DSUs”) that are vested or scheduled to vest within 60 days of March 18, 2016 and restricted stock units (“RSUs”), that are scheduled to vest within 60 days of March 18, 2016, are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 1,142,636,140 shares of common stock outstanding as of March 18, 2016.

(2) Mr. Omidyar is our founder and a member of our Board. Includes 70,000 shares held by his spouse as to which he disclaims beneficial ownership.

(3) The Vanguard Group and its affiliates and subsidiaries have beneficial ownership of an aggregate of 63,726,172 shares of the Company’s common stock, The Vanguard Group has sole power to vote 2,080,728 shares of the Company’s common stock and sole power to dispose of 61,520,482 shares of the Company’s common stock. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4) BlackRock, Inc., and its affiliates and subsidiaries have beneficial ownership of an aggregate of 63,402,554 shares of the Company’s common stock, BlackRock, Inc. has sole power to vote 53,315,314 shares of the Company’s common stock and sole power to dispose of 63,333,580 shares of the Company’s common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(5) Mr. Wenig is our President and CEO and a member of our Board. Includes 639,898 shares Mr. Wenig has the right to acquire pursuant to outstanding options exercisable within 60 days of March 18, 2016, and 78,013 RSUs scheduled to vest within 60 days of March 18, 2016.

(6) Mr. Schenkel is our Senior Vice President, Finance and CFO. Includes 98,788 shares Mr. Schenkel has the right to acquire pursuant to outstanding options exercisable within 60 days of March 18, 2016, and 25,033 RSUs scheduled to vest within 60 days of March 18, 2016.

(7) Ms. Huber is our Senior Vice President, Legal Affairs, General Counsel and Secretary. Ms. Huber was hired by the Company in May 2015 and her equity awards will begin vesting in June 2016.

(8) Mr. Lawton is our Senior Vice President, North America. Mr. Lawton was hired by the Company in May 2015 and his equity awards will begin vesting in June 2016.

(9) Mr. Fisher is our Senior Vice President and Chief Technology Officer. Includes 28,951 shares Mr. Fisher has the right to acquire pursuant to outstanding options exercisable within 60 days of March 18, 2016, and 10,919 RSUs scheduled to vest within 60 days of March 18, 2016.

(10) Includes 3,711 DSUs that vested or scheduled to vest within 60 days of March 18, 2016. The address for Mr. Anderson is c/o Elevation Partners, 3000 Sand Hill Road, Suite 4-140, Menlo Park, CA 94025.

(11) Includes 3,711 DSUs that vested or scheduled to vest within 60 days of March 18, 2016. The address for Mr. Barnholt is c/o eBay Inc., 2065 Hamilton Avenue, San Jose, CA, 95125.

(12) Includes 140 shares owned through a Trust and 3,711 DSUs that vested or scheduled to vest within 60 days of March 18, 2016. The address for Mr. Bates is c/o GoPro. Inc., 3000 Clearview Way, San Mateo, CA 94402.

(13) Includes 3,711 DSUs that vested or scheduled to vest within 60 days of March 18, 2016. The address for Ms. Hammer is c/o NBCUniversal, 30 Rockefeller Plaza, Suite 2187E, New York, New York 10112.

(14) Includes 3,711 DSUs that vested or scheduled to vest within 60 days of March 18, 2016. The address for Ms. Mitic is c/o Sitch, 364 University Avenue, Palo Alto, CA 94301.

(15) The address for Mr. Pressler is c/o Clayton, Dubilier & Rice, LLC., 375 Park Avenue, 18th Floor, New York, NY 10152.

(16) Includes 167,052 shares Mr. Swan has the right to acquire pursuant to outstanding options exercisable within 60 days of March 18, 2016. The address for Mr. Swan is c/o General Atlantic, 228 Hamilton Avenue, Palo Alto, CA 94301.

(17) Includes 3,711 DSUs that vested or scheduled to vest within 60 days of March 18, 2016. The address for Mr. Tierney is c/o The Bridgespan Group, 2 Copley Place, 7th Floor, Suite 3700B, Boston, Massachusetts 02116.

(18) Includes 3,711 DSUs that vested or scheduled to vest within 60 days of March 18, 2016 within 60 days of March 18, 2016. The address for Mr. Traquina is c/o eBay Inc., 2065 Hamilton Avenue, San Jose, CA, 95125.

(19) Includes 1,183,453 shares subject to options exercisable within 60 days of March 18, 2016, and 212,127 RSUs scheduled to vest within 60 days of March 18, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC and to furnish us with copies of all Section 16(a) reports that they file.

We believe that during the fiscal year ended December 31, 2015, our directors, executive officers, and holders of more than 10% of our common stock complied with all applicable Section 16(a) filing requirements, except for a late Form 4 filed on September 1, 2015 to report a grant of restricted stock units for Mr. Doerger.

In making this statement, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and holders of more than 10% of our common stock.

CERTAIN TRANSACTIONS WITH DIRECTORS
AND OFFICERS

Our Audit Committee reviews and approves the Code of Business Conduct, which applies to our directors, officers and employees, and reviews our programs that are designed to ensure compliance with the Code of Business Conduct. The Audit Committee also reviews and approves all transactions with related persons that are required to be disclosed in this section of our Proxy Statement. The charter of our Audit Committee and our Code of Business Conduct and Ethics may be found on our investor relations website at https://investors.ebayinc.com/corporate-governance.cfm.

Our Board has adopted a written policy for the review of related person transactions. For purposes of the policy, a related person transaction includes transactions in which (1) the amount involved is more than $120,000, (2) eBay is a participant, and (3) any related person has a direct or indirect material interest. The policy defines a “related person” to include directors, nominees for director, executive officers, beneficial holders of more than 5 percent of eBay’s outstanding common stock and their respective family members. Pursuant to the policy, all related person transactions must be approved by the Audit Committee or, in the event of an inadvertent failure to bring the transaction to the Audit Committee for pre-approval, ratified by the Audit Committee. In the event that a member of the Audit Committee has an interest in a related person transaction, the transaction must be approved or ratified by the disinterested members of the Audit Committee. In deciding whether to approve or ratify a related person transaction, the Audit Committee will consider the following factors:

Whether the terms of the transaction are (a) fair to eBay and (b) at least as favorable to eBay as would apply if the transaction did not involve a related person;
Whether there are demonstrable business reasons for eBay to enter into the transaction;
Whether the transaction would impair the independence of an outside director under eBay’s director independence standards; and

Whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with eBay.

On January 21, 2015, we entered into a nomination and standstill agreement with Carl C. Icahn, High River Limited Partnership, Icahn Partners Master Fund LP, Icahn Partners LP and certain of their affiliates (collectively, the “Icahn Group”) pursuant to which we expanded our Board from 14 to 17 and, in March 2015, appointed Mr. Christodoro, Managing Director of Icahn Capital LP, to fill one of the resulting vacancies. Mr. Christodoro resigned from our Board and became a member of the PayPal Board in connection with the Spin-Off. A full description of the January 21, 2015 agreement with the Icahn Group is included in our Form 8-K filed with the SEC on January 23, 2015. Pursuant to a filing with the SEC on November 16, 2015, the Icahn Group has disposed of all shares of eBay common stock held by it previously held and has ceased to be a related person.

Since the beginning of 2015, there were no other related person transactions, and there are not currently any proposed related person transactions, that would require disclosure under SEC rules.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

At the 2016 Annual Meeting, 11 directors will be elected to serve for a one-year term until our 2017 Annual Meeting and until their successors are elected and qualified.

Our Board is currently composed of 11 members, 9 of whom are currently independent directors within the meaning of the listing standards of The NASDAQ Stock Market. Messrs. Swan and Wenig each joined the Board in July 2015 and Mr. Pressler joined the Board in September 2015.

The term of office of each of the nominees standing for election at the Annual Meeting expires at the upcoming Annual Meeting. All of the nominees are currently members of the Board and each of the nominees except Messrs. Pressler, Swan and Wenig has been previously elected by the stockholders. Each of the nominees has consented to serving as a nominee and being named as a nominee in this Proxy Statement and to serving as a director if elected. If elected at the Annual Meeting, each of the nominees will serve a one-year term until our 2017 Annual Meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.

Majority Vote Standard for Election of Directors. Our Bylaws provide that in the event of an uncontested election, each director shall be elected by the affirmative vote of a majority of the votes cast with respect to such director—i.e., the numbers of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. “ABSTAIN” votes will be counted as present for purposes of this vote but are not counted as votes cast. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

Director Resignation Policy for Uncontested Elections. If a nominee who is serving as a director (an “Incumbent Director”) fails to receive the required number of votes for re-election in accordance with our Bylaws in an uncontested election, under Delaware law the Incumbent Director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified, or until his or her earlier resignation or removal pursuant to our Bylaws. Our Corporate Governance Guidelines provide that, in considering whether to nominate any Incumbent Director for re-election, the Board will take into account whether the Incumbent Director has tendered an irrevocable resignation that is effective upon the Board’s acceptance of such resignation in the event the director fails to receive the required vote to be re-elected, as described above. All of our Incumbent Directors have tendered an irrevocable resignation. In the case of a proposed nominee who is not an Incumbent Director, the Board will take into account whether he or she has agreed to tender such a resignation prior to being nominated for re-election.

In the case of an uncontested election, if a nominee who is an Incumbent Director does not receive the required vote for re-election, the Corporate Governance and Nominating Committee or another committee of the Board will decide whether to accept or reject such director’s resignation (if the director has tendered such a resignation), or whether to take other action, within 90 days after the date of the certification of the election results (subject to an additional 90-day period in certain circumstances). In reaching its decision, the Corporate Governance and Nominating Committee will review factors it deems relevant, which may include any stated reasons for “AGAINST” votes, whether the underlying cause or causes of the “AGAINST” votes are curable, criteria considered by the Corporate Governance and Nominating Committee in evaluating potential candidates for the Board, the length of service of the director, the size and holding period of such director’s stock ownership in the Company, and the director’s contributions to the Company. The Corporate Governance and Nominating Committee’s decision will be publicly disclosed in a filing with the SEC. If a nominee who was not already serving as a director fails to receive the required votes to be elected at the Annual Meeting, he or she will not become a member of the Board. All of the director nominees are currently serving on the Board and each director nominee has submitted an irrevocable resignation of the type described above.

PROPOSALS REQUIRING YOUR VOTE

Background to the Board’s Recommendation in Favor of eBay’s Nominees.

The Corporate Governance and Nominating Committee considers a number of factors and principles in determining the slate of director nominees for election to the Company’s Board that it recommends to the Board, as discussed in the section titled “Corporate Governance – Board and Committees and Meetings – Corporate Governance and Nominating Committee,” above. In particular, the Board considers the following factors and principles to evaluate and select nominees:

The Board should be composed of directors chosen on the basis of their character, integrity, judgment, skills, background, and experience of particular relevance to the Company.
Directors should have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems.
Directors should also represent the interests of the stockholders as a whole, rather than special interest groups or constituencies.

Each director should be an individual of the highest character and integrity, with the ability to work well with others and with sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

In addressing the overall composition of the Board, characteristics such as diversity (including gender and race), age, international background, and expertise should be considered.
The Board should be composed of directors who are highly engaged with our business.
The Board should include individuals with highly relevant professional experience.

eBay’s Corporate Governance and Nominating Committee and Board have evaluated each of the director nominees against the factors and principles eBay uses to select director nominees. Based on this evaluation, our Corporate Governance and Nominating Committee and the Board have concluded that it is in the best interests of eBay and its stockholders for each of the proposed nominees listed below to serve as a director of eBay. The Board believes that all of these nominees have a strong track record of being responsible stewards of stockholders’ interests and bring extraordinarily valuable insight, perspective and expertise to the Board. Additional reasons that the Board recommends supporting the election of the director nominees include:

All of the nominees have high-level managerial experience in relatively complex organizations.
Each nominee has highly relevant professional experience in the management, technology and innovation fields.

Each nominee is highly engaged and able to commit the time and resources needed to provide active oversight of eBay and its management. None of the nominees sits on the boards of more than three other public companies, and each of our directors attended at least 75% of the aggregate of all of our Board meetings and committee meetings for committees on which such director served during 2015.

The Board believes each nominee is an individual of high character and integrity and is able to contribute to strong board dynamics.
Each of these nominees has experience and expertise that complement the skill sets of the other nominees.

In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that led the Board to conclude that each individual should serve as a director of eBay.

PROPOSALS REQUIRING YOUR VOTE

Nominees for Election for a One-Year Term Expiring at Our 2017 Annual Meeting

FRED D. ANDERSON JR.
Director since: 2003 Age: 71 eBay Board Committees: Audit Committee (Chair; Audit Committee Financial Expert) Other Public Company Boards: Yelp Inc. (since 2011)

Director Qualifications

Financial Expertise: Extensive financial experience, having served as the CFO of Apple Inc., one of the world’s largest consumer electronics companies, for eight years, and the CFO of Automatic Data Processing, one of the world’s largest providers of business processing solutions, for four years.

Technology Industry Experience: Former CFO of two large, innovative global technology companies, as well as extensive experience as a board member of public technology companies.

Transactional Experience: Significant experience in all aspects of analyzing and executing sophisticated corporate transactions with very large and sophisticated technology businesses and at Elevation Partners.

Leadership: Co-Founder and Managing Director of Elevation Partners and NextEquity Partners

Experience: Mr. Anderson serves as a Managing Director of NextEquity Partners, a firm he co-founded in July 2015, and Elevation Partners, a firm he co-founded in July 2004, making venture and private equity investments in technology and digital media companies. Mr. Anderson has served as a Managing Director of Elevation Partners since July 2004. From 1996 until 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Inc. From 1992 until 1996, Mr. Anderson served as Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc. Prior to that, Mr. Anderson was the Chief Operating Officer and President of MAI Systems. Mr. Anderson currently serves on the Board of Directors of Yelp Inc.

On April 24, 2007, the SEC filed a complaint against Mr. Anderson and another former officer of Apple. The complaint alleged that Mr. Anderson failed to take steps to ensure that the accounting for an option granted in 2001 to certain executives of Apple, including himself, was proper. Simultaneously with the filing of the complaint, Mr. Anderson settled with the SEC, neither admitting nor denying the allegations in the complaint. In connection with the settlement, Mr. Anderson agreed to a permanent injunction from future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 and Section 16(a) of the Exchange Act and Rules 13b2-2 and 16a-3 thereunder, and from aiding and abetting future violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B), and 14(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, and 14a-9 thereunder. He also agreed to disgorge approximately $3.5 million in profits and interest from the option he received and to pay a civil penalty of $150,000. Under the terms of the settlement, Mr. Anderson may continue to act as an officer or director of public companies.

Mr. Anderson was formerly a Certified Public Accountant with Coopers & Lybrand and a captain in the U.S. Air Force. Mr. Anderson also serves on the Board of Trustees for Whittier College. Mr. Anderson received his B.A. from Whittier College and his M.B.A. from the University of California, Los Angeles.

PROPOSALS REQUIRING YOUR VOTE

EDWARD W. BARNHOLT
Director since: 2005 Age: 72 eBay Board Committees: Compensation Committee (Chair) Other Public Company Boards: Adobe Systems Incorporated (since 2005), KLA-Tencor Corporation (since 1997)

Director Qualifications

Technology Industry Experience: Over 48 years working in the technology sector at some of the largest and most complex companies in the industry, including Agilent Technologies, Inc. and Hewlett-Packard Company.

Transactional/M&A Experience: Helped lead the spin-off of Agilent from Hewlett-Packard Company in 1999.

Leadership: Mr. Barnholt has extensive leadership experience as CEO of Agilent Technologies for six years and extensive experience serving as a Chairman and board member of companies, including KLA-Tencor (where he also serves as the Non-Executive Chairman and the Chairman of the Nominating and Governance Committee) and Adobe Systems (where he also serves on the Compensation Committee and is the Chair of the Nominating and Governance Committee).

Experience: Mr. Barnholt served as President and Chief Executive Officer of Agilent Technologies, Inc., a measurement company, from 1999 until his retirement in 2005. He helped lead Agilent’s spin-off from Hewlett-Packard Company in 1999. From 1966 to 1999, Mr. Barnholt held various positions at Hewlett-Packard Company. Mr. Barnholt currently serves on the Board of Directors of KLA-Tencor Corporation and of Adobe Systems Incorporated.

Mr. Barnholt also serves on the Board of Trustees of the David and Lucile Packard Foundation. Mr. Barnholt received his B.S and M.S. from Stanford University.

ANTHONY J. BATES
Director since: 2015 Age: 48 eBay Board Committees: Compensation Committee Other Public Company Boards: GoPro, Inc. (since 2014), VMware, Inc. (since February 2016)

Director Qualifications

Technology Industry Experience: Extensive executive leadership experience in the technology industry, including the management of worldwide operations, sales, service and support areas.

Leadership: As President of GoPro, Inc. and director of its board, former Executive Vice President, Business Development and Evangelism at Microsoft Corporation, former Chief Executive Officer of Skype Inc. and former Senior Vice President of Cisco Systems, Inc., Mr. Bates brings strong leadership expertise to the board.

Experience: Mr. Bates has been the President of GoPro, Inc., which makes and sells versatile capture devices to enable people to capture photo and video content, since 2014. From 2013 until 2014, Mr. Bates was the Executive Vice President, Business Development and Evangelism, of Microsoft Corporation, a software company. Mr. Bates was the Chief Executive Officer of Skype Inc., a provider of software applications and related Internet communications products, from 2010 until its acquisition by Microsoft in 2011, subsequent to which Mr. Bates served as the President of Microsoft’s Skype Division until 2013. From 1996 to 2010, Mr. Bates served in various roles at Cisco Systems, Inc., a networking equipment provider, most recently as Senior Vice President and General Manager of the Enterprise Group. Mr. Bates currently serves on the Board of Directors of GoPro, Inc. and VmWare, Inc., a cloud and virtualization software and services company.

PROPOSALS REQUIRING YOUR VOTE

BONNIE S. HAMMER
Director since: 2015 Age: 65 eBay Board Committees: Compensation Committee Other Public Company Boards: IAC/InteractiveCorp (since 2014)

Director Qualifications

Media Experience: Industry leader in media for almost 40 years, with expertise in network programming, production, and multiplatform branding.

Leadership: As Chairman of NBCUniversal Cable Entertainment, Ms. Hammer’s executive oversight of prominent cable brands and production studios provides the board with strong leadership experience.

Experience: Ms. Hammer has been Chairman of NBCUniversal Cable Entertainment, a cable network and entertainment company, since 2013. In this capacity, Ms. Hammer has executive oversight of leading cable brands USA Network, Bravo, Syfy, E! Entertainment, Oxygen, Esquire Network, Sprout, Chiller, Cloo and Universal HD. She also oversees two Hollywood studios: Universal Cable Productions, which produces scripted content for cable and broadcast networks, and Wilshire Studios, which specializes in reality programming. Prior to her tenure as Chairman of NBCUniversal Cable Entertainment, Ms. Hammer served as Chairman of NBCUniversal Cable Entertainment and Cable Studios until 2010. In this capacity, Ms. Hammer had executive oversight of cable brands USA Network, Syfy, E! Entertainment, Chiller, Cloo and Universal HD, as well as Universal Cable Productions and Wilshire Studios.

Prior to joining NBCUniversal in 2004, Ms. Hammer served as President of Syfy from 2001 to 2004 and held other senior executive positions at Syfy and USA Network from 1989 to 2000. Before that, she was an original programming executive at Lifetime Television Network from 1987 to 1989. Ms. Hammer has served on the boards of ShopNBC, a 24-hour TV shopping network, the International Radio and Television Society (IRTS), and the Ad Council. Ms. Hammer also serves on the Board of Directors of IAC/InteractiveCorp and currently holds an advisory role with Boston University’s College of Communication.

Ms. Hammer received her B.A. and M.A. from Boston University.

KATHLEEN C. MITIC

Director since: 2011

Age: 46

eBay Board Committees:
Compensation Committee and
Corporate Governance and
Nominating Committee (Chair)

Other Public Company Boards:
Restoration Hardware Holdings,
Inc. (since 2013)

Director Qualifications

Product and Marketing Experience: Ms. Mitic has expertise in global products and marketing. Ms. Mitic led Global Platform and Mobile Marketing at Facebook, Inc., one of the world’s most recognized social networking companies, and led Global Products Marketing at Palm, Inc.

Leadership: Ms. Mitic has served in executive positions within the industry as listed above, including at major global consumer-facing technology companies, for the past thirteen years. She has experience building and operating technology companies as the founder and CEO of Sitch, Inc. and the Vice President and General Manager of Yahoo! Inc. Her extensive experience as an entrepreneur is particularly relevant to our Company.

Experience: Ms. Mitic is the Founder and Chief Executive Officer of Sitch, Inc. (formerly known as Three Koi Labs, Inc.), a mobile start-up company formed in 2012. From 2010 to 2012, Ms. Mitic served as Director of Platform and Mobile Marketing for Facebook, Inc., a social networking service. From 2009 to 2010, Ms. Mitic served as Senior Vice President, Product Marketing of Palm, Inc., a smartphone manufacturer.

Ms. Mitic currently serves on the Board of Directors of Restoration Hardware Holdings, Inc. (where she currently serves as a member of the Audit Committee). She also serves on the Board of Directors of Sitch, Inc. and Special Olympics International.

Ms. Mitic received her B.A. from Stanford University and her M.B.A. from Harvard Business School.

PROPOSALS REQUIRING YOUR VOTE

PIERRE M. OMIDYAR
Director since: 1996 Age: 48 Other Public Company Boards: PayPal Holdings Inc. (since 2015)

Director Qualifications

Technology Industry Experience: Mr. Omidyar has extensive experience as a technologist and innovator in our industry. His knowledge of the industry and long history of driving innovation provide important expertise to our technology-driven and innovation-focused Company.

Leadership: As the founder of eBay, Mr. Omidyar brings to the Board a deep understanding of the business and a long-standing history as a leader within our Company and the technology industry.

In addition to eBay, Mr. Omidyar serves on the Board of Directors of PayPal Holdings Inc. and founded several other innovative businesses, including the Omidyar Network and First Look. His extensive experience as an entrepreneur is particularly relevant to our Company.

Experience: Mr. Omidyar founded eBay in 1995. He has been a director since eBay’s incorporation in 1996 and was Chairman of the Board from 1996 until 2015. Mr. Omidyar is the Founding Partner and Chairman of Omidyar Network, a philanthropic investment firm committed to creating opportunity for individuals to improve their lives. He is Co-Founder, Chief Executive Officer, and publisher of Civil Beat, an online news service formed in 2010. Mr. Omidyar is also the founder, Chief Executive Officer, and publisher of First Look, a mass media news organization established in 2013.

Mr. Omidyar serves on the Board of Directors of PayPal Holdings Inc. and on the Board of Trustees of Omidyar-Tufts Microfinance Fund, the Punahou School, Santa Fe Institute, and the Roshan Cultural Heritage Institute.

Mr. Omidyar received his B.S. from Tufts University.

PAUL S. PRESSLER
Director since: 2015 Age: 59 eBay Board Committees: Audit Committee and Corporate Governance and Nominating Committee Other Public Company Boards: SiteOne Landscape Supply, Inc. (since 2013)

Director Qualifications

Financial Expertise: Mr. Pressler has been a partner at the private equity firm Clayton, Dubilier & Rice, LLC (CD&R) since 2009.

Leadership: As the Chair of the board of directors of AssuraMed Mr. Pressler worked closely with CD&R management to improve AssuraMed’s business performance, which ultimately resulted in the sale of AssuraMed to Cardinal Health. Additionally, Mr. Pressler serves as Chairman of David’s Bridal, Inc. and SiteOne Landscape Supply, Inc. He also serves on the Board of Directors of The DryBar, Inc, He previously served as President and CEO of Gap Inc. and spent 15 years in senior leadership roles at The Walt Disney Company, including President of The Disney Stores.

Experience: Mr. Pressler has been a Partner of Clayton, Dubilier & Rice LLC, a private equity investment firm, since 2009. He is currently Chairman of David’s Bridal, and he served as Chairman of AssuraMed from 2010 to 2013. Mr. Pressler served as President and Chief Executive Officer of Gap Inc. for five years, from 2002 to 2007. Before that, he spent 15 years in senior leadership roles with The Walt Disney Company, including Chairman of the global theme park and resorts division, President of Disneyland, and President of The Disney Stores.

Mr. Pressler received his B.S. from the State University of New York at Oneonta.

PROPOSALS REQUIRING YOUR VOTE

ROBERT H. SWAN
Director since: 2015 Age: 55 Other Public Company Boards: Applied Materials, Inc. (since 2009)

Director Qualifications

Financial Expertise: Mr. Swan has been an Operating Partner at the private investment firm General Atlantic (GA) since 2015.

Leadership: Mr. Swan brings extensive business leadership expertise to the Board. He previously served as Senior Vice President, Finance, and CFO at eBay, Inc. In addition, Mr. Swan served as CFO at Electronic Data Systems Corp., TRW, Inc., and Webvan Group, Inc. He currently serves on the Boards of Directors of Applied Materials, Inc. and AppDynamics.

Experience: Mr. Swan joined GA in 2015 and serves as an Operating Partner in the firm’s Resources Group, where he provides strategic counsel to GA’s portfolio companies. From 2006 to 2015, Mr. Swan served as Senior Vice President, Finance, and Chief Financial Officer at eBay, where he oversaw all aspects of the Company’s finance function, including controllership, financial planning and analysis, tax, treasury, audit, mergers and acquisitions, and investor relations. Prior to eBay, Mr. Swan served as Chief Financial Officer at Electronic Data Systems Corp., TRW, Inc., and Webvan Group, Inc.

Mr. Swan began his career at General Electric, where he spent 15 years in numerous senior finance roles, including divisional Chief Financial Officer for GE Transportation Systems, GE Healthcare Europe and GE Lighting. He currently serves on the Boards of Directors of Applied Materials, Inc., AppDynamics, and the American Heart Association’s Silicon Valley Chapter.

Mr. Swan received his B.S. from the State University of Buffalo and his M.B.A. from Binghamton University.

THOMAS J. TIERNEY
Director since: 2003 Age: 62 eBay Board Committees: Compensation Committee, Corporate Governance and Nominating Committee and Chairman of the Board Other Public Company Boards: None

Director Qualifications

Nonprofit and Philanthropic Leader: Mr. Tierney is a social entrepreneur and recognized leader in the non-profit world. He frequently speaks and writes on a variety of topics related to non-profit leadership and philanthropy. Mr. Tierney also is Chair of the Harvard Business School Initiative on Social Enterprise and serves on the Harvard Business School’s Dean’s Advisory Board.

Management and Strategy/Leadership Consulting Experience: Mr. Tierney has extensive management experience as Chairman of The Bridgespan Group and Chief Executive of Bain & Company. Over 35 years of experience providing strategy and leadership consulting to CEOs across a range of industries.

Leadership: Mr. Tierney helped lead Bain & Company through a highly successful turnaround.

Experience: Mr. Tierney is Chairman and co-founder of The Bridgespan Group, a non-profit organization that collaborates with mission-driven leaders and organizations to help accelerate social impact, and he has been its Chairman of the Board since late 1999. From 1980 to 2000, he held various positions at Bain & Company, including serving as its CEO from 1992 to 2000.

Mr. Tierney currently serves on many charitable boards, including the global board of The Nature Conservancy, the Hoover Institution (where he currently serves as the Chairman) and The Woods Hole Oceanographic Institution.

Mr. Tierney received his B.A. from the University of California at Davis and his M.B.A. from Harvard Business School.

PROPOSALS REQUIRING YOUR VOTE

PERRY M. TRAQUINA
Director since: 2015 Age: 59 eBay Board Committees: Audit Committee and Corporate Governance and Nominating Committee Other Public Company Boards: Morgan Stanley (since 2015)

Director Qualifications

Investment/Finance Experience: Mr. Traquina brings significant expertise in finance and global investment management with more than 34 years of experience at Wellington Management Company LLP.

Leadership: Mr. Traquina’s experience as a former Chairman, CEO, and Managing Partner of Wellington Management Company LLP adds to the strong leadership expertise of the board. He also serves on the Board of Directors of Morgan Stanley.

Experience: Mr. Traquina is the former Chairman, Chief Executive Officer, and Managing Partner of Wellington Management Company LLP, a global investment management firm. Mr. Traquina held this position for a decade until his retirement from the firm in 2014. During his 34-year career at Wellington, he was an investor for 17 years and a member of the management team for the other half of his time at the firm.

Mr. Traquina received his B.A. from Brandeis University and his M.B.A. from Harvard University.

DEVIN N. WENIG
Director since: 2015 Age: 49 Other Public Company Boards: None

Director Qualifications

Marketing Expertise: Mr. Wenig previously served in a number of marketing leadership positions at Reuters, including Managing Director of Marketing at Reuters Information, Executive Vice President of Marketing at Reuters America and Executive Vice President of Marketing at Reuters Holding Switzerland SA.

Technology Industry Experience: Mr. Wenig was CEO of Thomson Reuters Markets, which included significant software and internet businesses.

Leadership: Mr. Wenig brings significant leadership experience to the Board, because he is the President and CEO of eBay, and he previously served as CEO of Thomson Reuters Markets and was a member of the Board of Directors of Reuters Group PLC.

Experience: Mr. Wenig has been President and CEO at eBay since July 2015. From 2011 to July 2015, Mr. Wenig served as President of eBay’s Marketplaces business. Previously, Mr. Wenig spent 18 years at Thomson Reuters, where he served as CEO of its largest division, Thomson Reuters Markets, from 2008 to 2011. In that role, he led the global financial services and media businesses, which provide information, analytics and technology services to professionals in the financial services, media, and corporate markets globally, as well as to individuals through its consumer media arm.

From 2006 to 2008, Mr. Wenig was Chief Operating Officer of Reuters Group PLC (“Reuters”), a provider of financial market data. In that role, he led Reuters’ consumer media and Internet strategy and was responsible for the company’s data, information, and analytical products, as well as the sales, information technology, and global marketing functions.

Prior to that, Mr. Wenig served on the Reuters Board of Directors and was president of Reuters’ Business Divisions from 2003 to 2006, where he was responsible for leading the revitalization of Reuters and its four business segments.

Mr. Wenig received his B.A. from Union College and his J.D. from the Columbia University School of Law.

The Board of Directors Recommends a Vote FOR each of the Named Nominees.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables, and related narrative discussion included in this proxy statement.

As discussed in the Compensation Discussion and Analysis, the Compensation Committee of the Board is committed to an executive compensation program that serves the long-term interests of our stockholders. We believe that attracting and retaining superior talent — supported by a competitive compensation program that is highly performance-based — is key to delivering long-term stockholder returns.

Our executive compensation program is designed to:

Align compensation with our business objectives, performance and stockholder feedback;
Motivate our executive officers to enhance long-term stockholder value;
Position us competitively among the companies against which we recruit and compete for talent; and
Enable us to attract, retain, and reward executive officers and other key employees who contribute to our long-term success.

To achieve these objectives, our executive compensation program has three principal components: long-term equity compensation, an annual cash incentive, and base salary. The Compensation Committee seeks to have our named executive officers’ total compensation heavily weighted to variable, performance-based compensation by delivering a majority of compensation in the form of performance-based restricted stock units (“PBRSUs”), stock options, and annual cash incentives. PBRSUs are granted based on two-year financial performance. Under our annual cash incentive plan, 75% of each named executive officer’s target bonus for 2015 was based on Company financial performance with the remaining 25% based on individual performance; there is no payout for individual performance unless thresholds for Company performance are met. In 2015, we also granted time-based restricted stock units (“RSUs”), and stock options, the value of which depends on the performance of the Company’s stock.

The Compensation Committee believes that the goals of our executive compensation program are appropriate and that the program is properly structured to achieve those goals. We have engaged in ongoing discussions with our investors, who generally support those goals and the program, and we believe our stockholders as a whole should support them as well.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table, and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Board, or the Compensation Committee. The Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

The Board of Directors Recommends a Vote FOR Proposal 2.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 3 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2008 EQUITY INCENTIVE AWARD PLAN

Summary of Amendment and Restatement

We are asking you to approve the amendment and restatement of our 2008 Equity Incentive Award Plan (“2008 Plan”). The purposes of amending and restating the 2008 Plan are to:

●	increase the number of shares available for future issuance under the 2008 Plan by an additional 50,000,000 shares;
●	include a limit on the annual value of awards granted to non-employee directors; and a requirement that stockholder approval must be obtained in order to change this limit;
●	modify the minimum vesting provision under the 2008 Plan, such that the number of shares subject to full value awards that vest earlier than one year after the date of grant will not exceed 5% of the aggregate number of shares available under the 2008 Plan as of the date of the amendment and restatement; and
●	extend the term of the 2008 Plan to the tenth anniversary of stockholder approval of the amendment and restatement of the 2008 Plan.

On March 15, 2016, at the recommendation of the Compensation Committee, the Board adopted the amendment and restatement of the 2008 Plan subject to the approval of our stockholders.

Rationale for the Share Increase

The Board recommends that the Company’s stockholders approve the proposed amendment and restatement of the 2008 Plan to allow us to continue to grant a variety of equity awards. Equity compensation is an integral component of employee compensation in our industry, not only for executive officers but also for a wide cross-section of our employee population. The technology industry is a vibrant sector with an active and mobile talent pool. We utilize equity compensation as an essential compensation tool to attract, motivate, and retain highly talented employees at all levels while actively competing in a dynamic marketplace.

We believe equity has proven to be a highly valuable tool to (1) help attract and retain our employees, non-employee directors, and consultants, (2) closely align award recipients’ interests with our stockholders, and (3) motivate them to increase stockholder value by contributing to the long-term growth and success of our Company.

The Compensation Committee and the Board carefully manage the equity awards and share usage under our equity plans. In addition, the Company actively manages dilution from equity award grants and regularly conducts stock repurchases to limit the dilutive impact of our equity plans upon our stockholders. The requested increase and plan modifications are intended to provide the Company with a moderate pool to fund equity awards for approximately two years, which is aligned with our historical practice. As of March 18, 2016, 64,108,340 shares are available for future grants under the 2008 Plan. We annually grant ongoing awards to approximately 60% of our employees in April of each year as part of our long-term incentive compensation structure and also make grants to certain newly hired employees monthly (“Focal and New Hire Grant Programs”), which will reduce the share reserve as of the annual meeting date. Based on forecasted share usage for our Focal and New Hire Grant Programs, we expect approximately 42,769,489 shares to be available under the 2008 Plan as of the annual meeting date. This additional share request is expected to allow the Company to continue its Focal and New Hire Grant Programs and other regular course grants (such as grants associated with mergers and acquisitions) for the next two years without interruption.

Assuming stockholder approval of the proposed amendment and restatement of the 2008 Plan, we estimate 92,769,489 shares will be available for future grant following the annual meeting and anticipate seeking stockholder approval of a subsequent share increase in 2018.

PROPOSALS REQUIRING YOUR VOTE

Key Features of the Plan

The amended and restated 2008 Plan includes a number of provisions designed to serve stockholders’ interests and facilitate effective corporate governance, including the following:

Limitation on Reuse of Shares. Shares that are delivered to, or withheld by, the Company under an award may not be reissued under the 2008 Plan. Specifically, shares may be delivered or withheld in connection with the exercise of stock options, the settlement of stock appreciation rights or the payment of required withholding taxes; in these circumstances, the shares delivered or withheld will not be available for new grants under the 2008 Plan.

No Repricing or Granting of Discounted Stock Options or Stock Appreciation Rights. The 2008 Plan does not permit, without stockholder approval, the repricing of options or stock appreciation rights either by amending an existing award or by substituting a new award at a lower price. The 2008 Plan also prohibits the granting of stock options or stock appreciation rights with an exercise price that is less than the fair market value of eBay stock on the date of grant.

No “Evergreen” Provision. The 2008 Plan fixes the number of shares available for future grants and does not provide for any increase based on increases in the number of outstanding shares of common stock.

Clawback. The awards made under the 2008 Plan are subject to clawback, forfeiture, or recovery by the Company pursuant to the terms of the applicable award agreement and the Company’s clawback and recoupment policies, including without limitation, any policy which the Company has adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Deductibility of Awards. The 2008 Plan includes provisions that are intended to meet the requirements for deductibility of certain types of awards under Section 162(m) of the Internal Revenue Code of 1986, or the Code, including by qualifying such awards under the 2008 Plan as “performance-based compensation.”

Plan Administration. The 2008 Plan is administered by the Compensation Committee, which is composed entirely of “nonemployee directors,” as that term is defined in Rule 16b-3 under the Exchange Act, “outside directors,” as that term is defined in Section 162(m) of the Code, and “independent directors” within the meaning of the Nasdaq independence requirements.

Limitation on Awards to Any One Individual. The number of shares that may be subject to awards granted to any one individual during any calendar year is limited to two million. The amount of cash that may be paid during any calendar year to any one individual with respect to performance-based awards (including performance bonus awards) is limited to $3 million.

Limitation on Awards to Non-Employee Directors. The aggregate amount of awards that may be granted annually to a non-employee director, is limited to $600,000, except that: (i) the limit is multiplied by two in the year in which a non-employee director commences service on the Board, and (ii) the limit does not apply to awards made pursuant to an election to receive an award in lieu of a cash retainer for Board service. This annual limit may not be changed without stockholder approval.

Share Count. The 2008 Plan counts awards against the available plan reserve based on ratios tied to the expected value of the award, with full value awards counting as one share for each share subject to the award, and options and stock appreciation rights counting as 0.5587 shares for each share subject to the award. “Full value awards” are defined as awards denominated in shares of eBay’s common stock other than stock options and stock appreciation rights. This 0.5587 ratio, which has been used in respect of awards granted as stock options and stock appreciation rights under the 2008 Plan since April 26, 2012, equates to approximately one full value award equaling 1.79 options and will not change in connection with the proposed amendment and restatement of the 2008 Plan.

PROPOSALS REQUIRING YOUR VOTE

Our Equity Plans

The following table sets forth information regarding our outstanding equity awards as of March 18, 2016 under our existing equity compensation plans, including our 2008 Plan, as well as shares of our common stock that may be issued upon the exercise of outstanding options under our terminated equity compensation plans, or the terminated plans. Awards assumed in connection with our prior acquisitions of other businesses are also included in this table. We collectively refer to all of the foregoing plans as our Equity Compensation Plans. No warrants are outstanding under any of our Equity Compensation Plans.

Plan Category	Outstanding (in millions)	Weighted Average Exercise Price	Weighted Average Remaining Term
Stock options	6.4	$20.4519	4.40
Full-value awards (1)	36.3	N/A	N/A
Shares subject to outstanding equity awards	42.7
Shares available for grant	64.1
Shares of common stock outstanding	1,142.6

(1) Represents grants of RSUs and deferred stock units (“DSUs”). Excludes target allocated PBRSUs for the 2015/2016 performance period.

As of March 18, 2016, our overhang, calculated as the number of shares subject to equity awards outstanding but not vested (and, in the case of options, exercised), plus the number of shares available to be granted, divided by the total number of common shares outstanding as of March 18, 2016, was 9.3%. If the amendment and restatement of the 2008 Plan is approved by stockholders, the maximum overhang from outstanding and available awards as a percentage of common stock outstanding would be 13.7% as of March 18, 2016.

Run Rate and Overhang

The following table sets forth information regarding our run rate for 2013-2015 and our overhang at fiscal year-end for each of those periods.

Shares in Equity Compensation Plans (in millions)	2013	2014	2015	Three-Year Average
Stock Options Granted (Includes Assumed Options)	2.1	1.9	3.0	2.3
Full Value Shares Granted (Includes Assumed Awards) (1)	15.2	20.3	23.6	19.7
Total Number of Shares Cancelled (2)	5.1	6.8	36.3	16.1
Stock Options Outstanding at Fiscal Year End	13.7	9.5	6.7	10.0
Full Value Shares Outstanding at Fiscal Year End (3)	34.4	36.3	35.9	35.5
Weighted Average Common Shares Outstanding	1,295	1,251	1,208	1,251
Gross Run Rate (4)	1.3%	1.8%	2.2%	1.8%
Net Run Rate (5)	0.9%	1.2%	(0.8)%	0.5%
Overhang from Outstanding Shares at FYE (6)	3.7%	4.1%	3.5%	3.8%
Overhang from Outstanding and Available Shares at FYE (7)	7.3%	7.8%	8.9%	8.0%

(1) Represents grants of RSUs (with any PBRSUs being shown in the year earned), DSUs, and PSUs.

(2) In 2015, shares granted to PayPal employees were cancelled under the 2008 Plan in connection with the Spin-Off.

(3) Represents grants of RSUs, DSUs, and performance share unit awards (“PSUs”).

(4) Gross run rate reflects the number of stock options and full value shares granted in the applicable year, divided by the weighted average common shares outstanding.

PROPOSALS REQUIRING YOUR VOTE

(5) Net run rate reflects the number of stock options and full value shares granted in the applicable year, minus the total number of shares cancelled in the applicable year, divided by the weighted average common shares outstanding.

(6) Overhang from outstanding shares reflects the number of stock options and full value shares granted and outstanding at fiscal year end, divided by the weighted average common shares outstanding.

(7) Overhang from outstanding and available shares reflects the number of stock options and full value shares granted and outstanding at fiscal year end, plus the number of shares available for grant, divided by the weighted average common shares outstanding.

(8) Excludes PayPal stock options granted, full value shares granted, and shares cancelled in 2015.

Equity Compensation Plan Information

The following table sets forth information regarding shares of our common stock that may be issued upon the exercise of options and rights under our Equity Compensation Plans as of December 31, 2015.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders	42,547,931	(1)	$20.0885	(2)	89,033,756	(3)
Equity compensation plans not approved by stockholders	17,261
Total (4)	42,565,192		$20.0885		89,033,756

(1) Includes (a) 35,838,590 shares of our common stock issuable pursuant to RSUs under our 2008 Plan and our terminated plans, (b) 6,709,341 shares of our common stock issuable pursuant to stock options under our 2008 Plan and our terminated plans, and (c) 255,579 shares of our common stock issuable pursuant to DSUs under our 2008 Plan and a terminated plan. RSUs and DSUs each represent an unfunded, unsecured right to receive shares of eBay common stock (or, with respect to DSUs granted prior to August 1, 2013, the equivalent value thereof in cash or property). The value of RSUs and DSUs varies directly with the price of our common stock. Does not include the allocated 2015/2016 target PBRSU awards.

(2) Does not include outstanding RSUs or DSUs.

(3) Includes 23,541,177 shares of our common stock reserved for future issuance under our Employee Stock Purchase Plan as of December 31, 2015.

(4) Does not include 12,901 shares subject to options, in each case, issued and outstanding pursuant to equity compensation plans assumed by us in acquisitions. As of December 31, 2015, the options under these plans had a weighted average exercise price of $2.5943 per share. We cannot make subsequent grants or awards of our equity securities under these plans.

Summary of Plan Terms

The following is a summary of the key provisions of the 2008 Plan, as amended and restated subject to stockholder approval. This summary is qualified in its entirety by reference to the full text of the proposed amended and restated 2008 Plan, which is attached to this proxy statement as Appendix A.

Administration

The Compensation Committee has the exclusive authority to administer the 2008 Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards, the acceleration or waiver of any vesting restriction, and the authority to delegate such administrative responsibilities.

PROPOSALS REQUIRING YOUR VOTE

The Compensation Committee may delegate to a committee of one or more of our directors or one or more of our officers the authority to grant or amend awards to participants other than our senior executives who are subject to Section 16 of the Exchange Act or employees who are “covered employees” within the meaning of Section 162(m) of the Code. Pursuant to this provision, our Compensation Committee’s current practice is to delegate to our Chief Executive Officer the authority to determine and make most of the individual grants to our employees below the level of Senior Vice President within guidelines approved by the Compensation Committee. Unless otherwise determined by the Board, the Compensation Committee shall consist solely of two or more members of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code, a non-employee director, and an “independent director” under the rules of The Nasdaq Stock Market (“Nasdaq”) (or other principal securities market on which shares of our common stock are traded).

Eligibility

Employees of the Company and its subsidiaries and affiliates (approximately 12,000 individuals) as determined by the Compensation Committee, all non-employee members of our Board (10 individuals), and consultants are eligible to participate in the 2008 Plan. Mr. Omidyar has not received any grants under the 2008 Plan. As of March 18, 2016, the closing price of our common stock on Nasdaq was $23.77 per share.

Limitation on Awards and Shares Available

Subject to stockholder approval of the proposed amendment and restatement of the 2008 Plan, an aggregate of 183.6 million shares of common stock are authorized for issuance pursuant to the 2008 Plan, of which 114.1 million shares remain eligible for future issuance as of March 18, 2016 (this amount will be reduced due to regular course grants by the year’s Annual Meeting). The shares of common stock covered by the 2008 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market.

The 2008 Plan counts awards against the available plan reserve based on ratios tied to the expected value of the award, with full value awards counting as one share for each share granted, and options and stock appreciation rights counting as 0.5587 shares for each option or stock appreciation right granted. This 0.5587 ratio, which has been used in respect of awards granted under the 2008 Plan since April 26, 2012, equates to approximately one full value award equaling 1.79 options, and will not change in connection with the proposed amendment and restatement of the 2008 Plan.

To the extent an award granted under the 2008 Plan terminates, expires, or lapses for any reason or is settled in cash without delivery of shares to the participant, any shares subject to that award may be used again for new grants under the 2008 Plan, pursuant to the terms of the 2008 Plan. However, any shares that are tendered or withheld to satisfy the grant, exercise price, or tax withholding obligation pursuant to any award may not be used again for new grants under the 2008 Plan. In connection with the separation of PayPal, shares subject to awards that were cancelled under the 2008 Plan and assumed under the PayPal Holdings, Inc. 2015 Equity Incentive Award Plan became available for new grants under the 2008 Plan.

To the extent permitted by applicable law or any exchange rule, shares issued in the assumption of, or in the substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries or affiliates will not be counted against shares available for issuance under the 2008 Plan. The payment of cash dividend equivalents in conjunction with outstanding awards will not be counted against the shares available for issuance under the 2008 Plan.

The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the 2008 Plan during any calendar year is two million shares (with options and stock appreciation rights counting as 0.5587 shares for each option or stock appreciation right granted), and the maximum amount that may be paid in cash to any participant during any calendar year with respect to performance bonus awards is $3 million.

The aggregate amount of awards that may be granted annually to non-employee directors, other than awards granted in lieu of cash retainers, is limited to $600,000, except that this limit is multiplied by two in the year the non-employee director’s service on the Board commences. This annual limit may not be changed without stockholder approval.

PROPOSALS REQUIRING YOUR VOTE

Awards

The 2008 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, RSUs, PBRSUs, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, DSUs, other stock-based awards, and performance-bonus awards. See the description under the “Prior Grants Under the 2008 Plan” heading below and the Summary Compensation Table and Grants of Plan-Based Awards Table below for information on prior awards to our named executive officers identified in those tables.

Stock Options. Although, beginning in 2016, a determination was made to cease granting stock options as part of our regular course grant programs, stock options, including incentive stock options as defined under Section 422 of the Code and nonqualified stock options, may be granted pursuant to the 2008 Plan. The option exercise price of all stock options granted pursuant to the 2008 Plan will not be less than 100% of the fair market value of our common stock on the date of grant. Stock options may be exercised as determined by the Compensation Committee, but in no event may a stock option have a term extending beyond ten years from the date of grant.

Although we do not currently grant any incentive stock options and do not currently intend to do so, to preserve maximum flexibility, the 2008 Plan allows us to grant incentive stock options. Incentive stock options granted to any person who owns, as of the date of grant, stock possessing more than ten percent of the total combined voting power of all classes of our stock, however, shall have an exercise price that is not less than 110% of the fair market value of the common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides.

The Compensation Committee determines the methods by which an option holder may pay the exercise price of an option or the related taxes, including, without limitation: (1) cash, (2) shares of common stock (including, in the case of payment of the exercise price of an award, shares of stock issuable pursuant to the exercise of the award) having a fair market value on the date of delivery equal to the aggregate payments required, or (3) other property acceptable to the Compensation Committee (including through the delivery of a notice that the award holder has placed a market sell order with a broker with respect to shares of common stock then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to us upon settlement of that sale). However, no participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate the prohibitions on loans made or arranged by us as set forth in Section 13(k) of the Exchange Act.

Time-Based Restricted Stock Units. RSUs may be granted pursuant to the 2008 Plan. An RSU award provides for the issuance of common stock at a future date subject to continuing employment as set forth in the applicable award agreement. The vesting and maturity dates will be established at the time of grant and may provide for the deferral of receipt of the common stock beyond the vesting date. On the maturity date, we will transfer to the participant one unrestricted, fully transferable share of common stock for each RSU scheduled to be paid out on such date and not previously forfeited (subject to applicable tax withholding requirements).

Performance-Based Restricted Stock Units. PBRSUs may be granted pursuant to the 2008 Plan. A PBRSU award provides for the issuance of common stock at a future date upon the satisfaction of specific performance conditions as set forth in the applicable award agreement. The vesting and maturity dates will be established at the time of grant and may provide for the deferral of receipt of the common stock beyond the vesting date. On the maturity date, we will transfer to the participant one unrestricted, fully transferable share of common stock for each PBRSU scheduled to be paid out on such date and not previously forfeited (subject to applicable tax withholding requirements).

PROPOSALS REQUIRING YOUR VOTE

Restricted Stock. Restricted stock may be granted pursuant to the 2008 Plan. A restricted stock award is the grant of shares of common stock at a price determined by the Compensation Committee (including zero), that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Compensation Committee.

Additional Awards. The other types of equity awards that may be granted under the 2008 Plan include performance share units, performance shares, DSUs, dividend equivalents, stock appreciation rights (with a term of up to ten years from the date of grant), and other stock-based awards.

Performance Bonus Awards. Performance bonus awards may be granted pursuant to the 2008 Plan. Performance bonus awards are cash bonuses payable upon the attainment of pre-established performance goals based on established performance criteria and are intended to be performance-based awards within the meaning of Section 162(m) of the Code. The goals are established and evaluated by the Compensation Committee and may relate to performance over any periods as determined by the Compensation Committee.

Performance-Based Awards. The following is a brief discussion of the requirements for awards, including performance bonus awards, to be treated as performance-based awards within the meaning of Section 162(m) of the Code.

The Compensation Committee may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based awards within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Under the 2008 Plan, these performance-based awards may be either equity awards or performance bonus awards. Participants are entitled to receive payment for a performance-based award for any given performance period only to the extent that pre-established performance goals set by the Compensation Committee for the period are satisfied.

These pre-established performance goals are based on one or more of the following types of performance criteria:

●	volume criteria (including trading volume, gross merchandise volume, and total payment volume)
●	users
●	revenue
●	income criteria (including operating income, EBITDA, net earnings (either before or after interest, taxes, depreciation, and amortization), net income (either before or after taxes), earnings per share, and earnings using a non-GAAP measurement)
●	multiples of price-to-earnings
●	multiples of price-to-earnings to growth
●	return criteria (including return on net assets, return on gross assets, return on equity, return on invested capital, stock price appreciation, and total shareholder return)
●	stock price
●	margin criteria (including net margins and operating margins)
●	economic profit
●	employee productivity
●	customer satisfaction metrics
●	market share
●	employee engagement/satisfaction metrics

PROPOSALS REQUIRING YOUR VOTE

Any of the above criteria may be measured with respect to us, or any subsidiary, affiliate, or other business unit of ours, either in absolute terms, terms of growth, or as compared to any incremental increase, as compared to results of a peer group and either in accordance with, or not in accordance with, GAAP. The Compensation Committee defines in an objective fashion the manner of calculating the performance criteria it selects to use for such awards. With regard to a particular performance period, the Compensation Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Compensation Committee may reduce or eliminate (but not increase) the initial award. Performance-based awards are subject to the annual per-person limits described above in “Limitation on Awards and Shares Available.” Unless otherwise provided in an award agreement, a participant will have to be employed by or providing services to the Company on the date the performance-based award is paid to be eligible for a performance-based award for any period. Stockholder approval of the proposed amendment and restatement of the 2008 Plan will also be considered approval of the material terms of the performance measures under the 2008 Plan, as described above.

Prohibition on Repricing

Except for adjustments described below in “Adjustment Provisions,” the Compensation Committee will not, without stockholder approval, authorize the amendment of any outstanding award to reduce its purchase price per share, the replacement or substitution of any award for an award having a lesser purchase price per share, or an offer to purchase any previously granted option or stock appreciation right for a payment in cash.

Vesting Limitations on Full Value Awards

Subject to the acceleration of vesting as permitted under the terms of the 2008 Plan or the applicable award agreement, including upon a change in control, full value awards (i.e. stock awards other than stock options and stock appreciation rights) that are granted to employees or consultants will become vested on one or more vesting dates over a period of at least one year, except that awards that result in the issuance to one or more participants of up to 5% of the aggregate number of shares available under the 2008 Plan, as of the date of the amendment and restatement of the 2008 Plan, may be granted without regard to this minimum vesting requirement.

Adjustment Provisions

Certain transactions with our stockholders not involving our receipt of consideration, such as a stock split, spin-off, stock dividend, or certain recapitalizations, may affect the share price of our common stock (which transactions are referred to collectively as “equity restructurings”). In the event that an equity restructuring occurs, the Board will equitably adjust the class of shares issuable and the maximum number of shares of our stock subject to the 2008 Plan, as well as the maximum number of shares that may be issued to an employee during any calendar year, and will equitably adjust outstanding awards as to the class, number of shares, and price per share of our stock. Other types of transactions may also affect our common stock, such as a dividend or other distribution, reorganization, merger, or other changes in corporate structure. In the event that there is such a transaction, which is not an equity restructuring, and the Board determines that an adjustment to the 2008 Plan and any outstanding awards would be appropriate to prevent any dilution or enlargement of benefits under the 2008 Plan, the Board will equitably adjust the 2008 Plan as to the class of shares issuable and the maximum number of shares of our stock subject to the 2008 Plan, as well as the maximum number of shares that may be issued to an employee during any calendar year, and will adjust any outstanding awards as to the class, number of shares, and price per share of our stock in such manner as it may deem equitable.

Effect of Certain Corporate Transactions

Outstanding awards do not automatically terminate in the event of a change in control. A “change in control” generally means a transaction in which any person or group acquires more than 50% of our voting securities, a change in a majority of the Board over a two-year period that is not approved by at least two-thirds of the incumbent Board members, a sale or other disposition of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of our stock outstanding immediately preceding the merger are converted by virtue of the merger into other property or a liquidation or dissolution of the Company. In the event of a change in control, any

PROPOSALS REQUIRING YOUR VOTE

surviving corporation or acquiring corporation must either assume or continue outstanding awards or substitute similar awards. If it does not do so, then with respect to awards held by participants whose service has not terminated, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and all forfeiture restrictions on such awards shall lapse.

Amendment and Termination

The Compensation Committee, subject to approval of the Board, may terminate, amend, or modify the 2008 Plan at any time; however, stockholder approval will be obtained for any amendment (1) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, (2) to increase the number of shares available under the 2008 Plan, (3) to permit the Compensation Committee or the Board to grant options with a price below fair market value on the date of grant, or (4) to extend the exercise period for an option or stock appreciation right beyond ten years from the date of grant. In addition, absent stockholder approval, no option may be amended to reduce the per share exercise price of the shares subject to such option below the per share exercise price as of the date the option was granted and, except to the extent permitted by the 2008 Plan in connection with certain changes in capital structure, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

In no event may an award be granted pursuant to the 2008 Plan on or after the tenth anniversary of the date the stockholders approve the amended and restated 2008 Plan.

U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material federal income tax consequences to participants in the 2008 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.

With respect to nonqualified stock options, we are generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the excess of the fair market value of the purchased shares at the time of exercise over the option exercise price. A participant receiving incentive stock options will not recognize taxable income upon grant or at the time of exercise. However, the excess of the fair market value of the common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options, and in the year of the disposition the participant will recognize compensation taxable as ordinary income in an amount equal to the lesser of (1) the actual gain realized upon the disposition (i.e., the sale price minus the exercise price) or (2) the fair market value of the shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding deduction.

The current U.S. federal income tax consequences of other awards authorized under the 2008 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the shares over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); and RSUs, stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

PROPOSALS REQUIRING YOUR VOTE

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards under the 2008 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with U.S. Treasury Regulations issued under Section 162(m), compensation attributable to stock awards will generally qualify as performance-based compensation if (1) the award is granted by a compensation committee composed solely of two or more “outside directors,” (2) the plan contains a per-employee limitation on the number of awards that may be granted during a specified period, (3) the plan is approved by the stockholders, and (4) under the terms of the award, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options and stock appreciation rights, established performance criteria that must be met before the award actually will vest or be paid.

The 2008 Plan is intended to meet the requirements of Section 162(m); however, full value awards granted under the 2008 Plan will be treated as qualified performance-based compensation under Section 162(m) only if the full value awards and the procedures associated with them comply with all other requirements of Section 162(m). We cannot assure you that compensation attributable to options and full value awards granted under the 2008 Plan will be treated as qualified performance-based compensation under Section 162(m) and thus be deductible to us.

The tax consequences for equity awards outside of the U.S. may differ from the U.S. federal income tax consequences described above.

Prior Grants Under the 2008 Plan

Awards are subject to the discretion of the Compensation Committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2008 Plan. The following table sets forth information with respect to equity awards previously granted under the 2008 Plan as of March 18, 2016:

	Number of Stock Options Granted Under the 2008 Plan	Number of Full- Value Awards Granted Under the 2008 Plan *
Devin Wenig	1,342,604	1,603,962
Scott Schenkel	355,943	864,005
Stephen Fisher	198,527	537,506
Marie Oh Huber	72,133	116,215
Harry Lawton	72,133	156,287
All executive officers as a group	2,719,960	5,203,251
All non-employee directors as a group	338,584	2,724,418
All employees as a group (excluding executive officers)	21,531,915	337,718,514

* Represents grants of RSUs, DSUs, and PSUs.

Vote Required

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting is required for approval of the amendment and restatement of the 2008 Plan.

The Board of Directors Recommends a Vote FOR Proposal 3.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent auditors retained to audit our consolidated financial statements. We have appointed PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for the fiscal year ending December 31, 2016. PwC has audited our historical consolidated financial statements for all annual periods since our incorporation in 1996. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent audit firm. Further, in conjunction with the mandated rotation of the independent audit firm’s lead engagement partner, the Audit Committee will continue to be directly involved in the selection and evaluation of PwC’s lead engagement partner. The Board and the Audit Committee believe that the continued retention of PwC to serve as our independent auditors is in the best interests of eBay and our stockholders. We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

Our bylaws do not require the stockholders to ratify the appointment of PwC as our independent auditors. However, we are submitting the appointment of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of eBay and our stockholders.

The Board of Directors and the Audit Committee Recommend a Vote FOR Proposal 4.

Audit and Other Professional Fees

During the fiscal years ended December 31, 2015 and December 31, 2014, fees for services provided by PwC were as follows (in thousands):

	Year Ended December 31,
	2015	2014
Audit Fees (1)	$15,951	$12,321
Audit-Related Fees	1,447	1,370
Tax Fees	280	874
All Other Fees (2)	2,360	2,243
Total	$20,038	$16,807

(1) Higher in 2015, despite lower base eBay audit fee, due to distribution of PYPL ($4.4 million), sale of Enterprise ($3.1 million) and additional work on eBay discontinued operations ($2.0 million)

(2) For 2015 and 2014, includes approximately $0.5 million and $1.7 million, respectively, of lease payments to PwC Russia for office space in Russia pursuant to a sublease arrangement negotiated on an arm’s-length basis.

PROPOSALS REQUIRING YOUR VOTE

“Audit Fees” consist of fees incurred for services rendered for the audit of eBay’s annual financial statements, review of financial statements included in eBay’s quarterly reports on Form 10-Q, other services normally provided in connection with statutory and regulatory filings, for attestation services related to compliance with the Sarbanes-Oxley Act of 2002, and services rendered in connection with securities offerings. “Audit-Related Fees” consist of fees incurred for due diligence procedures in connection with acquisitions and divestitures and consultation regarding financial accounting and reporting matters. “Tax Fees” consist of fees incurred for transfer pricing consulting services, tax planning and advisory services, and tax compliance services. “All Other Fees” consist of fees incurred for permitted services not included in the category descriptions provided above with respect to “Audit Fees,” “Audit-Related Fees,” and “Tax Fees,” and include fees for consulting services, compliance-related services, and software licenses, as well as the lease payments described above.

The Audit Committee has determined that the non-audit services rendered by PwC were compatible with maintaining its independence. All such non-audit services were pre-approved by the Audit Committee pursuant to the pre-approval policy set forth below.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy requiring the pre-approval of any non-audit engagement of PwC. In the event that we wish to engage PwC to perform accounting, technical, diligence, or other permitted services not related to the services performed by PwC as our independent registered public accounting firm, our internal finance personnel will prepare a summary of the proposed engagement, detailing the nature of the engagement, the reasons why PwC is the preferred provider of such services, and the estimated duration and cost of the engagement. This information will be provided to our Audit Committee or a designated Audit Committee member, who will evaluate whether the proposed engagement will interfere with the independence of PwC in the performance of its auditing services and decide whether the engagement will be permitted.

On an interim basis, any non-audit engagement may be presented to the Chair of the Audit Committee for approval and to the full Audit Committee at its next regularly scheduled meeting.

Audit Committee Report

We constitute the Audit Committee of the Board. The Audit Committee’s responsibility is to provide assistance and guidance to the Board in fulfilling its oversight responsibilities to eBay’s stockholders with respect to:

eBay’s corporate accounting and reporting practices;
eBay’s compliance with legal and regulatory requirements;
The independent auditors’ qualifications and independence;
The performance of eBay’s internal audit function and independent auditors;
The quality and integrity of eBay’s financial statements and reports;
Reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors; and
Producing this report.

PROPOSALS REQUIRING YOUR VOTE

The Audit Committee members are not professional accountants or auditors and these functions are not intended to replace or duplicate the activities of management or the independent auditors. Management has primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PwC, eBay’s independent auditors, are responsible for planning and carrying out an audit of eBay’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and eBay’s internal control over financial reporting, expressing an opinion on the conformity of eBay’s audited financial statements with generally accepted accounting principles as well as the effectiveness of eBay’s internal control over financial reporting, reviewing eBay’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

During 2015 and in early 2016, in connection with the preparation of eBay’s annual report on Form 10-K for the year ended December 31, 2015, and in fulfillment of our oversight responsibilities, we did the following, among other things:

Discussed with PwC the overall scope of and plans for their audit;

Reviewed, upon completion of the audit, the financial statements to be included in the Form 10-K and management’s report on internal control over financial reporting and discussed the audited financial statements and eBay’s internal control over financial reporting with management;

Conferred with PwC and with senior management of eBay regarding the scope, adequacy, and effectiveness of internal accounting and financial reporting controls (including eBay’s internal control over financial reporting) in effect;

Instructed PwC that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the stockholders;

Discussed with PwC both during and after completion of their audit processes, the results of their audit, including PwC’s assessment of the quality and appropriateness, not just acceptability, of the accounting principles applied by eBay, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements as well as other matters required to be communicated under generally accepted auditing standards, including the matters required by applicable accounting standards; and

Obtained from PwC, in connection with the audit, a timely report relating to eBay’s annual audited financial statements describing all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that were discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by PwC, and any material written communications between PwC and management.

Our Audit Committee held 13 meetings in 2015. Throughout the year, we conferred with PwC, eBay’s internal audit team, and senior management in separate executive sessions to discuss any matters that the Audit Committee, PwC, the internal audit team, or senior management believed should be discussed privately with the Audit Committee. We have direct and private access to both the internal and external auditors of eBay.

We have discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 16 (Communication with Audit Committees). The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm. We have concluded that PwC’s provision to eBay and its affiliates of the non-audit services reflected under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” above is compatible with PwC’s obligation to remain independent.

We have also established procedures for the receipt, retention, and treatment of complaints received by eBay regarding accounting, internal accounting controls, or auditing matters and for the confidential anonymous submission by eBay employees of concerns regarding questionable accounting or auditing matters.

PROPOSALS REQUIRING YOUR VOTE

After reviewing the qualifications of the current members of the Audit Committee, and any relationships they may have with eBay that might affect their independence from eBay, the Board determined that each member of the Audit Committee meets the independence requirements of The NASDAQ Stock Market and of Section 10A of the Exchange Act, that each member is able to read and understand fundamental financial statements, and that Mr. Anderson qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee operates under a written charter adopted by the Board. The current Audit Committee Charter is available on the corporate governance section of eBay’s investor relations website at https://investors.ebayinc.com/corporate-governance.cfm. Any future changes in the Audit Committee charter or key practices will also be reflected on the website.

Based on our reviews and discussions described above, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements in eBay’s Annual Report on Form 10-K for the year ended December 31, 2015, which eBay filed with the SEC on February 2, 2016. We have also approved the appointment of PwC as our independent auditors for the fiscal year ending December 31, 2016.

AUDIT COMMITTEE

Fred D. Anderson Jr.
(Chair)

Paul S. Pressler

Perry M. Traquina

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 5 — STOCKHOLDER PROPOSAL REGARDING GENDER PAY EQUITY

Arjuna Capital/Baldwin Brothers Inc., whose address is 204 Spring Street, Marion, Massachusetts, on behalf of Dylan Sage, has advised the Company that it intends to present the following stockholder proposal at the 2016 Annual Meeting. Mr. Sage has indicated that he holds more than $2,000 of eBay common stock.

The text of the stockholder proposal and supporting statement appear exactly as received by eBay unless otherwise noted. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal may contain assertions about the Company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.

The stockholder proposal will be voted on at the 2016 Annual Meeting only if properly presented by or on behalf of the proponent. Adoption of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy. Abstentions will be counted as present for purposes of this vote and therefore will have the same effect as a vote against this stockholder proposal. Broker non-votes will not be counted as present and are not entitled to vote on this proposal.

The Board recommends a vote AGAINST the stockholder proposal based on the reasons set forth in eBay’s Statement of Opposition following the stockholder proposal.

PROPOSALS REQUIRING YOUR VOTE

Gender Pay Equity

Whereas:

The median income for women working full time in the United States is reported to be 78 percent of that of their male counterparts. At the current rate, women will not reach pay parity until 2058.

Technology-industry recruiting firm Dice reports men earned nearly 10,000 dollar more than women on average in 2014. Meanwhile, the industry struggles to attract and retain women workers. A large body of evidence suggests that diversity leads to better performance.

Women make up just 26 percent of the US tech workforce, forty-five percent of tech companies lack a single female executive, few women hold senior management and board positions, and there are high rates of attrition among women. The Harvard Business Review reports 41 percent of highly qualified scientists, engineers, and technologist in entry level positions are female, yet 56 percent of midcareer women leave the field at mid level positions.

At eBay, approximately 42 percent of our Company’s employees are women, and women account for only 28 percent of our firm’s leadership.

Mckinsey & Company states “the business case for the advancement and promotion of women is compelling” finding companies with highly diverse executive teams boasted higher returns on equity (+10.7 percent), earnings performance (+91.4 percent), and stock price growth (+36 percent). McKinsey advocated best practices to address this underleveraged opportunity including “tracking and eliminating gender pay gaps.”

The National Center for Women and Information Technology reports key benefits of gender diversity include better financial performance, superior team dynamics and productivity, teams that stay on schedule and under budget, and improved employee performance.

Regulatory risk exists related to pay parity. The Paycheck Fairness Act of 2014 is pending before Congress to improve company-level transparency and strengthen penalties for equal-pay violations.

President Obama signed an executive action requiring companies who do business with the federal government to report pay data by gender and race. The California Senate recently passed the Fair Pay Act, one of the strongest measures yet to close the gender pay gap.

The Wall Street Journal reports, “Academic research attributes salary inequalities to several factors – from outright bias to women failing to ask for raises.” Harvard University economist Claudia Goldin concluded the pay gap stems from women making less in the same jobs as their male colleagues.

Reuters reports Microsoft’s CEO was criticized for suggesting women in technology should not ask for raises but have faith in the “system.”

Resolved: Shareholders request eBay prepare a report by September 2016, omitting proprietary information and prepared at reasonable cost, on the Company’s policies and goals to reduce the gender pay gap.

The gender pay gap is defined as the difference between male and female earnings expressed as a percentage of male earnings according to the Organization for Economic Cooperation and Development.

Supporting Statement: A report adequate for investors to assess eBay’s strategy and performance would include the percentage pay gap between male and female employees, policies to address that gap, and quantitative reduction targets.

PROPOSALS REQUIRING YOUR VOTE

eBay’s Statement in Opposition

The Board has carefully considered this proposal and, for the reasons set forth below, does not believe that it is in the best interests of eBay and its stockholders.

As a leader in commerce, we take diversity seriously. Since eBay was founded in 1995, we have believed in the power of technology to democratize commerce and create more opportunities for all. We believe in the same power of inclusion and opportunity inside our company. Enabling talented people to thrive matters. Diversity matters. It makes us stronger, and it makes us better.

While we are committed to fostering all types of diversity, increasing the number of women in leadership roles, in particular, has been a long-standing focus for the Company. In 2010, eBay launched its Women’s Initiative Network (WIN). The mission of WIN is to attract and engage women to build lasting, successful careers at eBay.

Through WIN, we have more than doubled the number of women in leadership roles and increased the share of leadership positions held by women. And we have continued to expand WIN around the world. Supporting our commitment to women, we are a Pioneer Partner of the Anita Borg Institute and a Diamond Sponsor of the 2016 Grace Hopper Conference in the United States. And we leverage research insights from the Clayman Institute for Gender Research at Stanford University, as well as from leading academics. In various leadership forums globally, we provide ongoing diversity and inclusion training, including training focused on supporting gender diversity and the elimination of unconscious bias.

eBay complies with the reporting requirements of the U.S. Equal Employment Opportunity Commission. Beginning in 2014, we also committed to publish our global gender diversity and U.S. ethnic diversity workforce data annually, which can be found at https://www.ebayinc.com/stories/news/building-a-more-diverse-ebay-and-paypal/. The 2015 data shows that our continued focus on diversity and inclusion has positioned us as an industry leader, with women representing 43 percent of our global workforce and 29 percent of our global leaders. In addition, women comprise more than 30 percent of our President and CEO’s direct reports and our Board includes two women, Bonnie S. Hammer and Kathleen C. Mitic.

We remain committed to our on-going efforts to promote diversity in the workplace and strongly believe we continue to make demonstrable progress in building a diverse eBay. As such, the Board feels that the proposal would not enhance the Company’s existing commitment to an inclusive culture or meaningfully further its goal and efforts in support of workplace diversity.

For the reasons set forth above, the Board believes that implementation of this proposal is not in the best interests of eBay and its stockholders.

The Board of Directors Recommends a Vote AGAINST Proposal 5.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this item.

OUR EXECUTIVE OFFICERS

Executive officers are appointed annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of March 18, 2016.

Name	Age	Position	Biography
Devin N. Wenig	49	President and Chief Executive Officer	Mr. Wenig’s biography is set forth under the heading “Proposal 1 – Election of Directors”, above.
Stephen Fisher	51	Senior Vice President, Chief Technology Officer

Mr. Fisher serves eBay as Senior Vice President, Chief Technology Officer. He has served in that capacity since July 2015. He joined eBay in September 2014 as Senior Vice President, Chief Technology Officer, eBay Marketplaces. Prior to joining eBay, Mr. Fisher spent 10 years at Salesforce.com, most recently as its Executive Vice President, Technology.

Marie Oh Huber	54	Senior Vice President, Legal Affairs, General Counsel and Secretary

Ms. Huber serves eBay as Senior Vice President, Legal Affairs, General Counsel and Secretary. She joined eBay in May 2015 and assumed her current role upon the Spin-Off. Prior to joining eBay, Ms. Huber spent 15 years at Agilent Technologies, most recently as Senior Vice President, General Counsel and Secretary.

Harry A. Lawton	41	Senior Vice President, North America

Mr. Lawton serves eBay as Senior Vice President, North America. He joined eBay in May 2015. Prior to joining eBay, Mr. Lawton spent 10 years at Home Depot, most recently as Senior Vice President of Merchandising.

Jae Hyun Lee	51	Senior Vice President, Asia Pacific

Mr. Lee serves eBay as Senior Vice President, eBay Asia Pacific. He has served in that capacity since July 2015. He joined eBay in May 2002 and has held a number of executive roles, most recently as Senior Vice President, eBay Marketplaces Asia Pacific from March 2007 to July 2015.

Raymond J. Pittman	46	Senior Vice President, Chief Product Officer

Mr. Pittman serves eBay as Senior Vice President, Chief Product Officer. He has served in that capacity since July 2015. He joined eBay in November 2013 as Senior Vice President, Chief Product Officer, eBay Marketplaces. Prior to joining eBay, Mr. Pittman spent almost 4 years at Apple, most recently as head of Apple’s worldwide e-commerce platform.

Scott F. Schenkel	48	Senior Vice President, Finance and Chief Financial Officer

Mr. Schenkel serves eBay as Senior Vice President, Finance and Chief Financial Officer. He has served in that capacity since July 2015. He has been with eBay since March 2007 and has held a number of executive roles, most recently as Senior Vice President, Finance and Chief Financial Officer for eBay Marketplaces from March 2010 until July 2015 and as Vice President, Finance and Chief Financial Officer for eBay Marketplaces from September 2008 to March 2010.

Jeremy P. Todd	48	Senior Vice President, EMEA

Mr. Todd serves eBay as Senior Vice President, EMEA. He has served in that capacity since July 2014. He joined eBay in July 2012 as Vice President, eBay Marketplaces Strategy and was Senior Vice President, eBay Marketplaces EMEA from July 2014 to July 2015. Prior to joining eBay, Mr. Todd spent 2 years at Reardon Commerce as it Chief Product Officer and 4 years at Google leading Product Management for Travel and other advertising and analytical areas.

Kristin Yetto	49	Senior Vice President, Chief People Officer

Ms. Yetto serves eBay as Senior Vice President, Chief People Officer. She has served in that capacity since July 2015. She has been with eBay since March 2003 and has held a number of executive roles, most recently as Senior Vice President of Human Resources for eBay Marketplaces from March 2010 until July 2015.

COMPENSATION DISCUSSION AND ANALYSIS

Dear eBay Stockholder,

During 2015, eBay successfully completed the Spin-Off of PayPal. In nine months, we accomplished what we set out to do, which was to establish two standalone public companies with world-class leadership teams and ensure a seamless transition during the process of separation. Our goal in 2015 was to align the compensation incentives for our executive officers to ensure a smooth and effective separation while setting up both companies for success.

We are proud of the results that the Company achieved in 2015 and by the exemplary leadership demonstrated by both the departing and go-forward leadership teams. Mr. Wenig, in particular, successfully transitioned from his role as a business unit president to a CEO of a large, independent public company with correspondingly greater responsibilities. We believe his compensation package is appropriate and meets the objectives of retaining and motivating him while assuring that he focuses on long-term performance.

As the Compensation Committee of your Board of Directors, we are committed to ensuring that the Company’s executive compensation program serves the long-term interests of our stockholders and is highly performance based. Following the separation of PayPal from eBay, we conducted an extensive review of eBay’s compensation philosophy and executive compensation program to assess whether both continued to be properly aligned with our business goals, culture and, importantly, stockholder feedback and interests. Based upon this review, we determined that our program continues to be appropriate to drive strategy, resonate culturally and align pay with performance. We also made the decision to increase the weight of performance-based restricted stock units for our senior leaders beginning in 2016.

In addition, the Company has established a practice of regularly engaging with investors to solicit their feedback on our executive compensation program, and we believe that our stockholders generally support our executive compensation program and the decisions we have made under the program.

More details about our compensation philosophy, actions and decisions for 2015 are set out in the Compensation Discussion and Analysis. We hope you agree that our programs created the proper incentives and rewards for creating long-term value for our stockholders. We sincerely welcome your feedback and questions and look forward to continuing to serve you in 2016.

Edward W. Barnholt
(Chair)

Anthony J. Bates

Bonnie S. Hammer

Kathleen C. Mitic

Thomas J. Tierney

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

2015 was an extraordinary year for the Company. In July, the Company completed the separation of PayPal from eBay (the “Spin-Off”) and in November, the Company completed the sale of the businesses underlying its former Enterprise segment. The Spin-Off resulted in a significant leadership transition for the Company. Specifically, Devin Wenig, formerly President of the Company’s Marketplaces business, became President and CEO of eBay.

Against this backdrop, our Compensation Committee remained committed to an executive compensation program that is aligned with our business goals and culture and serves the long-term interests of our stockholders. We believe that attracting and retaining superior talent, supported by a compensation program that is highly performance based, is important to delivering long-term stockholder returns. Using our existing executive compensation program, we successfully attracted a number of new senior leaders to fill key roles on Mr. Wenig’s management team and transitioned other members of his team to executive officer-level roles.

In 2014 and 2015, our stockholders have overwhelmingly approved our executive compensation programs through the “say on pay” vote (with more than 90% levels of approval). Consequently, we believe the Company’s executive compensation philosophy, objectives and elements are consistent with stockholders’ views and appropriate.

Our Compensation Program

The goals of our executive compensation program are to:

●	align compensation with our business objectives, performance and stockholder feedback,
●	motivate named executive officers (“NEOs”) to enhance long-term stockholder value,
●	position us competitively among the companies against which we recruit and compete for talent, and
●	enable us to attract, retain, and reward NEOs and other key employees who contribute to our long-term success.

How We Pay Our NEOs

We achieve these objectives by employing the following elements of pay for our NEOs:

●	long-term equity compensation,
●	an annual cash incentive, and
●	base salary.

Our NEOs also participate in our broad-based retirement savings and benefit programs and receive limited perquisites.

Our 2015 NEO Pay

For 2015, the Compensation Committee chose to continue to use a mix of equity and cash compensation vehicles to compensate our NEOs. The majority of these compensation vehicles were dependent on financial targets that the Compensation Committee believes correlate with operating performance over one and multi-year performance periods and long-term stock performance. In addition, the Compensation Committee believed it was appropriate that Mr. Wenig’s compensation take into account both his transition from being president of a business unit to the CEO of a large, public company as well as the expanded responsibilities associated with his new role as CEO. The Compensation Committee took a similar approach to the transition of Scott Schenkel from a business unit role to become our Senior Vice President, Finance and Chief Financial Officer.

COMPENSATION DISCUSSION AND ANALYSIS

The following chart shows the breakdown of reported 2015 compensation for Mr. Wenig. This chart illustrates the predominance of equity incentives and performance-based components in our regular executive compensation program.

WENIG
67% Performance-Based

Certain executive officers who departed the Company in connection with the Spin-Off (the “Former Executives”) are also deemed NEOs under SEC rules. For the sake of clarity, we have created a separate section to discuss the compensation decisions made with respect to the Former Executives titled “Compensation Decisions Related to the Spin-Off – Former Executives”.

Our 2015 Company Performance

For 2015, the Compensation Committee chose to continue to use a mix of equity and cash compensation vehicles to compensate our NEOs, the majority of which were dependent on financial targets that the Compensation Committee believes correlate with the Company’s financial performance over one and multi-year performance periods and long-term stock performance, including FX-neutral revenue, Non-GAAP operating margin dollars, Return on Invested Capital and Non-GAAP net income.

The following charts set forth the Company’s 2015 financial results that impact the Company’s executive compensation programs.

2014-2015 Performance Based Restricted Stock Unit (PBRSU) Program

●	Awards were earned at 73% of target based on Company performance:

Foreign-exchange neutral (FX-neutral) revenue ($ billions)	Non-GAAP operating margin dollars ($ billions)	Return on Invested Capital (%) Modifier

COMPENSATION DISCUSSION AND ANALYSIS

2015 Annual Cash Incentive Award

●	Company performance component paid at 124% of target based on the following performance:

FX-neutral revenue ($ billions)	Non-GAAP net income ($ billions)

Our Pay Practices

We believe our pay practices align with and support the goals of our executive pay program and demonstrate our commitment to sound compensation and governance practices.

We align executive compensation with the interests of our stockholders	✓	Emphasize pay for performance alignment
	✓	Deliver a majority of total compensation opportunity through performance-based compensation: PBRSUs, stock options (eliminated for 2016), and annual cash incentives
	✓	Set meaningful stock ownership requirements for executive officers
We avoid excessive risk-taking	✓	Maintain a clawback policy
	✓	Use multiple performance measures, caps on incentive payments, and overlapping two-year performance periods for PBRSU awards
We adhere to compensation best practices	✓	The Compensation Committee retains an independent compensation consultant
	✓	Prohibit hedging and pledging transactions by executive officers and directors
	✓	Provide only limited perquisites to executive officers that are not available to all employees
We do not provide	✕	Tax gross-ups for change in control benefits and perquisites
	✕	“Single trigger” acceleration of PBRSUs, RSUs, or stock options upon a change-in-control
	✕	Repricing or buyout of underwater stock options without stockholder approval
	✕	Dividends or dividend equivalents accrued or paid on PBRSUs or RSUs

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is presented as follows:

Elements of Our Executive Compensation Program provides a description of our executive compensation practices, programs and processes.
Compensation Decisions for 2015 explains executive compensation decisions made in 2015.
2015 Business Results highlights results that affected compensation.

Severance and Change-in-Control Arrangements with Executive Officers and Clawbacks discusses the Compensation Committee’s considerations and actions associated with (a) the appointment of Mr. Wenig as CEO and Mr. Schenkel as CFO of eBay and (b) for our other NEOs.

Further Considerations for Setting Executive Compensation discusses the role of eBay’s compensation consultant, peer group considerations and the impact of accounting and tax requirements on compensation.

Compensation Decisions Related to the Spin-Off – Former Executives provides a description of the executive compensation decisions made in 2015 with respect to certain executive officers who departed in connection with the Spin-Off.

This Compensation Discussion and Analysis focuses on the compensation of our go-forward NEOs:

●	Devin Wenig, President and Chief Executive Officer (CEO)
●	Scott Schenkel, Senior Vice President, Finance and Chief Financial Officer (CFO)
●	Stephen Fisher, Senior Vice President, Chief Technology Officer
●	Marie Oh Huber, Senior Vice President, Legal Affairs, General Counsel and Secretary
●	Harry Lawton, Senior Vice President, North America

When we refer to “NEOs” in this Compensation Discussion and Analysis, we are referring to the Company’s go-forward NEOs: Mr. Wenig, Mr. Schenkel, Mr. Fisher, Ms. Huber and Mr. Lawton, who remain executive officers today.

Certain executive officers who departed the Company in connection with the Spin-Off (the “Former Executives”) are also deemed NEOs under SEC rules. This Compensation Discussion and Analysis also provides information regarding the compensation decisions related to these Former Executives:

●	John Donahoe, Former President and CEO
●	Robert Swan, Former Senior Vice President, Finance and CFO
●	Daniel Schulman, Former President and CEO-designee, PayPal

For the sake of clarity, we have created a separate section to discuss the compensation decisions made with respect to the Former Executives titled “Compensation Decisions Related to the Spin-Off – Former Executives”.

Investor Feedback and 2015 “Say on Pay” Vote

Over the past two years, our stockholders have overwhelmingly approved our executive compensation program through the “say on pay” vote (93% approval in 2014 and 94% approval in 2015). The Company also has established a practice of regularly engaging with stockholders to solicit their feedback on our executive compensation program and other governance matters. After considering the 2015 “say on pay” results as well as the positive feedback received during the Company’s stockholders engagement efforts, the Compensation Committee determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any specific changes to the Company’s executive compensation program in response to the 2015 “say on pay” vote.

COMPENSATION DISCUSSION AND ANALYSIS

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is designed to:

●	align compensation with our business objectives, performance and stockholder feedback,
●	motivate executive officers to enhance long-term stockholder value,
●	position us competitively among the companies against which we recruit and compete for talent, and
●	enable us to attract, retain, and reward executive officers and other key employees who contribute to our long-term success.

To achieve these objectives, we have three principal components of our executive compensation program: long-term equity compensation, an annual cash incentive, and base salary. The Compensation Committee seeks to ensure that total compensation for our NEOs is heavily weighted to variable, performance-based compensation by delivering a majority of compensation in the form of PBRSUs, stock options, and annual cash incentives.

The Compensation Committee chose a mix of equity and cash compensation vehicles to compensate management based on long-term value drivers of Company performance over one and multi-year periods and individual contributions to the Company. Our executive officers also were eligible to participate in our broad-based retirement savings (which include a 401(k) program open to all employees in the United States and an unmatched deferred compensation program available to vice presidents and above in the United States) and benefit programs and received limited perquisites.

The Compensation Dashboard below provides a snapshot of the key elements of our 2015 executive compensation program and describes why each element is provided. Additional information about these key elements is included in the sections following the dashboard.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Dashboard

Equity Incentive Awards

In 2015, PBRSUs, RSUs, and stock options were the only types of equity incentive awards granted to our NEOs. Once the value of the annual equity incentive awards had been set for each executive officer, a formula was used to allocate the annual equity award as follows:

●	50% PBRSUs,
●	30% time-based RSUs, and
●	20% stock options.

COMPENSATION DISCUSSION AND ANALYSIS

Beginning in 2016, the Compensation Committee decided to increase the weight of performance-based restricted stock units for our senior leaders beginning in 2016. The Compensation Committee decided to make this change in response to feedback from the Company’s shareholders and input from the Compensation Committee’s independent compensation consultant. For 2016, once the value of the annual equity incentive awards is set for each executive officer, the formula used to allocate the annual equity award will be as follows:

●	60% PBRSUs, and
●	40% time-based RSUs.

Annual Equity Awards: Value

The value of annual equity awards is determined within guidelines that the Compensation Committee establishes on an annual basis for each position. These guidelines are based on our desired pay positioning relative to companies with which we compete for talent. The midpoint of the guidelines, or the median target award, reflects the 50th percentile of the competitive market. Individual awards are based on individual performance, potential, and the total value of unvested equity previously granted to each individual executive officer. The individual awards can be higher or lower than the median target award by an amount ranging from zero to three times the median target award. The Compensation Committee limits the use of supplemental equity awards to only extraordinary circumstances.

In 2015, the Compensation Committee set equity award guidelines by position based on the following:

●	equity compensation practices of technology companies in our peer group, as disclosed in their public filings (See page 67 for our 2015 peer group), and
●	equity compensation practices for comparable technology companies that are included in proprietary third-party surveys.

The Compensation Committee also carefully considers share usage each year and sets an upper limit on the number of shares that can be used for equity compensation.

The Compensation Committee may make special equity-related compensation decisions for performance, retention, acquisitions, and/or recruitment purposes (including payments for equity or other compensation awards from a former employer that an executive officer may be required to forfeit or forego by accepting employment with the Company) that cause individual equity compensation in a particular year to differ from the Compensation Committee’s regular stated compensation strategy and guidelines.

PBRSU Program

Design and Performance Periods. Executive officers are eligible to receive awards of PBRSUs that will result in grants of RSUs with additional time-based vesting requirements if the Company exceeds specified financial performance criteria set by the Compensation Committee. The amount and value of the award depend on the Company’s performance relative to the performance goals approved by the Compensation Committee at the beginning of the performance period. The 2014-2015 and 2015-2016 PBRSU cycles each have two-year performance periods.

Under the PBRSU program, assuming above-minimum threshold performance, time-based RSUs will be granted to the executive officers. Beginning with the 2015-2016 performance period, 100% of any PBRSU awards granted to our CEO and CFO will vest, if at all, one year after the grant is made following the end of the two-year performance period. This provision subjects 100% of the CEO and CFO PBRSU awards to a full three years of stock price volatility before the shares vest. For all executive officers other than the CEO and CFO and for Mr. Wenig and Mr. Schenkel for the 2014-2015 PBRSU cycle, one-half of the RSUs vest in March following the end of the performance period and the other half of the award vest in March of the following year, more than one full

COMPENSATION DISCUSSION AND ANALYSIS

year following the completion of the performance period. The Compensation Committee believes that the post-performance period vesting feature of the PBRSUs provides an important mechanism that helps to retain executive officers and align their interests with long-term stockholder value.

PBRSU Timeline

Setting a Target Value of PBRSU Shares. As discussed above, the Compensation Committee establishes a target level of total annual equity compensation for each executive officer, a portion of which will be awarded in PBRSUs. If the Company’s performance meets the target performance goals, the target level of PBRSUs will be issued. If the Company’s performance exceeds or falls short of the target performance goals, the number of PBRSUs granted will be increased or decreased formulaically.

Performance Measures and Rationale. The following table outlines the performance periods and performance measures and the Compensation Committee’s rationale for their selection:

Performance Periods	2014-2015 and 2015-2016
Performance Measures	FX-neutral revenue (1)
Non-GAAP operating margin dollars (2)
Return on invested capital (modifier)
Compensation Committee Rationale	The Compensation Committee believes these measures are key drivers of our long-term success and stockholder value, and directly affected by the decisions of the Company’s management.
Both FX-neutral revenue and non-GAAP operating margin dollars measures are used to help ensure that leaders are accountable for driving profitable growth, and making appropriate tradeoffs between investments that increase operating expense and future growth in revenue.
The return on invested capital modifier is used to hold leaders accountable for the efficient use of capital.

(1) Calculated on a fixed foreign exchange basis (referred to as FX-neutral).

(2) Non-GAAP operating margin dollars excludes certain items, primarily stock-based compensation expense and related employer payroll taxes, amortization of acquired intangible assets, impairment of goodwill, separation expenses, and certain one-time gains, losses and/or expenses.

PBRSU Mechanics and Targets. The two-year targets are generally set in a manner consistent with the current year budget and the three-year targets provided to the investment community at the Company’s analyst events. To receive a PBRSU grant, at least one of the FX-neutral revenue or non-GAAP operating margin dollars minimum performance thresholds must be met. Each of the minimum performance threshold for FX-neutral revenue and non-GAAP operating margin dollars is independent and, if either

COMPENSATION DISCUSSION AND ANALYSIS

minimum threshold is met, the award is funded with respect to that performance measure in accordance with the percentages outlined in the table below. If the minimum performance threshold for either FX-neutral revenue or non-GAAP operating margin dollars is not met, then there is no funding associated with that performance measure.

The following chart shows the minimum, target, and maximum funding levels for FX-neutral revenue and non-GAAP operating margin dollars:

	Minimum	Target	Maximum
FX-neutral revenue	25%	50%	100%
Non-GAAP operating margin dollars	25%	50%	100%

The number of shares awarded is determined by comparing our actual performance for FX-neutral revenue and non-GAAP operating margin dollars over the performance period against the minimum, target, and maximum performance levels and converting the result into a funding percentage. The FX-neutral revenue and non-GAAP operating margin dollars measures are then added together and this total is multiplied by the third measure, return on invested capital, with the modification multiplier determined in accordance with the table below:

	Minimum	Target	Maximum
Return on invested capital (modifier)	80%	100%	120%

The target award is multiplied by the percentage resulting from this calculation to determine the actual number of PBRSUs awarded, subject to Compensation Committee-approved variation due to material events not contemplated at the time the targets were set (such as major acquisitions) and to the Compensation Committee’s negative discretion. Accordingly, PBRSU awards range from 0% to 240% of an executive officer’s target award, based on eBay’s FX-neutral revenue, non-GAAP operating margin dollars, and return on invested capital for the two-year performance period.

Annual Cash Incentive Awards

Performance Period. The cash incentive plan, known as the eBay Incentive Plan (“eIP”), is a short-term incentive plan. The Compensation Committee determines the length of the performance period for the cash incentive plan, which has historically been annual (including for 2015).

Design. The Compensation Committee believes that incentive payouts should be tightly linked to eBay’s performance, with individual compensation differentiated based on individual performance. When defining Company performance, the Compensation Committee focuses primarily on financial performance metrics (FX-neutral revenue and non-GAAP net income).

To support a tight link between Company performance and any incentive payouts, the annual cash incentives payable for 2015 had both a minimum FX-neutral revenue threshold and a minimum non-GAAP net income threshold. Unless both of these thresholds are met, there is no incentive payout. If both thresholds are met, the Company uses total non-GAAP net income as the primary determinant of the payout for the annual cash incentive plan. The amount at which the plan is funded is determined based on the Company’s actual performance as measured against the target set by the Compensation Committee, with 75% of the award for our NEOs based on the Company’s non-GAAP net income financial performance.

To facilitate differentiation based on individual performance, 25% of the award for our NEOs is based on individual performance. In circumstances where the Company’s financial performance is above its threshold goal but below target, a modifier is applied to the individual performance component to reduce it proportionately based on the Company financial performance component. For example, if the Company exceeded the FX-neutral revenue threshold but total non-GAAP net income was 90% of target, then the individual performance component would be calculated as follows: Target incentive amount x 25% x individual performance score x 90%.

COMPENSATION DISCUSSION AND ANALYSIS

Performance Measures and Rationale.

The following table provides information on the primary and individual performance measures set in 2015 for executive officers and rationale for their selection:

Performance Measures (1)	Rationale
Primary Company financial performance measure
FX-neutral revenue (threshold)	The Compensation Committee believes that a minimum revenue threshold should be met before any cash incentive is paid. Once the minimum revenue threshold has been met, the annual cash incentive payment is paid based on results in relation to the Non-GAAP net income goal.
Non-GAAP net income (2)	The Compensation Committee believes non-GAAP net income is the key measure of short- and intermediate-term results for the Company given that it can be directly affected by the decisions of the Company’s management and provides the most widely followed measure of financial performance.
Individual measure
Individual performance	The Compensation Committee believes that a portion of the compensation payable under this plan should be differentiated based on individual performance for which a review is conducted at the end of the year.

(1) Both minimum FX-neutral revenue and minimum non-GAAP net income thresholds must be met in order for there to be any incentive payout based on Company performance or individual performance, with the funding level for Company performance based on the amount of non-GAAP net income.

(2) Non-GAAP net income excludes certain items, primarily stock-based compensation expense and related employer payroll taxes, amortization of acquired intangible assets, impairment of goodwill, separation expenses, certain one-time gains, losses and/or expenses, and income taxes related to these items. Non-GAAP net income is calculated quarterly, is publicly disclosed as part of our quarterly earnings releases, and is a basis of third-party analysts’ estimates of the Company’s results.

Annual Cash Incentive Plan Mechanics, Assessment, and Target Positioning Strategy. Each year, the Compensation Committee establishes (1) Company performance measures based on business criteria and target levels of performance and (2) a formula for calculating a participant’s award based on actual Company performance compared to the pre-established performance measures. Targets are set in the first quarter of the year based primarily on the Company’s Board-approved budget for the year.

After the end of each year, the Company’s actual performance is compared to the approved performance measure targets to determine the funding level of that portion of the annual cash incentive plan, subject to Compensation Committee approved variation due to material events not contemplated at the time the targets were set (such as major acquisitions) and to the Compensation Committee’s negative discretion. With respect to individual performance, our CEO presents the Compensation Committee with his assessment of the individual performance of the executive officers who are his direct reports. The Compensation Committee reviews his assessments and makes a subjective determination of the level of individual performance for each of those executive officers. In addition, the Compensation Committee (with input from the Chairman of the Board and other independent members of the Board) makes a subjective determination of the individual performance of the CEO. In making its determination of the individual performance of each executive officer, the Compensation Committee does not give any specific weighting to individual goals.

The Compensation Committee assesses annual cash incentive award opportunities against data from public filings of our peer group companies and general industry data for comparable technology companies that are included in proprietary third-party surveys, and aims to set target annual cash incentive opportunities for our NEOs at approximately the 50th percentile based on that data.

COMPENSATION DISCUSSION AND ANALYSIS

Base Salary

Assessment and Target Positioning Strategy. At the beginning of each year, the Compensation Committee meets to review market data and to review and approve each executive officer’s base salary for the year. The Compensation Committee assesses competitive market data on base salaries from public filings of our peer group companies and general industry data for comparable technology companies that are included in proprietary third-party surveys. When considering the competitive market data, the Compensation Committee also considers the fact that the data is historical and does not necessarily reflect those companies’ current pay practices. The Compensation Committee assesses each executive officer’s base salary against the 50th percentile of the salaries paid to comparable executives at peer group companies. The Compensation Committee also considers individual performance, levels of responsibility, breadth of knowledge, and prior experience in its evaluation of base salary adjustments.

Perquisites

We provide certain executive officers with perquisites and other personal benefits not available to all employees that the Compensation Committee believes are reasonable and consistent with our overall compensation program and philosophy. These benefits are provided to enable the Company to attract and retain these executive officers. The Compensation Committee periodically reviews the levels of these benefits provided to our executive officers.

In connection with appointing Mr. Wenig as CEO-designee for eBay, the Compensation Committee granted Mr. Wenig access to the corporate airplane for up to 50 hours of personal use, subject to Mr. Wenig fully reimbursing the Company for the costs associated with such use. Beginning in 2016, the Compensation Committee granted Mr. Schenkel access to the corporate airplane for up to 20 hours of personal use, subject to Mr. Schenkel fully reimbursing the Company for the costs associated with such use. The Company does not grant bonuses to cover, reimburse, or otherwise “gross-up” any income tax owed for personal travel on the corporate airplane.

In addition, pursuant to the terms of Mr. Lawton’s offer letter, Mr. Lawton was eligible to receive certain relocation benefits in connection with his relocation to the San Francisco Bay Area. Mr. Lawton’s relocation assistance included assistance with selected costs and expenses related to moving to the San Francisco Bay Area (including temporary housing and transportation) and related tax reimbursements, consistent with the Company’s existing relocation policies. Mr. Lawton’s relocation assistance was negotiated as part of the terms of his offer to join the Company. The Compensation Committee believes it was necessary to offer Mr. Lawton relocation assistance in order to attract him to join the Company.

2015 Review of Elements of Executive Compensation Program

Following the Spin-Off, the Compensation Committee conducted an extensive review of eBay’s compensation philosophy and executive compensation program to assess whether both continued to be properly aligned with our business goals, culture and, importantly, stockholder feedback and interests. Based upon this review, the Compensation Committee determined that the Company’s program continues to be appropriate to drive strategy, resonate culturally and align pay with performance.

COMPENSATION DECISIONS FOR 2015

As we discussed above, in 2015 Devin Wenig became President and CEO of eBay Inc. and we successfully attracted a number of new senior leaders to fill key roles on Mr. Wenig’s management team and transitioned other members of his team to executive officer-level roles. When making compensation decisions for our NEOs, the Compensation Committee evaluated each individual based on his or her leadership, competencies, innovation, and both past and expected future contributions toward eBay’s financial, strategic and other priorities. In addition, the Compensation Committee considered succession planning and retention concerns as well as the total value of each NEO’s unvested equity awards. Based on its assessment, the Compensation Committee determined individual compensation arrangements for each NEO based on the factors and guidelines described above and in this section.

COMPENSATION DISCUSSION AND ANALYSIS

Determining 2015 Target Compensation for our CEO

In September 2014, in connection with Mr. Wenig’s appointment as President and CEO of eBay following the Spin-Off, the Compensation Committee determined it was appropriate that his compensation for 2015 take into account both his transition from being president of a business unit to the CEO of a large, public company as well as the expanded responsibilities associated with his new role as CEO. The Compensation Committee recognized that Mr. Wenig was well-qualified to lead the Company as its next CEO and thought it was important for him to be appropriately compensated as the CEO of a large, public company in the Internet and technology space. Additionally, the Compensation Committee took a multi-year view of Mr. Wenig’s total compensation, with the objectives of retaining and motivating him while providing a strong pay for performance element. In doing so, the Compensation Committee sought to focus Mr. Wenig’s attention on the longer-term performance of the company.

The Compensation Committee considered many factors in setting the various components of the Mr. Wenig’s compensation, including the factors set forth below. In evaluating performance against these factors, the Committee assigned no specific weighting to these factors and it evaluated individual performance in a holistic manner.

Performance against target financial results
Successful establishment of independent eBay
Engagement with current and potential investors
Appointment of a new senior management team
The strategic positioning of the Company for the future

In September 2014, the Compensation Committee put in place a thoughtful transition of Mr. Wenig’s compensation from his role as a business unit president to the Company’s President and CEO following the Spin-Off. The Compensation Committee determined that the increase in base salary and target cash incentive award and grant of equity awards in connection with Mr. Wenig becoming CEO of eBay were necessary in order for Mr. Wenig’s compensation to be competitive with compensation of CEOs of other large, public companies in the Internet and technology space. The following table outlines how Mr. Wenig’s compensation changed over the course of 2015.

	As of September 2014	Spring 2015		In connection with becoming CEO of eBay (July 17, 2015)
Base salary	$900,000	No change		$1,000,000
Target Cash Incentive Award (percentage of base salary)	175%	No change		200%
Equity Award	—	$9,000,000	*	$2,000,000 *

* Allocated in accordance with the Company’s standard practice: 50% PBRSUs, 30% RSUs, and 20% stock options. For the PBRSU portion of the award, if performance targets are met and RSUs are granted in 2017 in connection with the 2015-2016 PBRSU cycle, the RSUs will vest 100% in 2018 on the first anniversary of the date of grant.

COMPENSATION DISCUSSION AND ANALYSIS

Breakdown of 2015 Compensation for Mr. Wenig

The following chart shows the breakdown of reported 2015 compensation for Mr. Wenig. This chart illustrates the predominance of equity incentives and performance-based components in our regular executive compensation program.

Summary of Total Target Equity Award, Target Annual Cash Incentive Award, and Salary for other NEOs

The Compensation Committee considered many factors in setting the various components of the other NEOs compensation, including the factors set forth below. In evaluating performance against these factors, the Committee assigned no specific weighting to these factors and it evaluated individual performance in a holistic manner.

Performance against target financial results for the NEO’s business unit or function
Defining business unit or function strategy and executing against it
Organization development, including hiring, developing and retaining the senior leadership team of the business unit or function
Achievement of strategic or operational objectives, including control of costs
Driving innovation and execution for the business unit or function

Mr. Schenkel

In September 2014, the Compensation Committee put in place a thoughtful transition of Mr. Schenkel’s compensation from his role as a business unit chief financial officer to the Company’s CFO following the Spin-Off. The process the Compensation Committee followed in setting Mr. Schenkel’s compensation was similar to the one they used to set Mr. Wenig’s compensation. The Compensation Committee determined that the increase in base salary and target cash incentive award and grant of equity awards in connection with Mr. Schenkel becoming CFO of eBay were necessary in order for Mr. Schenkel’s compensation to be competitive with that of CFOs of other large, public companies in the Internet and technology space. The following table outlines how Mr. Schenkel’s compensation changed over the course of 2015.

	As of September 2014	Spring 2015		In connection with becoming CFO of eBay (July 17, 2015)
Base salary	$600,000	No change		$650,000
Target Cash Incentive Award (percentage of base salary)	75%	No change		100%
Equity Award	—	$3,400,000	*	$4,600,000 *

* Allocated in accordance with the Company’s standard practice: 50% PBRSUs, 30% RSUs, and 20% stock options. For the PBRSU portion of the award, if performance targets are met and RSUs are granted in 2017 in connection with the 2015-2016 PBRSU cycle, the RSUs will vest 100% in 2018 on the first anniversary of the date of grant.

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Fisher, Ms. Huber and Mr. Lawton

In connection with hiring Mr. Fisher in 2014 and Ms. Huber and Mr. Lawton in 2015, the Compensation Committee conducted a comprehensive review of pay structures for similar roles at comparable companies, as well as internal pay at the Company. The Compensation Committee concluded that it was important to provide a target total compensation opportunity competitive with the compensation of leaders at other major Internet and technology companies, with an annual compensation structure consistent with the Company’s current pay-for-performance philosophy and weighted heavily in favor of performance-based compensation. In considering the compensation packages for these NEOs, the Compensation Committee was mindful of the competition for talented executives in Internet and technology sectors, existing compensation arrangements with their then-current employer – including equity and incentive compensation that would be forfeited in connection with their departure from their then-current employers.

The Compensation Committee also reviewed and approved the target annual equity award, target annual cash incentive award, and salary for Mr. Fisher based on available market data as well as Company and individual performance.

The following chart shows the compensation arrangements for Mr. Fisher, Ms. Huber and Mr. Lawton:

Name	New Hire Equity Awards	New Hire Cash Payments	Target Value of 2015 Equity Awards Granted on April 1, 2015	Target Percentage of Annual Salary For Annual Cash Incentive Award	Annual Base Salary
Stephen Fisher*	—	$2.7 million	$3.5 million	75%	$625,000
Marie Oh Huber**	$5.0 million	$2.135 million	—	100%	$610,000
Harry Lawton***	$6.0 million	$4.13 million	—	75%	$650,000

* In connection with the commencement of his employment with the Company in 2014, Mr. Fisher received new hire equity awards with an aggregate value of $12.0 million and a $2.0 million cash payment in 2014. In addition, pursuant to the terms of his offer letter, Mr. Fisher is entitled to receive a $200,000 cash payment in each of 2016, 2017 and 2018.

** Ms. Huber was entitled to the cash payment pursuant to the terms of her offer letter, $2.0 million of which are subject to repayment obligations under certain circumstances. In addition, pursuant to the terms of her offer letter, Ms. Huber is entitled to receive a $1.0 million cash payment in 2016.

*** Mr. Lawton was entitled to the cash payment pursuant to the terms of his offer letter, $3.7 million of which is subject to repayment obligations under certain circumstances. In addition, pursuant to the terms of his offer letter, Mr. Lawton is entitled to receive a $300,000 cash payment in each of 2016 and 2017.

COMPENSATION DISCUSSION AND ANALYSIS

2015 BUSINESS RESULTS

The following is a summary of the business results that directly affected 2015 compensation, including performance-based equity awards and annual cash incentive awards.

PBRSUs

2014-2015 PBRSU Award

The following graphs show the goals and results achieved for the 2014-2015 performance period:

Foreign-exchange neutral	Non-GAAP operating margin	Return on Invested Capital (%)
(FX-neutral) revenue ($ billions)	dollars ($ billions)	Modifier

The performance goals for the 2014-2015 performance period were set in early 2014 before the Board decided to spin-off PayPal and divest the Enterprise business, so the goals included results for those business units. Following the decision to spin-off PayPal and divest the Enterprise business and in accordance with the Committee’s authority under the plan, the Committee modified the performance goals for the 2015 component of the 2014-2015 performance period so that the goals were based solely on the performance of the standalone Marketplaces business. Following the end of the performance period, as part of its review of the Company’s financial performance against the PBRSU targets and in accordance with its authority under the plan, the Committee considered whether the impact of any significant corporate events not contemplated at the time the targets were set should lead to an adjustment of any of the performance results. The Committee determined that because the Company’s pre-Spin-Off hedging strategy was based on a combined entity, in connection with the Spin-Off it was appropriate to adjust the Non-GAAP operating margin results to account for the foreign-exchange rate impact and certain costs related to the Spin-Off.

The funding level under the PBRSU plan could range from 0% to 240%. Based on the Company’s financial performance during the 2014-2015 performance period, the PBRSU award was funded at 73% of target and the NEOs received the following awards:

Name	Percentage of Target	Size of Award for 2014-2015 Performance Cycle	Vesting Schedule
Devin Wenig	73%	144,886	50% on March 1, 2016; 50% on March 1, 2017
Scott Schenkel	73%	55,011	50% on March 1, 2016; 50% on March 1, 2017
Steve Fisher	73%	67,637	50% on March 1, 2016; 50% on March 1, 2017
Marie Oh Huber*	—	—	N/A
Harry Lawton*	—	—	N/A

* Based on the dates of the commencement of employment of Ms. Huber and Mr. Lawton, they did not receive PBRSU awards for the 2014-2015 performance cycle.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s 2015 performance will also impact the 2015-2016 PBRSU awards. When those targets were set and subsequently modified as described above, they were designed to be challenging but achievable over the two-year performance period. Award funding for the 2015-2016 performance period will be determined based on performance against approved targets for FX-neutral revenue, non-GAAP operating margin dollars, and return on invested capital following the completion of the applicable performance period.

Annual Cash Incentive Awards

2015 Annual Cash Incentive Goals and Plan Performance.

The following graphs show the goals and results achieved for the 2015 performance period:

FX-neutral revenue	Non-GAAP net income
($ billions)	($ billions)

In anticipation of the Spin-Off and subsequent sale of the Enterprise business, the Compensation Committee created the performance goals for the 2015 performance period to be based solely on the performance of the standalone Marketplaces business. Following the end of the performance period, as part of its review of the Company’s financial performance against the performance goals, the Compensation Committee considered whether any significant corporate events not contemplated at the time the targets were set should lead to an adjustment of any of the performance results. As part of its review in early 2016, the Compensation Committee determined that adjustments should be made to reduce the Non-GAAP net income amount to offset the impact of certain equity investments, legal settlements and certain Spin-Off related costs.

The funding level under the annual cash incentive plan could range from 0%-200%. Based on the Company’s non-GAAP net income for 2015 (and the achievement of the FX-neutral revenue threshold), the portion of the annual cash incentive plan based on Company performance was funded at 124% of the target opportunity.

In early 2016, the Compensation Committee also reviewed Mr. Wenig’s performance for the purpose of determining his 2015 annual cash incentive award, with input from the entire Board. The Compensation Committee did not assign fixed weightings to specific individual goals or performance criteria. Instead, it took a holistic view of performance during the year and the Company’s positioning for the future. The Compensation Committee considered the Company’s above target financial results, the successful Spin-Off, Mr. Wenig’s engagement with our current and potential investors, the appointment of a new senior management team, and the strategic positioning of the Company for the future. As a result, the individual performance component of Mr. Wenig’s annual cash incentive award was established at 200% of target, and his total earned annual incentive award for 2015 was 143% of target.

COMPENSATION DISCUSSION AND ANALYSIS

Taking into account both Company and individual performance, total annual cash incentive amounts under the annual cash incentive for 2015 for our NEOs were paid as follows:

Name	Annual Cash Incentive Target as Percentage of Base Salary	Percentage of Target*	Size of annual cash incentive award for 2015
Devin Wenig	200%	143%	$2,695,000
Scott Schenkel	100%	143%	$888,250
Steve Fisher	75%	114%	$535,547
Marie Oh Huber	100%	118%	$459,565
Harry Lawton	75%	114%	$342,750

* The Company performance component (75%) was paid at 124% of target. The individual performance component (25%) was based on each NEO’s individual performance score, which was calculated as a percentage of target.

SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS WITH EXECUTIVE OFFICERS AND CLAWBACKS

The Compensation Committee’s objective when approving or establishing the severance and change-in-control arrangements described below was to provide fair and reasonable severance that would also serve as a retention incentive for those impacted by a change-in-control or similar transactions. The Compensation Committee believes that these protections help the Company to attract and retain highly talented executive officers.

In connection with the Spin-Off, the Company adopted the eBay Inc. SVP and Above Standard Severance Plan and Summary Plan Description (the “Standard Severance Plan”) and the eBay Inc. Change in Control Severance Plan for Key Employees and Summary Plan Description (the “Change-In-Control Severance Plan”). In considering the protections included in these plans, the Compensation Committee conducted a comprehensive review of protections provided to senior executives of the Company’s peer group and took into account the information about candidates expectations learned in the course of recruiting efforts for talented senior leaders to complete the Company’s leadership team. The Compensation Committee was also mindful that newly recruited executives were either leaving relatively secure employment arrangements or turning down attractive alternative offers. In addition, the Compensation Committee determined that these protections should be extended to current executives in order to maintain alignment of overall compensation internally.

See “Potential Payments upon Termination or Change-in-Control” below for information regarding the value of our payment obligations in the event of termination or a change in control, assuming that their employment was terminated or a change-incontrol occurred on December 31, 2015.

Severance Arrangements

In connection with the Spin-Off, the Company adopted the Standard Severance Plan. Mr. Fisher was selected by the Compensation Committee to participate in the Standard Severance Plan. Employees who are selected to participate in this plan are entitled to receive the following if they are terminated without cause and they sign and do not revoke a waiver of claims against the Company:

●	Cash severance payment equal to the sum of his or her annual salary and target cash incentive award amount;
●	Cash payment equal to two times the cost of 12 months of health insurance coverage;
●	Payment of any unpaid cash “make-good” awards;

COMPENSATION DISCUSSION AND ANALYSIS

●	Prorated cash incentive award for the fiscal year in which termination occurred based on actual performance with respect to the Company performance element for the full year; and
●	Vesting (or payment of cash in lieu of vesting at the election of the Company) of unvested equity, including the actual amount of shares that would have been granted with respect to PBRSUs for performance periods completing on or before the first anniversary of the date of his or her termination, that would have otherwise vested within 12 months of his or her termination date (where the cash value, if applicable, of such unvested equity is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to his or her termination date).

Mr. Wenig and Mr. Schenkel

In connection with being appointed CEO-designee and CFO-designee, respectively, of eBay, Mr. Wenig and Mr. Schenkel were provided severance arrangements in their respective offer letters. Neither Mr. Wenig nor Mr. Schenkel participates in the Standard Severance Plan. Under the arrangements set forth in their respective offer letters, Mr. Wenig and Mr. Schenkel is each entitled to receive the following if he is terminated without cause or resigns for good reason (as defined in his offer letter) not in connection with a change-in-control, and he signs and does not revoke a waiver of claims against the Company:

●	Cash severance payment equal to two times the sum of annual salary and annual bonus calculated as the greater of either (i) 200% of annual salary (in the case of Mr. Wenig) or 100% of annual salary (in the case of Mr. Schenkel) or (ii) target cash incentive award;
●	Prorated cash incentive award for the fiscal year in which termination occurred based on the actual performance with respect to the company performance element for the full year; and
●	A cash payment equal to the value of unvested equity, including the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined, that would have otherwise vested within 12 months of his termination date (where the value of such unvested equity is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to his termination date).

In the event Mr. Wenig’s or Mr. Schenkel’s employment terminates due to his death or disability, he or his estate will receive, within 30 days of his termination date, a cash payment equal to the value of any equity awards that would have become vested within the following 24 months.

Ms. Huber and Mr. Lawton

In connection with the commencement of their employment with the Company, Ms. Huber and Mr. Lawton were provided severance arrangements in their respective offer letters. Neither Ms. Huber nor Mr. Lawton participates in the Standard Severance Plan. The Compensation Committee believes it was necessary to provide these severance arrangements in order to attract them to join the Company. Under these arrangements, Ms. Huber and Mr. Lawton is each entitled to receive the following if he or she is terminated without cause or resigns for good reason (as defined in his or her offer letter) not in connection with a change-incontrol, and he or she signs and does not revoke a waiver of claims against the Company:

●	Cash severance payment equal to:
-	two times the sum of his or her annualized salary and annual bonus calculated as the greater of either (i) 75% of annual salary (in the case of Mr. Lawton) or 100% of annual salary (in the case of Ms. Huber) or (ii) target cash incentive award if the termination is on or before the one year anniversary of commencement of employment with the Company;
-	one and a half times the sum of his or her annualized salary and annual bonus calculated as the greater of either (i) 75% of annual salary (in the case of Mr. Lawton) or 100% of annual salary (in the case of Ms. Huber) or (ii) target cash incentive award if the termination is after the one year anniversary but before the second anniversary of commencement of employment with the Company; or
-	the sum of his or her annualized salary and annual bonus calculated as the greater of either (i) 75% of annual salary (in the case of Mr. Lawton) or 100% of annual salary (in the case of Ms. Huber) or (ii) target cash incentive award if the termination is after second anniversary of commencement of employment with the Company;

COMPENSATION DISCUSSION AND ANALYSIS

●	All unpaid make-good cash payments;
●	Prorated cash incentive award for the fiscal year in which termination occurred based on the actual performance with respect to the Company performance element for the full year; and
●	A cash payment equal to the value of unvested equity, including the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined, that would have otherwise vested within 12 months of his termination date (where the value of such unvested equity is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to his or her termination date).

Change-in-Control Arrangements

The Company has not entered into any arrangements with any of its executive officers to provide “single trigger” severance payments upon a change-in-control. As described above, the Company has put change-in-control protections in place for our go-forward NEOs.

The Company’s equity incentive plans generally provide for the acceleration of vesting of awards granted under the plans upon a change-in-control (as defined in the applicable plan) only if the acquiring entity does not agree to assume or continue the awards. These provisions generally apply to all holders of awards under the equity incentive plans. Under the terms of the equity incentive plans, the Spin-Off did not constitute a change-in-control for purposes of these protections.

In connection with the Spin-Off, the Company adopted the Change-in-Control Severance Plan. Employees who are selected to participate in this plan are entitled to receive the following if, in connection with a change-in-control, they are terminated without cause or resign for good reason and they sign and do not revoke a waiver of claims against the Company:

●	Cash severance payment equal to an amount between one half and two times the sum of his or her annual salary and target cash incentive award amount;
●	Cash payment equal to two times the cost of between six months and 24 months of health insurance coverage;
●	Payment of any unpaid cash “make-good” awards;
●	Target cash incentive award for the fiscal year in which termination occurred; and
●	Vesting (or payment of cash in lieu of vesting at the election of the Company) of all unvested equity, including the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined (where the cash value, if applicable, of such unvested equity is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to his or her termination date).

Mr. Fisher was selected by the Compensation Committee to participate in the Change-in-Control Severance Plan. With respect to the cash severance payment and cash payment referred to above, Mr. Fisher is entitled to receive a cash severance payment equal to two times the sum of his annual salary and target cash incentive award amount and a cash payment equal to two times the cost of 24 months of health insurance coverage.

Mr. Wenig and Mr. Schenkel

In connection with becoming CEO-designee and CFO-designee, respectively, of eBay, Mr. Wenig and Mr. Schenkel were provided change-in-control arrangements. These arrangements were entered into before the Company adopted the Change-In-Control Severance Plan and, as a result, neither participates in the Change-In-Control Severance Plan. Under these arrangements, Mr. Wenig and Mr. Schenkel is each entitled to receive the following if he is terminated without cause or resigns for good reason (as defined in his offer letter) in connection with a change-in-control and he signs and does not revoke a waiver of claims against the Company:

●	Cash severance payment equal to two times the sum of (i) his annual salary and (ii) his annual bonus calculated as the greater of either (a) 200% of annual salary (in the case of Mr. Wenig) or 100% of annual salary (in the case of Mr. Schenkel) or (b) target cash incentive award;

COMPENSATION DISCUSSION AND ANALYSIS

●	Prorated cash incentive award based on the actual performance with respect to the Company performance element for the full year; and
●	A cash payment equal to the value of all unvested equity, including the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined (where the value of such unvested equity is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to his termination date).

Ms. Huber and Mr. Lawton

In connection with the commencement of their employment with the Company, Ms. Huber and Mr. Lawton were provided change-in-control arrangements. Because these arrangements were negotiated in connection with the commencement of their employment and the terms are set forth in their offer letters, neither participates in the Change-in-Control Severance Plan. The Compensation Committee believes it was necessary to provide these change-in-control arrangements in order to attract them to join the Company. Under these arrangements, Ms. Huber and Mr. Lawton is each entitled to receive the following if he or she is terminated without cause or resigns for good reason (as defined in his or her offer letter) in connection with a change-in-control and he or she signs and does not revoke a waiver of claims against the Company:

●	Cash severance payment equal to two times the sum of (i) his or her annualized salary and (ii) annual bonus calculated as the greater of either (a) 75% of annual salary (in the case of Mr. Lawton) or 100% of annual salary (in the case of Ms. Huber) or (b) target cash incentive award;
●	Prorated cash incentive award based on the actual performance with respect to the Company performance element for the full year;
●	All unpaid cash make-good payments; and
●	A cash payment equal to the value of all unvested equity, including the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined (where the value of such unvested equity is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to his or her termination date).

Clawbacks

The Compensation Committee has adopted a clawback policy that covers each officer employed as a vice president or in a more senior position, and applies to incentive compensation, which includes any cash incentive award, equity award, or equity-based award paid or awarded to any covered employee during the period in which he or she is designated as a covered employee. For all covered employees, the occurrence of either of the following events is covered: (a) an action or omission by the covered employee that constitutes a material violation of the Company’s Code of Business Conduct; or (b) an action or omission by the covered employee that results in material financial or reputational harm to the Company. In addition, for covered employees that are employed as a senior vice president or in a more senior position or a vice president who is a member of the finance function, the following event is also covered: a material restatement of all or a portion of the Company’s financial statements that is the result of a supervisory or other failure by the covered employee.

Under the clawback policy, the Compensation Committee has the authority and discretion to determine whether an event covered by the policy has occurred and, depending on the facts and circumstances, may (but need not) require the full or partial forfeiture and/or repayment of any incentive compensation covered by the policy that was paid or awarded to a covered employee. The forfeiture and/or repayment may include all or any portion of the following:

●	Any incentive compensation that is greater than the amount that would have been paid to the covered employee had the covered event been known;
●	Any outstanding or unpaid incentive compensation, whether vested or unvested, that was awarded to the covered employee; and
●	Any incentive compensation that was paid to or received by the covered employee (including gains realized through the exercise

COMPENSATION DISCUSSION AND ANALYSIS

of stock options) during the twelve month period preceding the date on which the Company had actual knowledge of the covered event or the full impact of the covered event was known, or such longer period of time as may be required by any applicable statute or government regulation.

FURTHER CONSIDERATIONS FOR SETTING EXECUTIVE COMPENSATION

Role of Consultants in Compensation Decisions

Pay Governance serves as the Compensation Committee’s independent compensation consultant. It provides the Compensation Committee with advice and resources to help the Compensation Committee assess the effectiveness of the Company’s executive compensation strategy and programs. Pay Governance reports directly to the Compensation Committee, and the Compensation Committee has the sole power to terminate or replace Pay Governance at any time.

As part of its engagement, the Compensation Committee has directed Pay Governance to work with our Senior Vice President of Human Resources and other members of management to obtain information necessary for Pay Governance to form recommendations and evaluate management’s recommendations to the Compensation Committee. Pay Governance also meets with the Compensation Committee during its regular meetings, in executive session (where no members of management are present), and with the Compensation Committee chair and other members of the Compensation Committee outside of the Compensation Committee’s regular meetings. As part of its engagement in 2015, Pay Governance provided an environmental scan of executive compensation, evaluated the Company’s peer group composition, evaluated compensation levels at the peer group companies, assessed and proposed equity and cash compensation guidelines for various executive job levels, assessed compensation for the Company’s executive officers, advised on the framework for the Company’s long-term incentive awards, evaluated performance-based retention strategies, evaluated clawback policies, and assessed Board compensation. In connection with the Spin-Off, Pay Governance was retained by the Compensation Committee for a special assignment to form recommendations as to the compensation structures for Mr. Wenig as the CEO of the Company after the Spin-Off, as well as the compensation arrangements for the Former Executives who transitioned their responsibilities to Mr. Wenig and Mr. Schenkel and the other new leaders of the Company in connection with the Spin-Off. In connection with this special assignment, Pay Governance also formed recommendations and evaluated management’s recommendations regarding the compensation arrangements for those individuals and the handling of compensation transition for the Company’s plans given an expected Spin-Off date before the end of 2015. Pay Governance’s fees for consulting advice to the Compensation Committee for the year ended December 31, 2015 were $493,886. Pay Governance does not provide any other services to the Company.

In addition, Towers Watson & Co. (now Willis Towers Watson) provides compensation advisory services to management to help it develop and execute the Company’s overall compensation programs, including evaluating competitive compensation levels and programs for positions below executive officer, equity compensation, international compensation, and other issues as requested by eBay Human Resources.

Compensation Consultant Conflict of Interest Assessment

The Compensation Committee recognizes that it is essential to receive objective advice from its compensation advisors. To that end, the Compensation Committee closely examines the procedures and safeguards that its compensation advisor takes to ensure that its services are objective. The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC rules and concluded that Pay Governance’s work for the Compensation Committee does not raise any conflict of interest.

The Compensation Committee also reviewed Towers Watson’s work for management pursuant to the SEC rules and concluded that Towers Watson’s work for management does not raise any conflicts of interest.

COMPENSATION DISCUSSION AND ANALYSIS

Peer Group Considerations

To set total compensation guidelines, the Compensation Committee reviews market data of companies that are comparable to eBay and that it believes compete with eBay for executive talent, business, and capital. The Compensation Committee reviews both specific data from public filings from peer group companies and general industry data for comparable technology companies that are included in proprietary third-party surveys. The Compensation Committee believes that it is necessary to consider this market data in making compensation decisions to attract and retain talent. The Compensation Committee also recognizes that at the executive level, we compete for talent against larger global companies, as well as smaller, non-public companies.

In deciding whether a company should be included in the peer group, the Compensation Committee generally considers the following screening criteria:

●	revenue;
●	market value;
●	historical growth rates;
●	primary line of business;
●	whether the company has a recognizable and well-regarded brand; and
●	whether we compete with the company for talent.

For each member of the peer group, one or more of the factors listed above was relevant to the reason for inclusion in the group, and, similarly, one or more of these factors may not have been relevant to the reason for inclusion in the group.

For 2015, the peer group consisted of the following companies:

Adobe Systems Incorporated	Intel Corporation
Alphabet Inc.	Intuit Inc.
Amazon.com, Inc.	MasterCard Incorporated
American Express Company	Microsoft Corporation
Capital One Financial Corp.	Symantec Corporation
Charles Schwab & Co., Inc.	Visa Inc.
Cisco Systems, Inc.	Yahoo! Inc.
Facebook, Inc.

To assess whether the peer group continues to reflect the markets in which we compete for executive talent, the Compensation Committee reviews the peer group each year with the assistance of its compensation consultant. As part of its annual review following the Spin-Off, the Compensation Committee determined that several financial services companies were no longer relevant peer group companies for eBay as a stand-alone company. In addition, the Compensation Committee added several new companies that the Compensation Committee believed were appropriate based on the peer group selection criteria noted above.

For 2016, the peer group will consist of the following companies:

Adobe Systems Incorporated	Microsoft Corporation
Alphabet Inc.	Netflix, Inc.
Amazon.com, Inc.	PayPal Holdings, Inc.
Cisco Systems, Inc.	salesforce.com, inc.
Electronic Arts Inc.	Symantec Corporation
Facebook, Inc.	The Priceline Group Inc.
Intel Corporation	Twitter, Inc.
Intuit Inc.	Yahoo! Inc.
LinkedIn Corporation

COMPENSATION DISCUSSION AND ANALYSIS

Impact of Accounting and Tax Requirements on Compensation

We are limited by Section 162(m) of the Code to a deduction for federal income tax purposes of up to $1 million of compensation paid to our CEO and any of our other three most highly compensated executive officers, other than our CFO, in a taxable year. Compensation above $1 million may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The eIP was last approved by our stockholders in 2015. Under the eIP, the portion of the awards attributable to Company performance is intended to qualify as “performance-based compensation” under Section 162(m). Certain grants under the 2008 Equity Incentive Award Plan, which was initially approved by our stockholders in 2008 and for which we are seeking stockholder approval for an amendment and restatement of the Plan at the 2016 annual meeting, are also intended to qualify as “performance-based compensation.” Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation. The Compensation Committee expressly retains the full discretion to forgo deductibility when the Compensation Committee believes it to be in the interests of the Company and our stockholders.

COMPENSATION DECISIONS RELATED TO THE SPIN-OFF – FORMER EXECUTIVES

During 2015, eBay successfully completed the spin-off of PayPal. In nine months, we accomplished what we set out to do, which was to establish two standalone public companies with world-class leadership teams and ensure a seamless transition during the process of separation. Our goal in 2015 was to align the compensation incentives for our executive officers with these goals. We are proud of the results that the Company achieved in 2015 and by the exemplary leadership demonstrated by former leadership team.

As noted in the introduction to this Compensation Discussion and Analysis, certain executive officers who departed eBay in connection with the Spin-Off are also deemed NEOs under SEC rules. These individuals are:

●	John Donahoe, Former President and CEO
●	Robert Swan, Former Senior Vice President, Finance and CFO
●	Daniel Schulman, President and CEO-designee, PayPal

Compensation Decisions Related to Mr. Donahoe and Mr. Swan

Mr. Donahoe and Mr. Swan led the efforts to execute the Spin-Off and did so in a manner designed to position both eBay and PayPal for success while also delivering business results. In addition, in connection with the Spin-Off announcement, Mr. Donahoe, working closely with the Board and the Compensation Committee, implemented an orderly succession plan whereby Mr. Wenig would become eBay’s CEO and Mr. Schulman would become PayPal’s CEO. In accordance with this plan, following the completion of the Spin-Off, Mr. Donahoe and Mr. Swan (as well as certain other members of Mr. Donahoe’s leadership team) transitioned their responsibilities to the new leaders of each business.

The Compensation Committee made decisions regarding the compensation arrangements for Mr. Donahoe and Mr. Swan that were designed to achieve a successful execution of the Spin-Off and encourage them to continue their employment with the Company through the Spin-Off. The Compensation Committee believed this was critical to driving the greatest value for the Company’s stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee did not create any new compensation program or vehicle to achieve this goal. Instead, all of the elements of these arrangements were pursuant to the Company’s existing executive compensation programs; they followed a structure consistent with the Company’s pay-for-performance philosophy; and they were weighted heavily in favor of performance-based payouts. Specifically, Mr. Donahoe and Mr. Swan were:

●	Eligible to participate in ongoing compensation programs, consisting of:
○	An annual cash incentive award with targets and performance periods adjusted to take into account the Spin-Off
○	A grant of PBRSUs, RSUs and stock options (for a reduced amount compared to prior years) with PBRSU targets and performance periods adjusted to take into account the Spin-Off
○	The 2015 vesting opportunity for the 2012 PSUs adjusted to take into account performance through the Spin-Off (the 2016 vesting opportunity was cancelled because the Spin-Off occurred in 2015)
●	Severance arrangements consisting of:
●	A cash payment equal to two times the sum of their annual base salary and the annual cash incentive paid at the target amount
●	Acceleration of all RSU and stock option awards that were outstanding and unvested as of the termination of employment date and an extension of the period during which they could exercise vested stock options (12 months for stock options granted in 2012 and 36 months for stock options granted in 2013, 2014 and 2015)

A more detailed description of the awards, targets, performance periods and actual payouts is below. We also included a description of these arrangements in the Company’s proxy statement for its 2015 Annual Meeting of Stockholders that was filed with the Securities and Exchange Commission on March 23, 2015. The Compensation Committee believes Mr. Donahoe and Mr. Swan’s performance enabled a highly effective separation process and smooth management transition while also continuing to successfully oversee the day-to-day management of the Company and exceeded the goals set by the Compensation Committee.

2015 Business Results and Payouts for Mr. Donahoe and Mr. Swan

Annual Cash Incentive Award

2015 Annual Cash Incentive Goals and Plan Performance. In light of the Spin-Off, the Compensation Committee decided that the performance period for this element of compensation would be from the beginning of 2015 through the last completed quarter prior to the Spin-Off (the second quarter of 2015). The following table shows the goals and the Company’s actual performance:

	Minimum	Target	Maximum	Actual
FX-neutral revenue	$8.47B	—	—	$9.17B
Non-GAAP net income	$1.68B	$1.76B	$1.91B	$1.87B

The funding level under the plan ranged from 0% to 200% based on non-GAAP net income level (assuming the minimum FX-neutral revenue threshold was also met). Based on the Company’s results through the last completed quarter of 2015 prior to the Spin-Off (which was the second quarter of 2015), the award was funded at 175% of the target opportunity.

PBRSU Awards

For the 2014-2015 performance period under the PBRSU program, the Compensation Committee took a consistent approach and adjusted the performance period to end as of the end of the last completed quarter prior to the Spin-Off (which was the second quarter of 2015). The following table shows the goals and the Company’s actual performance:

	Minimum	Target	Maximum	Actual
FX-neutral revenue	$26.50B	$28.49B	$31.34B	$27.51B
Non-GAAP operating margin dollars	$6.87B	$7.23B	$7.81B	$7.00B
Return on invested capital (modifier)	24.0%	—	—	27.8%

COMPENSATION DISCUSSION AND ANALYSIS

The funding level under the plan ranged from 0%-240%. Based on the Company’s results through the last completed quarter of 2015 prior to the Spin-Off, the award was funded at 84% of the target opportunity and the PBRSUs vested at the time of the Spin-Off.

For the 2015-2016 performance period under the PBRSU plan, the Compensation Committee decided to reduce the size of the target awards (compared to prior grants) to reflect the fact that Mr. Donahoe and Mr. Swan were not expected to be employed by the Company for the full two-year performance period and to select performance measures that were designed to measure the success of the Spin-Off. These performance measures consisted of:

●	Finalizing 2015 budgets for each business unit and securing Board approval of these budgets;
●	Finalizing capital structures for each business unit and securing Audit Committee approval of these capital structures;
●	Designing tax efficient mechanisms to move money as necessary;
●	Finalizing the material terms of the Spin-Off related operating agreement and other documents and securing Board approval of these terms;
●	Ensuring regulatory filings were made within timeframes consistent with public disclosures;
●	Establishing public company-ready leadership teams for both companies;
●	Completing other agreements and tasks necessary for the Spin-Off; and
●	Ensuring dividend is declared and Spin-Off occurs within timeframe consistent with public disclosures.

At the end of the performance period, the Compensation Committee reviewed the results achieved and determined whether each of the measures were met. The Compensation Committee determined that every measure had been met or exceeded, except that two leadership team roles for PayPal were filled by interim leaders as of the Spin-Off. The Compensation Committee did not give any specific weighting to these performance measures and evaluated performance in a holistic manner. Based on this review, the Compensation Committee determined that Mr. Donahoe and Mr. Swan achieved the Spin-Off success measures in an exemplary manner and approved funding this PBRSU plan at 200% of the target opportunity and the PBRSUs vested at the time of the Spin-Off.

PSU Awards

In 2012, Mr. Donahoe and Mr. Swan were granted one-time PSU awards. In light of the pending Spin-Off, the Compensation Committee decided to adjust the 2015 PSU vesting opportunity based on whether total shareholder return exceeded the median of the companies in the Company’s 2012 peer group measured for 2015 either (i) through the date immediately prior to the effective date of the Spin-Off (the “2015 performance test”) or (ii) for the cumulative performance period from 2012 through the date immediately prior to the effective date of the Spin-Off (the “cumulative performance test”). The Compensation Committee also decided to cancel the 2016 vesting opportunity because it was unlikely that Mr. Donahoe and Mr. Swan would continue to be employed by the Company at that time.

As of the end of the performance period, the Company’s total shareholder return exceeded the 2015 performance test, which resulted in the vesting of the 2015 tranche. Mr. Donahoe and Mr. Swan remain subject to the requirement to hold all after-tax stock derived from vested PSUs until December 31, 2017.

Compensation Decisions Related to Mr. Schulman

Mr. Schulman’s 2015 target compensation was determined in 2014 at the time he was hired by the Company to become the CEO-designee of PayPal and were disclosed in the Company’s 2015 Proxy Statement. At that time, the Compensation Committee conducted a comprehensive review of pay structures of CEOs at comparable public companies as well as internal pay at the Company. The Compensation Committee concluded that it was important to provide a total target compensation opportunity

COMPENSATION DISCUSSION AND ANALYSIS

for Mr. Schulman that was competitive with those of leaders at other major Internet and technology companies, with an annual compensation structure consistent with the Company’s pay-for-performance philosophy and weighted heavily in favor of performance-based compensation.

Until July 2015, Mr. Schulman’s annual salary and target cash incentive award remained unchanged. The amounts of his 2015 equity awards were consistent with those amounts determined and disclosed at the time of Mr. Schulman’s hiring by the Company. These awards had an aggregate target grant value of $11 million and followed the Company’s standard allocation of 50% PBRSUs, 30% RSUs and 20% stock options. The vesting schedule for the PBRSU followed the CEO vesting schedule (i.e., if the performance targets are met and the RSUs are granted, 100% would vest on the first anniversary of the grant date). In 2015, the Compensation Committee also decided to adjust the final amount of the payment Mr. Schulman was entitled to under the terms of his offer letter to recognize the full amount of the clawback repayments he was required to make to his former employer, which amount was paid by PayPal following the Spin-Off.

Following the Spin-Off, Mr. Schulman became PayPal’s CEO and PayPal assumed Mr. Schulman’s compensation arrangements. As a result, no payouts were made to Mr. Schulman for 2015 under eBay’s eIP or PBRSU program because Mr. Schulman was not employed by the Company as of the end of the relevant performance periods.

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE

The Compensation Committee reviews and approves Company compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and eBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

COMPENSATION COMMITTEE

Edward W. Barnholt
(Chair)

Anthony J. Bates

Bonnie S. Hammer

Kathleen C. Mitic

Thomas J. Tierney

COMPENSATION TABLES

2015 SUMMARY COMPENSATION TABLE

The following table, footnotes, and narrative summarize the total compensation earned by each of our named executive officers, or NEOs, for the fiscal year ended December 31, 2015 and, to the extent required under the SEC executive compensation disclosure rules, the fiscal years ended December 31, 2014 and 2013.

Name and Principal Position (a)	Year (b)		Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non- Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($)
Devin N. Wenig (1)	2015		942,308	0	9,188,884	1,667,333	2,695,000	0	15,902	14,509,427
President and Chief	2014		823,077	0	6,993,672	1,364,467	1,303,188	0	11,261	10,495,665
Executive Officer	2013		793,269	0	4,236,205	990,130	647,010	0	11,094	6,677,708
Scott F. Schenkel (2)	2015		621,154	0	6,857,377	1,192,618	888,250	0	12,746	9,572,145
Senior Vice President,
Finance and Chief
Financial Officer
Stephen Fisher	2015		625,000	200,000	2,888,421	473,879	535,547	0	2,513,912	7,236,759
Senior Vice President,
Chief Technology
Officer
Marie Oh Huber (3)	2015		389,462	0	4,373,364	395,163	459,565	0	2,136,960	7,754,514
Senior Vice President,
Legal Affairs, General
Counsel and Secretary
Harry A. Lawton (4)	2015		400,000	300,000	5,324,787	395,163	342,750	0	4,084,769	10,847,469
Senior Vice President,
North America
John J. Donahoe (5)	2015		576,923	0	6,257,098	1,451,126	2,019,231	0	6,097,887	16,402,265
Former President and	2014	(6)	1,000,000	0	20,766,280	6,618,710	1,809,500	0	89,198	30,283,688
Chief Executive Officer	2013		993,269	0	8,855,064	2,199,263	1,620,270	0	165,508	13,833,374
Robert H. Swan (5)	2015		490,385	0	3,263,649	572,998	1,072,716	0	3,939,481	9,339,229
Former Senior Vice	2014	(6)	850,000	0	11,046,978	2,837,559	998,750	0	76,003	15,809,290
President, Finance and	2013		843,269	0	5,083,468	1,188,152	687,792	0	92,629	7,895,310
Chief Financial Officer
Daniel H. Schulman (7)	2015		519,231	0	8,825,152	1,667,525	0	0	41,017	11,052,925
Former President and	2014		204,231	0	14,508,104	1,330,803	335,960	0	22,308,808	38,687,906
CEO-designee, PayPal

(1) Mr. Wenig transitioned from President, eBay Marketplaces and CEO-designee, eBay to the Company’s President and Chief Executive Officer on July 17, 2015.

(2) Mr. Schenkel transitioned from Senior Vice President and Chief Financial Officer of eBay Marketplaces to the Company’s Senior Vice President, Finance and Chief Financial Officer on July 17, 2015.

(3) Ms. Huber joined the Company on May 1, 2015.

(4) Mr. Lawton joined the Company on May 11, 2015.

COMPENSATION TABLES

(5) The employment of each of Mr. Donahoe and Mr. Swan with the Company was terminated on July 17, 2015. At the time of the Spin-Off, Mr. Swan commenced service on the Board as a non-employee director. Please see the “Compensation of Directors” section for information regarding fees received by Mr. Swan for such Board service.

(6) Each of Mr. Donahoe’s and Mr. Swan’s 2014 compensation amounts have been revised to reflect the incremental fair value attributable to stock awards and option awards held by each of them that were modified in 2014. As disclosed in the Compensation Discussion and Analysis included in the Company’s 2015 proxy statement as well as the Company’s December 18, 2014 Form 8-K, in anticipation of the Spin-Off, the Company adopted the Transition Success and Retention Program which provided for the accelerated vesting of all restricted stock unit and stock option awards that were outstanding and unvested as of the date of the termination of employment of certain departing executives in connection with the Spin-Off and the extension of the post-termination exercise period from 90 days to 36 months for option awards granted in 2013, 2014 and 2015. In addition, under the program, performance under all outstanding performance-based restricted stock unit awards was calculated in accordance with the terms of the plans under which such awards were granted, with the existing performance targets calculated based on the performance as of the quarter most recently completed prior to the Spin-Off, and the time-based vesting elements of any resulting performance-based restricted stock unit awards also accelerated. These modifications resulted in additional stock-based compensation expense for Mr. Donahoe and Mr. Swan of approximately $11.81 million and $6.23 million, respectively, and additional option-based compensation expense for Mr. Donahoe and Mr. Swan of approximately $4.41 million and $1.91 million, respectively.

(7) Mr. Schulman transitioned from President, PayPal and CEO-designee, PayPal to PayPal’s President and CEO on July 17, 2015. In connection with his transition, Mr. Schulman’s employment with the Company was terminated.

Bonus (Column (d))

Pursuant to their offer letters, in 2015, Mr. Fisher and Mr. Lawton received supplemental cash payments of $200,000 and $300,000, respectively.

Stock Awards (Column (e))

The amounts reported in the Stock Awards column represent the aggregate grant date fair value of time-based restricted stock units, or RSUs, and performance-based restricted stock units, or PBRSUs, granted to each of our NEOs in 2015, 2014, and 2013, respectively, calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation. The grant date fair value of RSUs is determined using the fair value of our common stock on the date of grant, and the grant date fair value of PBRSUs is calculated based on the fair value of our common stock on the date of grant and probable outcome of the performance measures for the applicable performance period as of the date on which the PBRSUs are granted for accounting purposes. This estimated fair value for PBRSUs is different from (and lower than) the maximum value of PBRSUs set forth below. The equity incentive awards included in this column were all awarded under the Company’s 2008 Equity Incentive Award Plan, as amended and restated.

RSUs: For 2015, RSU awards were granted to Mr. Wenig, Mr. Schenkel, Mr. Fisher and Mr. Schulman in connection with the Company’s annual equity grant in April with a grant date value of $2,605,357 for Mr. Wenig, $984,236 for Mr. Schenkel, $1,013,201 for Mr. Fisher and $2,605,357 for Mr. Schulman. Further, pursuant to their offer letters, Mr. Wenig, Mr. Schenkel and Mr. Schulman received additional RSU awards in connection with the Spin-Off with a grant date value of $634,594 for Mr. Wenig, $1,459,507 for Mr. Schenkel and $634,594 for Mr. Schulman. Ms. Huber and Mr. Lawton were each granted “new-hire” RSU awards in connection with the commencement of their employment with the Company with a grant date value of $878,820. Further, pursuant to their offer letters, Ms. Huber and Mr. Lawton received a supplemental RSU award with a grant date value of $1,952,880 and $2,929,260, respectively. In January, RSU awards were granted to Mr. Donahoe and Mr. Swan with a grant date value of $2,178,221 and $1,136,166, respectively.

PBRSUs: PBRSUs provide an opportunity for our NEOs to receive grants of time-based RSUs if the performance measures for a particular time period — typically 24 months — are met. For a description of the performance measures for the 2015-2016 PBRSU awards, see “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Equity Incentive Awards — PBRSU Program” above.

COMPENSATION TABLES

For 2015, PBRSU awards were granted for accounting purposes to Mr. Wenig, Mr. Schenkel, Mr. Fisher, Mr. Donahoe, Mr. Swan and Mr. Schulman in connection with the Company’s annual equity grant in March with a grant date value of $4,821,976 for Mr. Wenig, $1,821,675 for Mr. Schenkel, $1,875,220 for Mr. Fisher, $4,078,877 for Mr. Donahoe, $2,127,483 for Mr. Swan and $4,527,667 for Mr. Schulman. Further, pursuant to their offer letters, Mr. Wenig, Mr. Schenkel and Mr. Schulman were granted for accounting purposes additional PBRSU awards in connection with the Spin-Off with a grant date value of $1,126,957 for Mr. Wenig, $2,591,959 for Mr. Schenkel and $1,057,524 for Mr. Schulman. Pursuant to their offer letters, Ms. Huber and Mr. Lawton were each granted for accounting purposes “new-hire” PBRSU awards in connection with the commencement of their employment with the Company with a grant date value of $1,541,664 and $1,516,707, respectively.

Assuming the highest level of performance is achieved under the applicable performance measures for the 2015-2016 PBRSU awards or, in the case of Mr. Donahoe and Mr. Swan, the performance period ending prior to the Spin-Off, the maximum possible value of the PBRSU awards allocated to our NEOs and departing executives for such performance periods using the fair value of our common stock on the date that such awards were granted for accounting purposes is presented below:

Name	Maximum Value of PBRSUs (as of Grant Date for Accounting Purposes)
Mr. Wenig	$13,406,048
Mr. Schenkel	$9,946,217
Mr. Fisher	$4,225,848
Ms. Huber	$3,474,174
Mr. Lawton	$3,417,931
Mr. Donahoe	$8,157,754
Mr. Swan	$4,254,966
Mr. Schulman	$13,404,484

The value that our NEOs received in 2015 from the vesting of stock awards is reflected in the 2015 Option Exercises and Stock Vested table below. Additional information on all outstanding stock awards as of December 31, 2015 is reflected in the 2015 Outstanding Equity Awards at Fiscal Year-End table below.

Option Awards (Column (f))

The amounts reported in the Option Awards column represent the grant date fair value of stock option awards granted to each of our NEOs in 2015, 2014, and 2013, respectively, calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 16 to the Company’s consolidated financial statements in its Form 10-K for the fiscal year ended December 31, 2015.

For 2015, option awards were granted to Mr. Wenig, Mr. Schenkel, Mr. Fisher and Mr. Schulman in connection with the Company’s annual equity grant in April, with a grant date value of $1,348,952 for Mr. Wenig, $460,332 for Mr. Schenkel, $473,879 for Mr. Fisher and $1,348,952 for Mr. Schulman. Pursuant to their offer letters, Mr. Wenig, Mr. Schenkel and Mr. Schulman received additional option awards in connection with the Spin-Off, with a grant date value of $318,381 for Mr. Wenig, $732,286 for Mr. Schenkel, and $318,573 for Mr. Schulman. Ms. Huber and Mr. Lawton were each granted “new-hire” option awards in connection with the commencement of their employment with the Company, with a grant date value of $395,163. Option awards were granted to Mr. Donahoe and Mr. Swan in January, with a grant date value of $1,451,126 and $572,998, respectively.

COMPENSATION TABLES

The value that our NEOs received in 2015 from the exercise of stock options is reflected in the 2015 Option Exercises and Stock Vested table below. Additional information on all outstanding option awards as of December 31, 2015 is reflected in the 2015 Outstanding Equity Awards at Fiscal Year-End table below.

Non-Equity Incentive Plan Compensation (Column (g))

The amounts reported in the Non-Equity Incentive Plan Compensation column represent amounts earned by each of our NEOs under the annual cash incentive plan for services they rendered in 2015, 2014, and 2013, respectively. See “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Annual Cash Incentive Awards” above for more information. The 2015 amounts reported for Mr. Donahoe and Mr. Swan represent the amount earned under the annual cash incentive plan for services rendered through the date of the Spin-Off. Mr. Schulman did not receive a payout under the Company’s annual cash incentive plan since he was not employed by the Company as of the end of the applicable performance period.

All Other Compensation (Column (i))

General

The amounts reported in the All Other Compensation column reflect:

a)	The dollar value of certain information technology support services provided by the Company for computer equipment located at the residences of Mr. Lawton, Mr. Donahoe and Mr. Swan;
b)	The amount, as described below, of the matching contributions made by the Company to the Company’s 401(k) savings plan for the benefit of our NEOs, subject to a maximum of $10,600 applicable to each participating employee for 2015, including NEOs;
c)	The dollar value of the premiums paid by the Company for group life insurance and accidental death and dismemberment coverage for the benefit of our NEOs;
d)	The dollar value of the “Make-Good Cash Payments” provided to Mr. Fisher, Ms. Huber and Mr. Lawton, as described below;
e)	The cost of relocation benefits provided to Mr. Lawton and Mr. Schulman, as described below;
f)	The separation pay and benefits provided to Mr. Donahoe and Mr. Swan in connection with their termination of employment with the Company on July 17, 2015, as described below; and
g)	The cost of a patent award given to Mr. Wenig.

Perquisites are valued at the incremental cost to the Company of providing such perquisites, net of any reimbursements provided by our NEOs.

Make-Good Cash Payments – Mr. Fisher, Ms. Huber and Mr. Lawton

The 2015 amount reported for Mr. Fisher includes a 2015 equity make-good payment of $2,500,000 to make up for the 2015 vesting of equity awards that Mr. Fisher forfeited by leaving his former employer to join the Company.

The 2015 amount reported for Ms. Huber includes:

a)	A make-good bonus payment of $135,000 to make up for the annual bonus opportunity that Ms. Huber forfeited by leaving her former employer to join the Company; and
b)	A equity make-good payment of $2,000,000 to make up for the vesting of equity awards that Ms. Huber forfeited by leaving her former employer to join the Company (which is subject to a repayment obligation which lapses with respect to 1/3 of the amount after 1 year and an additional 1/36 of the amount each month thereafter, and fully lapses in the event termination without cause or resignation for good reason).

COMPENSATION TABLES

The 2015 amount reported for Mr. Lawton includes:

a)	A make-good bonus payment of $130,000 to make up for the annual bonus opportunity that Mr. Lawton forfeited by leaving his former employer to join the Company; and
b)	A equity make-good payment of $2,500,000 to make up for the vesting of equity awards that Mr. Lawton forfeited by leaving his former employer to join the Company (which is subject to a repayment obligation which lapses with respect to 1/3 of the amount after 1 year and an additional 1/36 of the amount each month thereafter, and fully lapses in the event of termination without cause or resignation for good reason).

Relocation Benefits – Mr. Lawton and Mr. Schulman

The 2015 amount reported for Mr. Lawton also includes the aggregate amount of $1,453,072 to cover certain relocation benefits as outlined below:

a)	A $1,200,000 housing assistance and transition payment to assist with Mr. Lawton’s relocation to the San Francisco Bay Area (which is subject to a repayment obligation which lapses with respect to 1/2 of the amount after 1 year and an additional 1/24 of the amount each month thereafter, and fully lapses in the event of termination without cause or resignation for good reason); and
b)	$253,072 in tax reimbursement for the amount of income taxes relating to temporary housing and other relocation benefits provided to him.

The 2015 amount reported for Mr. Schulman includes $25,902 in tax reimbursement for the amount of income taxes relating to temporary housing and other relocation benefits provided to him.

Separation Pay and Benefits – Mr. Donahoe and Mr. Swan

The 2015 amount reported for Mr. Donahoe and Mr. Swan also includes the following separation payments and benefits made by the Company in connection with their termination of employment with the Company on July 17, 2015:

a)	$6,000,000 and $3,825,000 for Mr. Donahoe and Mr. Swan, respectively, as a lump-sum separation payment equivalent to two years of base salary and annual cash incentive award target opportunity; and
b)	$80,771 and $99,084 for Mr. Donahoe and Mr. Swan, respectively, as payment of accrued PTO.

Other benefits awarded to Mr. Donahoe and Mr. Swan under their respective separation agreements with the Company are described in the Potential Payments Upon Termination or Change in Control table below.

2015 Perquisites and Other Benefits

Name	401(k) Matching Payment ($)	Make-Good Cash Payments ($)	Relocation ($)	Relocation - Tax Reimbursement ($)	Separation Pay ($)
Mr. Wenig	10,600	—	—	—	—
Mr. Schenkel	10,600	—	—	—	—
Mr. Fisher	10,600	2,500,000	—	—	—
Ms. Huber	—	2,135,000	—	—	—
Mr. Lawton	—	2,630,000	1,200,000	253,072	—
Mr. Donahoe	10,600	—	—	—	6,080,771
Mr. Swan	10,600	—	—	—	3,924,084
Mr. Schulman	10,600	—	—	25,902	—

COMPENSATION TABLES

2015 GRANTS OF PLAN-BASED AWARDS

The following table, footnotes, and narrative set forth certain information regarding grants of plan-based awards to each of our NEOs for the fiscal year ended December 31, 2015. Except as otherwise indicated, the share amounts and exercise prices below do not reflect any adjustments as a result of the Spin-Off.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(j)	All Other Option Awards: Number of Securities Underlying Options (#)(k)	Exercise or Base Price of Option Awards ($/Sh)(l)	Grant Date Fair Value ($)(m)
Name (a)	Approval Date (b)	Grant Date (c)	Threshold ($)(d)	Target ($)(e)	Maximum ($)(f)	Threshold (#)(g)	Target (#)(h)	Maximum (#)(i)
Devin N. Wenig
Options	9/26/2014	4/1/2015	—	—	—	—	—	—	—	91,207	57.13	1,348,952
Options	9/26/2014	7/17/2015	—	—	—	—	—	—	—	19,145	66.29	318,381
RSUs	9/26/2014	4/1/2015	—	—	—	—	—	—	45,604	—	—	2,605,357
RSUs	9/26/2014	7/17/2015	—	—	—	—	—	—	9,573	—	—	634,594
eIP – Company
Performance	N/A	N/A	706,731	1,413,461	2,826,922	—	—	—	—	—	—	—
eIP – Individual
Performance	N/A	N/A	—	471,154	942,308	—	—	—	—	—	—	—
PBRSUs (2015-2016
Performance period)	9/26/2014	3/16/2015	—	—	—	30,403	76,006	182,415	—	—	—	4,821,976
PBRSUs (1) (2015-2016
Performance period)	9/26/2014	7/20/2015	—	—	—	14,816	37,038	88,892	—	—	—	1,126,957
Scott F. Schenkel
Options	2/19/2015	4/1/2015	—	—	—	—	—	—	—	34,456	57.13	460,332
Options	9/26/2014	7/17/2015	—	—	—	—	—	—	—	5,744	66.29	95,523
Options	9/26/2014	7/17/2015	—	—	—	—	—	—	—	38,290	66.29	636,763
RSUs	2/19/2015	4/1/2015	—	—	—	—	—	—	17,228	—	—	984,236
RSUs	9/26/2014	7/17/2015	—	—	—	—	—	—	2,872	—	—	190,385
RSUs	9/26/2014	7/17/2015	—	—	—	—	—	—	19,145	—	—	1,269,122
eIP – Company
Performance	N/A	N/A	232,933	465,865	931,730	—	—	—	—	—	—	—
eIP – Individual
Performance	N/A	N/A	—	155,288	310,576	—	—	—	—	—	—	—
PBRSUs (2015-2016
Performance period)	2/19/2015	3/16/2015	—	—	—	11,486	28,714	68,914	—	—	—	1,821,675
PBRSUs (1) (2015-2016
Performance period)	9/26/2014	7/20/2015	—	—	—	34,075	85,186	204,447	—	—	—	2,591,959

COMPENSATION TABLES

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(j)	All Other Option Awards: Number of Securities Underlying Options (#)(k)	Exercise or Base Price of Option Awards ($/Sh)(l)	Grant Date Fair Value ($)(m)
Name (a)	Approval Date (b)	Grant Date (c)	Threshold ($)(d)	Target ($)(e)	Maximum ($)(f)	Threshold (#)(g)	Target (#)(h)	Maximum (#)(i)
Stephen Fisher
Options	2/19/2015	4/1/2015	—	—	—	—	—	—	—	35,470	57.13	473,879
RSUs	2/19/2015	4/1/2015	—	—	—	—	—	—	17,735	—	—	1,013,201
eIP – Company
Performance	N/A	N/A	175,781	351,562	703,124	—	—	—	—	—	—	—
eIP – Individual
Performance	N/A	N/A	—	117,187	234,374	—	—	—	—	—	—	—
PBRSUs (2015-2016
Performance period)	2/19/2015	3/16/2015	—	—	—	11,824	29,558	70,940	—	—	—	1,875,220
Marie Oh Huber
Options	4/1/2015	6/15/2015	—	—	—	—	—	—	—	29,293	60.00	395,163
RSUs	4/1/2015	6/15/2015	—	—	—	—	—	—	14,647	—	—	878,820
RSUs	4/1/2015	6/15/2015	—	—	—	—	—	—	32,548			1,952,880
eIP – Company
Performance	N/A	N/A	146,048	292,096	584,192	—	—	—	—	—	—	—
eIP – Individual
Performance	N/A	N/A	—	97,365	194,730	—	—	—	—	—	—	—
PBRSUs (2015-2016
Performance period)	4/1/2015	5/1/2015	—	—	—	9,765	24,411	58,587	—	—	—	1,541,664
Harry A. Lawton
Options	4/29/2015	6/15/2015	—	—	—	—	—	—	—	29,293	60.00	395,163
RSUs	4/29/2015	6/15/2015	—	—	—	—	—	—	14,647	—	—	878,820
RSUs	4/29/2015	6/15/2015	—	—	—	—	—	—	48,821	—	—	2,929,260
eIP – Company
performance	N/A	N/A	112,500	225,000	450,000	—	—	—	—	—	—	—
eIP – Individual
performance	N/A	N/A	—	75,000	150,000	—	—	—	—	—	—	—
PBRSUs (2015-2016
performance period)	4/29/2015	5/11/2015	—	—	—	9,765	24,411	58,587	—	—	—	1,516,707

COMPENSATION TABLES

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(j)	All Other Option Awards: Number of Securities Underlying Options (#)(k)	Exercise or Base Price of Option Awards ($/Sh)(l)	Grant Date Fair Value ($)(m)
Name (a)	Approval Date (b)	Grant Date (c)	Threshold ($)(d)	Target ($)(e)	Maximum ($)(f)	Threshold (#)(g)	Target (#)(h)	Maximum (#)(i)
John J. Donahoe
Options	1/7/2015	1/15/2015	—	—	—	—	—	—	—	108,536	53.02	1,451,126
RSUs	1/7/2015	1/15/2015	—	—	—	—	—	—	41,083	—	—	2,178,221
eIP – Company
performance	N/A	N/A	432,693	865,385	1,730,770	—	—	—	—	—	—	—
eIP – Individual
performance	N/A	N/A	—	288,462	576,924	—	—	—	—	—	—	—
PBRSUs (2015-2016
performance period)	1/7/2015	3/16/2015	—	—	—	27,389	68,472	136,944	—	—	—	4,078,877
Robert H. Swan
Options	1/7/2015	1/15/2015	—	—	—	—	—	—	—	42,857	53.02	572,998
RSUs	1/7/2015	1/15/2015	—	—	—	—	—	—	21,429	—	—	1,136,166
eIP – Company
performance	N/A	N/A	229,868	459,736	919,472	—	—	—	—	—	—	—
eIP – Individual
performance	N/A	N/A	—	153,245	306,490	—	—	—	—	—	—	—
PBRSUs (2015-2016
performance period)	1/7/2015	3/16/2015	—	—	—	14,286	35,714	71,428	—	—	—	2,127,483
Daniel H. Schulman
Options	9/26/2014	4/1/2015	—	—	—	—	—	—	—	91,207	57.13	1,348,952
Options	9/26/2014	7/17/2015	—	—	—	—	—	—	—	19,145	66.29	318,573
RSUs	9/26/2014	4/1/2015	—	—	—	—	—	—	45,604	—	—	2,605,357
RSUs	9/26/2014	7/17/2015	—	—	—	—	—	—	9,573	—	—	634,594
eIP – Company
performance	N/A	N/A	340,745	681,490	1,362,980	—	—	—	—	—	—	—
eIP – Individual
performance	N/A	N/A	—	227,163	454,326	—	—	—	—	—	—	—
PBRSUs (2015-2016
performance period)	9/26/2014	3/16/2015	—	—	—	30,403	76,006	182,415	—	—	—	4,527,677
PBRSUs (2015-2016
performance period)	9/26/2014	7/17/2015	—	—	—	6,382	15,953	38,288	—	—	—	1,057,524

(1) The share amounts for this PBRSU award were determined and presented herein on a post Spin-Off basis.

COMPENSATION TABLES

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Cash Incentive Plan) (Columns (d), (e), and (f))

The amounts reported under these columns relate to the possible awards under the annual cash incentive plan. In 2015, the total annual target incentive amounts under the annual cash incentive plan for the NEOs were as follows:

Mr. Wenig	200%
Mr. Schenkel	100%
Mr. Fisher	75%
Ms. Huber	100%
Mr. Lawton	75%
Mr. Donahoe	200%
Mr. Swan	125%
Mr. Schulman	175%

The total 2015 annual target incentive amounts under the annual cash incentive plan for the NEOs were allocated 75% to Company performance and 25% to individual performance. No funding occurs for the individual performance component of the annual cash incentive plan unless the minimum thresholds for both FX-neutral revenue and non-GAAP net income are met; for 2015, these thresholds were met.

Actual payouts to our NEOs under the annual cash incentive plan for the fiscal year ended December 31, 2015 are reflected in the Non-Equity Incentive Plan Compensation column in the 2015 Summary Compensation Table above. In connection with the Spin-Off, Mr. Donahoe and Mr. Swan received a payment equal to an annual bonus based on eligible earnings through July 17, 2015, the date their employment with the Company terminated, paid out at 175% of their respective target opportunity. Mr. Schulman did not receive a payout from the Company under the 2015 annual cash incentive plan because he was not employed through the end of the applicable performance period.

eIP - Company Performance: The amounts shown in the rows entitled “eIP – Company performance” reflect estimated payouts for the fiscal year ended December 31, 2015 under the annual cash incentive plan for the portion of the award payable based on the Company’s performance, as follows:

●	Threshold: The amounts shown in this column reflect the minimum payment levels if the minimum FX-neutral revenue and non-GAAP net income thresholds are met, which are 50% of the amounts shown under the Target column.
●	Target: The amounts shown in this column reflect the target payment levels if target non-GAAP net income is met.
●	Maximum: The amounts shown in this column represent the maximum amounts payable based on Company performance, which are 200% of the amounts shown under the Target column.

eIP - Individual Performance: The amounts shown in the rows entitled “eIP – Individual performance” reflect estimated payouts for the fiscal year ended December 31, 2015 under the annual cash incentive plan for the portion of the award payable based on individual performance, as follows:

●	Threshold: Although there are no thresholds under the annual cash incentive plan for individual performance, there is no payout for individual performance unless the minimum thresholds for both Company-wide FX-neutral revenue and non-GAAP net income are met. In addition, in circumstances where the Company’s financial performance is above its thresholds but below its targets, a modifier is applied to the individual performance component to reduce it proportionately based on the Company financial performance component.

COMPENSATION TABLES

●	Target: The amounts shown in this column reflect 100% of the target award for individual performance.
●	Maximum: The amounts shown in this column are 200% of the amounts shown under the Target column.

See “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Annual Cash Incentive Awards” above.

Estimated Future Payouts Under Equity Incentive Plan Awards (PBRSUs) (Columns (g), (h), and (i))

The amounts shown reflect estimated payouts of PBRSUs for the 2015-2016 performance period, as follows:

●	Threshold: The amounts shown in this column reflect the awards if the minimum FX-neutral revenue and non-GAAP operating margin dollar thresholds are met and the lowest return on invested capital modifier is applied, and are 40% of the amounts shown under the Target column.
●	Target: The amounts shown in this column reflect the awards if the FX-neutral revenue and non-GAAP operating margin dollar amounts are at target, and the target return on invested capital modifier is applied.
●	Maximum: The amounts shown in this column reflect the awards if the maximum FX-neutral revenue and non-GAAP operating margin dollar amounts are met and the maximum return on invested capital modifier is applied, and are 240% of the amounts shown under the Target column for Mr. Wenig, Mr. Schenkel, Mr. Fisher, Ms. Huber and Mr. Lawton and Mr. Schulman and 200% of the amounts shown for Mr. Donahoe and Mr. Swan.

For further discussion of the PBRSUs, including their vesting schedules, see “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Equity Incentive Awards — PBRSU Program” above.

Notwithstanding the above, with respect the PBRSUs for the 2015-2016 performance period granted for accounting purposes to Mr. Donahoe and Mr. Swan, the applicable targets and performance periods reflected the then anticipated Spin-Off. For further discussion of Donahoe’s and Mr. Swan’s PBRSUs, see “Compensation Discussion and Analysis - Compensation Decisions Related to the Spin-Off - Former Executives - 2015 Business Results and Payouts for Mr. Donahoe and Mr. Swan - PBRSU Awards” above.

All Other Stock Awards: Number of Shares or Stock Units (RSUs) (Column (j))

The awards reflect the number of RSUs on the grant date.

For 2015, RSU awards were granted to Mr. Wenig, Mr. Schenkel, Mr. Fisher and Mr. Schulman in connection with the Company’s annual equity grant in April with a grant date value of $2,605,357 for Mr. Wenig, $984,236 for Mr. Schenkel, $1,013,201 for Mr. Fisher and $2,605,357 for Mr. Schulman. Further, pursuant to their offer letters, Mr. Wenig, Mr. Schenkel and Mr. Schulman received additional RSU awards in connection with the Spin-Off with a grant date value of $634,594 for Mr. Wenig, $1,459,507 for Mr. Schenkel and $634,594 for Mr. Schulman. Ms. Huber and Mr. Lawton were each granted “new-hire” RSU awards in connection with the commencement of their employment with the Company with a grant date value of $878,820. Further, pursuant to their offer letters, Ms. Huber and Mr. Lawton received a supplemental RSU award with a grant date value of $1,952,880 and $2,929,260, respectively. In January, RSU awards were granted to Mr. Donahoe and Mr. Swan with a grant date value of $2,178,221 and $1,136,166, respectively.

RSU awards granted to Mr. Wenig, Mr. Fisher, Ms. Huber, Mr. Lawton and Mr. Schulman in 2015 vest over a four-year period with 25% of the shares underlying the RSU award vesting on each of the four annual anniversaries of the date of grant. Mr. Schenkel received three RSU awards in 2015, with the following vesting schedules: (i) the grant of 17,228 RSUs and 2,872 RSUs each vest over a four-year period with 25% of the shares underlying the RSU award vesting on each of the four annual anniversaries of the date of grant, and (ii) the grant of 19,145 RSUs vests over a three-year period with 100% of the shares underlying the RSU award vesting on the third anniversary of the date of grant. The RSU awards granted to Mr. Donahoe and Mr. Swan in 2015 were fully vested in connection with the termination of their employment in accordance with the terms of the December 2014 Transition Success and Retention Program.

COMPENSATION TABLES

All Other Option Awards (Stock Options) (Columns (k) and (l))

The awards reflect the number of stock options on the grant date.

For 2015, option awards were granted to Mr. Wenig, Mr. Schenkel, Mr. Fisher and Mr. Schulman in connection with the Company’s annual equity grant in April, with a grant date value of $1,348,952 for Mr. Wenig, $460,332 for Mr. Schenkel, $473,879 for Mr. Fisher and $1,348,952 for Mr. Schulman. Pursuant to their offer letters, Mr. Wenig, Mr. Schenkel and Mr. Schulman received additional option awards in connection with the Spin-Off, with a grant date value of $318,381 for Mr. Wenig, $732,286 for Mr. Schenkel, and $318,573 for Mr. Schulman. Ms. Huber and Mr. Lawton were each granted “new-hire” option awards in connection with the commencement of their employment with the Company, with a grant date value of $395,163. Option awards were granted to Mr. Donahoe and Mr. Swan in January, with a grant date value of $1,451,126 and $572,998, respectively.

Option awards granted to Mr. Wenig and Mr. Fisher in 2015 vest over a four-year period with 12.5% of the shares underlying the option award vesting on the six-month anniversary of the date of grant and 1/48th of the shares underlying the option award vesting each month thereafter. Option awards granted to Ms. Huber and Mr. Lawton in 2015 vest over a four-year period with 25% of the shares underlying the option award vesting on the one-year anniversary of the date of grant and 1/48 of the shares underlying the option award vesting each month thereafter. Mr. Schenkel received three option awards in 2015, with the following vesting schedules: (i) the grant of 34,456 option shares and 5,744 option shares each vest over a four-year period with 12.5% of the shares underlying the option award vesting on the six-month anniversary of the date of grant and 1/48 of the shares underlying the option award vesting each month thereafter, and (ii) the grant of 38,290 option shares vests over a three-year period with 100% of the shares underlying the option award vesting on the third anniversary of the date of grant. The option awards granted to Mr. Donahoe and Mr. Swan in 2015 fully vested in connection with the termination of their employment in accordance with the terms of the December 2014 Transition Success and Retention Program. The exercise price of options is the closing price of the Company’s common stock on the date of grant.

Grant Date Fair Value (Column (m))

The grant date fair value of each option and RSU award was calculated using the fair value of our common stock on the date of grant. The estimated fair value of PBRSUs was calculated based on the fair value of our common stock on the date of grant and the probable outcome of the performance measures for the 2015-2016 performance period as of the date on which those PBRSUs were granted for accounting purposes. The assumptions used by the Company in calculating the grant date fair value of stock option grants are incorporated herein by reference to Note 16 to the Company’s consolidated financial statements in its Form 10-K for the fiscal year ended December 31, 2015.

COMPENSATION TABLES

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table and footnotes set forth certain information regarding outstanding equity awards for each of our NEOs as of December 31, 2015. The number of options or shares subject to outstanding equity awards and the exercise price relating to outstanding options have been adjusted to reflect the impact of the Spin-Off.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value Shares or Units of Stock That Have Not Vested ($) (1)	Stock Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Devin N. Wenig	134,207	0		0	13.69	10/14/2011	10/14/2018
	76,182	6,926	(2)	0	14.86	4/2/2012	4/2/2019
	134,207	0		0	14.67	4/13/2012	4/13/2019
	93,042	46,521	(2)	0	22.63	4/1/2013	4/1/2020
	52,909	74,073	(2)	0	22.76	4/1/2014	4/1/2021
	34,744	76,439	(2)	0	20.41	10/15/2014	10/15/2021
	37,433	187,162	(2)	0	23.21	4/1/2015	4/1/2022
	0	47,144	(2)	0	26.92	7/17/2015	7/17/2022
								16,621	(3)	456,745	4/2/2012
								34,888	(3)	958,722	4/1/2013
								47,619	(3)	1,308,570	4/1/2014
								41,694	(3)	1,145,751	10/15/2014
								25,004	(4)	687,110	4/1/2013
								112,299	(3)	3,085,977	4/1/2015
								23,573	(3)	647,786	7/17/2015
								77,249	(5)	2,122,803	4/1/2014
								67,637	(5)	1,858,665	10/15/2014
												449,192	(6)	12,343,796
												88,892	(6)	2,442,752

COMPENSATION TABLES

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value Shares or Units of Stock That Have Not Vested ($) (1)	Stock Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Scott F. Schenkel	9,310	847	(2)	0	14.86	4/2/2012	4/2/2019
	18,609	9,305	(2)	0	22.63	4/1/2013	4/1/2020
	17,989	25,185	(2)	0	22.76	4/1/2014	4/1/2021
	14,766	32,486	(2)	0	20.41	10/15/2014	10/15/2021
	14,141	70,706	(2)	0	23.21	4/1/2015	4/1/2022
	0	14,144	(2)	0	26.92	7/17/2015	7/17/2022
	0	94,288	(7)	0	26.92	7/17/2015	7/17/2022
								5,540	(3)	152,239	4/2/2012
								6,978	(3)	191,755	4/1/2013
								16,190	(3)	444,901	4/1/2014
								17,720	(3)	486,946	10/15/2014
								5,001	(4)	137,427	4/1/2013
								42,423	(3)	1,165,784	4/1/2015
								7,072	(3)	194,339	7/17/2015
								47,144	(7)	1,295,517	7/17/2015
								26,265	(5)	721,762	4/1/2014
								28,746	(5)	789,940	10/15/2014
												169,697	(6)	4,663,274
												204,447	(6)	5,618,204

COMPENSATION TABLES

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value Shares or Units of Stock That Have Not Vested ($) (1)	Stock Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Stephen Fisher	6,948	76,439	(8)	0	20.41	10/15/2014	10/15/2021
	3,639	72,787	(2)	0	23.21	4/1/2015	4/1/2022
								41,694	(3)	1,145,751	10/15/2014
								277,952	(3)	7,638,121	10/15/2014
								43,672	(3)	1,200,107	4/1/2015
								67,637	(5)	1,858,665	4/1/2014
												174,687	(6)	4,800,399
Marie Oh Huber	0	72,133	(8)	0	24.37	6/15/15	6/15/2022
								36,067	(3)	991,121	6/15/2015
								80,148	(3)	2,202,467	6/15/2015
												144,267	(6)	3,964,457
Harry A. Lawton	0	72,133	(8)	0	24.37	6/15/15	6/15/2022
								36,067	(3)	991,121	6/15/2015
								120,220	(3)	3,303,646	6/15/2015
												144,267	(6)	3,964,457
John J. Donahoe (9)	121,737	0		0	22.63	4/1/2013	7/17/2018
	141,819	0		0	22.76	4/1/2014	7/17/2018
	104,957	0		0	21.53	1/15/2015	7/17/2018
Robert H. Swan (9)	65,768	0		0	22.63	4/1/2013	7/17/2018
	59,840	0		0	22.76	4/1/2014	7/17/2018
	41,444	0		0	21.53	1/15/2015	7/17/2018
Daniel H. Schulman (10)

COMPENSATION TABLES

(1) Market Value is calculated based on a price per share of $27.48, which was the closing price of our common stock on December 31, 2015.

(2) Becomes fully vested after four years, with 12.5% vesting on the six-month anniversary of the date of grant, and 1/48 vesting monthly thereafter.

(3) Becomes fully vested after four years, with 25% vesting on each of the four annual anniversaries of the date of grant.

(4) Earned in connection with achievement with respect to the 2013-2014 PBRSU performance period; 50% vested on March 1, 2015, and the remaining 50% vested on March 1, 2016.

(5) Earned in connection with achievement with respect to the 2014-2015 PBRSU performance period; 50% vested on March 1, 2016, and the remaining 50% vests on March 1, 2017.

(6) To be earned in connection with achievement with respect to the 2015-2016 PBRSU performance period; for Mr. Wenig and M. Schenkel, 100% vests on March 1, 2018, and for the other NEOs, 50% vests on March 1, 2017, and the remaining 50% vests on March 1, 2018. In accordance with the SEC executive compensation disclosure rules, represents the estimated future award of PBRSUs at the maximum performance level under the 2015-2016 performance period based on Company performance through 2015. PBRSUs are earned based on the Company’s FX-neutral revenue and non-GAAP operating margin dollars during the performance period (with the application of a return on invested capital modifier). See “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — PBRSU Program” above for a more detailed discussion of these awards and related performance measures.

(7) Becomes fully vested after three years, with 100% vesting on the third anniversary of the date of grant.

(8) Becomes fully vested after four years, with 25% vesting on the one-year anniversary of the date of grant, and 1/48 vesting monthly thereafter.

(9) In connection with the Spin-Off equity awards with respect to the Company’s common stock held by Mr. Donahoe and Mr. Swan were adjusted and exchanged into equity awards with respect to the Company’s common stock and equity awards with respect to common stock of PayPal Holdings, Inc. The amounts shown above for Mr. Donahoe and Mr. Swan are solely equity awards with respect to the Company’s common stock.

(10) In connection with his transition from President, PayPal and CEO-designee, PayPal to PayPal’s President and CEO on July 17, 2015, Mr. Schulman’s equity awards were converted to PayPal equity awards. Accordingly, as of December 31, 2015, Mr. Schulman did not hold any outstanding Company equity awards.

2015 OPTION EXERCISES AND STOCK VESTED

The following table and footnotes set forth the number of shares acquired and the value realized upon exercise of stock options and the vesting of stock awards by each of our NEOs for the fiscal year ended December 31, 2015. With respect to any stock option exercise or share vesting that occurred prior to the date of the Spin-Off, the table below reflects actual shares acquired and such amounts have not been adjusted to reflect the impact of the Spin-Off.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	(2)
Devin N. Wenig	—	—		230,017	7,699,868
Scott F. Schenkel	5,822	151,653		86,884	2,813,991
Stephen Fisher	38,714	259,452		106,551	2,611,565
Marie Oh Huber	—	—		—	—
Harry A. Lawton	—	—		—	—
John J. Donahoe (3)	1,675,853	37,725,724		715,223	25,695,879
Robert H. Swan (3)	689,884	16,808,580		331,877	11,544,761
Daniel H. Schulman	—	—		—	—

(1) Value realized on exercise of stock options is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not reflect actual proceeds received.

(2) Value realized on vesting of stock awards is based on the fair market value of our common stock on the vesting date and does not reflect actual proceeds received.

COMPENSATION TABLES

(3) In connection with the Spin-Off equity awards with respect to the Company’s common stock held by Mr. Donahoe and Mr. Swan were adjusted and exchanged into equity awards with respect to the Company’s common stock and equity awards with respect to common stock of PayPal Holdings, Inc. The amounts shown above for Mr. Donahoe and Mr. Swan reflect solely equity awards with respect to the Company’s common stock.

2015 NONQUALIFIED DEFERRED COMPENSATION

The following table and footnotes set forth information concerning contributions, earnings, and withdrawals/distributions during 2015 under the Company’s nonqualified deferred compensation plans for each of our NEOs.

Name	Executive Contributions in Last FY ($)	Registrant’s Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Devin N. Wenig	—	—	—	—	—
Scott F. Schenkel	—	—	—	—	—
Stephen Fisher	—	—	—	—	—
Marie Oh Huber	—	—	—	—	—
Harry A. Lawton	—	—	—	—	—
John J. Donahoe	—	—	(78,025)	—	4,211,591
Robert H. Swan (2)	951,968	—	(227,298)		7,300,415
Daniel H. Schulman	—	—	—	—	—

(1) None of the earnings in this column are included in the 2015 Summary Compensation Table because they are not preferential or above market.

(2) Executive contributions during 2015 consisted of contributions by Mr. Swan of a portion of his 2014 annual incentive award, which was credited to his nonqualified deferred compensation account in 2015 and was previously reported in the 2014 Summary Compensation Table under the Non-Equity Incentive Plan Compensation column for 2014.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table, footnotes, and narrative set forth our payment obligations pursuant to the compensation arrangements for each of our NEOs, under the circumstances described below, assuming that their employment was terminated or a change in control occurred on December 31, 2015.

Name	Voluntary Termination ($)(a)	Change in Control ($)(b)	Involuntary Termination Outside of a Change in Control ($)(c) (1)	Involuntary Termination in Connection with a Change in Control ($)(d) (1)	Death or Disability ($)(e)
Devin N. Wenig	0	0	15,316,452	30,565,175	12,811,492
Scott F. Schenkel	0	0	5,723,184	14,742,797	4,450,577
Stephen Fisher (2)	0	0	5,818,826	18,357,610	15,618,760
Marie Oh Huber	0	0	4,801,762	9,056,298	2,609,637
Harry A. Lawton	0	0	3,810,054	8,900,937	3,343,667
John J. Donahoe (3)	N/A	N/A	N/A	N/A	N/A
Robert H. Swan (4)	N/A	N/A	N/A	N/A	N/A
Daniel H. Schulman (5)	N/A	N/A	N/A	N/A	N/A

(1) With respect to Mr. Wenig, Mr. Schenkel, Ms. Huber and Mr. Lawton, an involuntary termination includes a termination without cause or resignation for good reason. With respect to Mr. Fisher, an involuntary termination outside of a change-in-control includes only a termination without cause, and an involuntary termination in connection with a change-in-control includes termination without cause or resignation for good reason.

COMPENSATION TABLES

(2) Mr. Fisher’s Death or Disability Benefit is presented as though his employment terminated in connection with a change-in-control.

(3) Mr. Donahoe terminated his employment with the Company in July 2015. In recognition of Mr. Donahoe’s leadership through and contribution to the Spin-Off and pursuant to the terms of his separation agreement with the Company, the Compensation Committee approved the following benefits and payments for Mr. Donahoe: (i) accelerated vesting with respect to 31,888 unvested option shares with a per share exercise price of $36.59 (estimated value of $947,074, based on the per share closing price on the date of termination), (ii) accelerated vesting with respect to 55,076 unvested option shares with a per share exercise price of $55.71 (estimated value of $582,704, based on the per share closing price on the date of termination), (iii) accelerated vesting with respect to 100,825 unvested option shares with a per share exercise price of $56.04 (estimated value of $1,033,456, based on the per share closing price on the date of termination), (iv) accelerated vesting with respect to 94,969 unvested option shares with a per share exercise price of $53.015 (estimated value of $1,260,713, based on the per share closing price on the date of termination), (v) amendment of all outstanding options granted in 2012 to extend the post-termination exercise period to one year following termination of employment and amendment of all outstanding options granted in 2013, 2014 and 2015 to extend post-termination exercise period to three years following termination of employment, (vi) accelerated vesting with respect to 156,589 RSUs (estimated value of $10,380,285, based on the per share closing price on the date of termination); (vii) accelerated vesting with respect to 79,414 PBRSUs for the 2014-2015 performance period, which equals 84% of target (estimated value of $5,264,328, based on the per share closing price on the date of termination); (viii) accelerated vesting with respect to 136,944 PBRSUs for the 2015 through the Spin-Off performance period, which equals 200% of target (estimated value of $9,078,018, based on the per share closing price on the date of termination); (ix) accelerated vesting with respect to 150,000 PSUs (estimated value of $9,943,500, based on the per share closing price on the date of termination); (x) $6,000,000 as a lump-sum separation payment equivalent to two years of base salary and annual cash incentive award target opportunity; (xi) $2,019,231 as an annual cash incentive award for 2015; and (xii) $80,771 as payment of accrued PTO. The number of RSUs, PBRSUs, PSUs, option shares and the per share exercise prices described in the preceding sentence are as of immediately prior to the Spin-Off.

(4) Mr. Swan terminated his employment with the Company in July 2015. In recognition of Mr. Swan’s leadership through and contribution to the Spin-Off and pursuant to the terms of his separation agreement with the Company, the Compensation Committee approved the following payments and benefits for Mr. Swan: (i) accelerated vesting with respect to 10,125 unvested option shares with a per share exercise price of $36.59 (estimated value of $300,713, based on the per share closing price on the date of termination), (ii) accelerated vesting with respect to 29,755 unvested option shares with a per share exercise price of $55.71 (estimated value of $314,808, based on the per share closing price on the date of termination), (iii) accelerated vesting with respect to 42,543 unvested option shares with a per share exercise price of $56.04 (estimated value of $436,066, based on the per share closing price on the date of termination), (iv) accelerated vesting with respect to 37,499 unvested option shares with a per share exercise price of $53.015 (estimated value of $497,799, based on the per share closing price on the date of termination), (v) amendment of all outstanding options granted in 2012 to extend the post-termination exercise period to one year following termination of employment and amendment of all outstanding options granted in 2013, 2014 and 2015 to extend post-termination exercise period to three years following termination of employment, (vii) accelerated vesting with respect to 80,571 RSUs (estimated value of $5,341,052, based on the per share closing price on the date of termination); (vi) accelerated vesting with respect to 43,317 PBRSUs for the 2014-2015 performance period, which equals 84% of target (estimated value of $2,871,484, based on the per share closing price on the date of termination); (viii) accelerated vesting with respect to 71,428 PBRSUs for the 2015 through the Spin-Off performance period, which equals 200% of target (estimated value of $4,734,962, based on the per share closing price on the date of termination); (ix) accelerated vesting with respect to 60,000 PSUs (estimated value of $3,977,400, based on the per share closing price on the date of termination); (x) $3,825,000 as a lump-sum separation payment equivalent to two years of base salary and annual cash incentive award target opportunity; (xi) $1,072,716 as an annual cash incentive award for 2015; and (xii) $99,084 as payment of accrued PTO. The number of RSUs, PBRSUs, PSUs, option shares and the per share exercise prices described in the preceding sentence are as of immediately prior to the Spin-Off.

(5) Mr. Schulman terminated his employment with the Company in July 2015. He did not receive any severance payments or other benefits in connection with his departure.

Change in Control (Column (b))

The Company has not entered into any arrangements with any of its executive officers to provide “single trigger” severance payments upon a change in control.

COMPENSATION TABLES

The Company’s equity incentive plans generally provide for the acceleration of vesting of awards granted under the plans upon a change-in-control (as defined in the applicable plan) only if the acquiring entity does not agree to assume or continue the awards. These provisions generally apply to all holders of awards under the equity incentive plans.

The amounts reported in the Change-in-Control column assume that, in a change in control transaction, the acquiring entity would assume or continue outstanding equity awards. If the acquiring entity does not assume or continue any outstanding equity awards and all the unvested and outstanding awards are fully accelerated upon a change in control, the aggregate value of accelerated vesting of such awards to each of the NEOs that were executive officers of the Company as of December 31, 2015, calculated based on the closing price of our common stock on December 31, 2015, would be as follows:

Name	Acceleration Value of All Outstanding Equity Awards as of 12/31/15($)	(*)
Mr. Wenig	10,319,326
Mr. Schenkel	4,922,350
Mr. Fisher	10,887,432
Ms. Huber	3,443,168
Mr. Lawton	4,544,347
Mr. Donahoe	N/A
Mr. Swan	N/A
Mr. Schulman	N/A

(*) Excludes all shares subject to PBRSUs with respect to performance periods for which achievement has not been determined, as shares subject to such PBRSUs are not outstanding as of 12/31/2015.

Involuntary Termination outside of a Change in Control (Column (c))

In connection with the Spin-Off, the Company adopted the Standard Severance Plan. Mr. Fisher was selected by the Compensation Committee to participate in the Standard Severance Plan. Employees who are selected to participate in this plan are entitled to receive the following if they are terminated without cause and they sign and do not revoke a waiver of claims against the Company:

●	Cash severance payment equal to the sum of his or her annual salary and target cash incentive award amount;
●	Cash payment equal to two times the cost of 12 months of health insurance coverage;
●	Payment of any unpaid cash “make-good” awards;
●	Prorated cash incentive award for the fiscal year in which termination occurred based on actual performance with respect to the Company performance element for the full year; and
●

Vesting (or payment of cash in lieu of vesting at the election of the Company) of unvested equity, including the actual amount of shares that would have been granted with respect to PBRSUs for performance periods completing on or before the first anniversary of the date of his or her termination, that would have otherwise vested within 12 months of his or her termination date (where the cash value, if applicable, of such unvested equity is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to his or her termination date).

COMPENSATION TABLES

Mr. Wenig and Mr. Schenkel

In connection with being appointed CEO-designee and CFO-designee, respectively, of eBay, Mr. Wenig and Mr. Schenkel were provided severance arrangements in their respective offer letters. Neither Mr. Wenig nor Mr. Schenkel participates in the Standard Severance Plan. Under the arrangements set forth in their respective offer letters, Mr. Wenig and Mr. Schenkel is each entitled to receive the following if he is terminated without cause or resigns for good reason (as defined in his offer letter) not in connection with a change-in-control, and he signs and does not revoke a waiver of claims against the Company:

●

Cash severance payment equal to two times the sum of annual salary and annual bonus calculated as the greater of either (i) 200% of annual salary (in the case of Mr. Wenig) or 100% of annual salary (in the case of Mr. Schenkel) or (ii) target cash incentive award;

●	Prorated cash incentive award for the fiscal year in which termination occurred based on the actual performance with respect to the company performance element for the full year; and
●

A cash payment equal to the value of unvested equity, including the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined, that would have otherwise vested within 12 months of his termination date (where the value of such unvested equity is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to his termination date).

Ms. Huber and Mr. Lawton

In connection with the commencement of their employment with the Company, Ms. Huber and Mr. Lawton were provided severance arrangements in their respective offer letters. Neither Ms. Huber nor Mr. Lawton participates in the Standard Severance Plan. The Compensation Committee believes it was necessary to provide these severance arrangements in order to attract them to join the Company. Under these arrangements, Ms. Huber and Mr. Lawton is each entitled to receive the following if he or she is terminated without cause or resigns for good reason (as defined in his or her offer letter) not in connection with a change-incontrol, and he or she signs and does not revoke a waiver of claims against the Company:

●	Cash severance payment equal to:
-

two times the sum of his or her annualized salary and annual bonus calculated as the greater of either (i) 75% of annual salary (in the case of Mr. Lawton) or 100% of annual salary (in the case of Ms. Huber) or (ii) target cash incentive award if the termination is on or before the one year anniversary of commencement of employment with the Company;

-

one and a half times the sum of his or her annualized salary and annual bonus calculated as the greater of either (i) 75% of annual salary (in the case of Mr. Lawton) or 100% of annual salary (in the case of Ms. Huber) or (ii) target cash incentive award if the termination is after the one year anniversary but before the second anniversary of commencement of employment with the Company; or

-

the sum of his or her annualized salary and annual bonus calculated as the greater of either (i) 75% of annual salary (in the case of Mr. Lawton) or 100% of annual salary (in the case of Ms. Huber) or (ii) target cash incentive award if the termination is after second anniversary of commencement of employment with the Company;

●	All unpaid make-good cash payments;
●	Prorated cash incentive award for the fiscal year in which termination occurred based on the actual performance with respect to the Company performance element for the full year; and
●

A cash payment equal to the value of unvested equity, including the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined, that would have otherwise vested within 12 months of his termination date (where the value of such unvested equity is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to his or her termination date).

COMPENSATION TABLES

Involuntary Termination in Connection with a Change in Control (Column (d))

The Company has not entered into any arrangements with any of its executive officers to provide “single trigger” severance payments upon a change-in-control. As described above, the Company has put change-in-control protections in place for our go-forward NEOs.

The Company’s equity incentive plans generally provide for the acceleration of vesting of awards granted under the plans upon a change-in-control (as defined in the applicable plan) only if the acquiring entity does not agree to assume or continue the awards. These provisions generally apply to all holders of awards under the equity incentive plans. Under the terms of the equity incentive plans, the Spin-Off did not constitute a change-in-control for purposes of these protections.

In connection with the Spin-Off, the Company adopted the Change-in-Control Severance Plan. Employees who are selected to participate in this plan are entitled to receive the following if, in connection with a change-in-control, they are terminated without cause or resign for good reason and they sign and do not revoke a waiver of claims against the Company:

●	Cash severance payment equal to an amount between one half and two times the sum of his or her annual salary and target cash incentive award amount;
●	Cash payment equal to two times the cost of between six months and 24 months of health insurance coverage;
●	Payment of any unpaid cash “make-good” awards;
●	Target cash incentive award for the fiscal year in which termination occurred; and
●

Vesting (or payment of cash in lieu of vesting at the election of the Company) of all unvested equity, including the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined (where the cash value, if applicable, of such unvested equity is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to his or her termination date).

Mr. Fisher was selected by the Compensation Committee to participate in the Change-in-Control Severance Plan. With respect to the cash severance payment and cash payment referred to above, Mr. Fisher is entitled to receive a cash severance payment equal to two times the sum of his annual salary and target cash incentive award amount and a cash payment equal to two times the cost of 24 months of health insurance coverage.

Mr. Wenig and Mr. Schenkel

In connection with becoming CEO-designee and CFO-designee, respectively, of eBay, Mr. Wenig and Mr. Schenkel were provided change-in-control arrangements. These arrangements were entered into before the Company adopted the Change-In-Control Severance Plan and, as a result, neither participates in the Change-In-Control Severance Plan. Under these arrangements, Mr. Wenig and Mr. Schenkel is each entitled to receive the following if he is terminated without cause or resigns for good reason (as defined in his offer letter) in connection with a change-in-control and he signs and does not revoke a waiver of claims against the Company:

●

Cash severance payment equal to two times the sum of (i) his annual salary and (ii) his annual bonus calculated as the greater of either (a) 200% of annual salary (in the case of Mr. Wenig) or 100% of annual salary (in the case of Mr. Schenkel) or (b) target cash incentive award;

●	Prorated cash incentive award based on the actual performance with respect to the Company performance element for the full year; and
●

A cash payment equal to the value of all unvested equity, including the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined (where the value of such unvested equity is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to his termination date).

COMPENSATION TABLES

Ms. Huber and Mr. Lawton

In connection with the commencement of their employment with the Company, Ms. Huber and Mr. Lawton were provided change-in-control arrangements. Because these arrangements were negotiated in connection with the commencement of their employment and the terms are set forth in their offer letters, neither participates in the Change-in-Control Severance Plan. The Compensation Committee believes it was necessary to provide these change-in-control arrangements in order to attract them to join the Company. Under these arrangements, Ms. Huber and Mr. Lawton is each entitled to receive the following if he or she is terminated without cause or resigns for good reason (as defined in his or her offer letter) in connection with a change-in-control and he or she signs and does not revoke a waiver of claims against the Company:

●

Cash severance payment equal to two times the sum of (i) his or her annualized salary and (ii) annual bonus calculated as the greater of either (a) 75% of annual salary (in the case of Mr. Lawton) or 100% of annual salary (in the case of Ms. Huber) or (b) target cash incentive award;

●	Prorated cash incentive award based on the actual performance with respect to the Company performance element for the full year;
●	All unpaid cash make-good payments; and
●

A cash payment equal to the value of all unvested equity, including the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined (where the value of such unvested equity is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to his or her termination date).

Death or Disability (Column (e))

Mr. Wenig, Mr. Schenkel, Ms. Huber and Mr. Lawton

Pursuant to their respective offers letters, if Mr. Wenig’s, Mr. Schenkel’s, Ms. Huber’s and Mr. Lawton’s employment terminates due to his or her death or disability (as defined in the applicable offer letter), he or she will be entitled to receive within 30 days of his or her termination date a cash payment equal to the value of any unvested equity awards, including the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined, that would have otherwise vested within 24 months of his or her termination date (where value of such unvested equity is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to his or her termination date).

Mr. Fisher

Pursuant to the Standard Severance Plan, if, outside a change-in-control, Mr. Fisher’s employment terminates due to his death or disability (as defined in the Standard Severance Plan) then he is entitled to receive the vesting (or payment of cash in lieu of vesting at the election of the Company) of his unvested equity, including the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined, that would have otherwise vested within 24 months of his termination date (where the cash value of such unvested equity is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to his termination date).

Pursuant to the Change-in-Control Severance Plan, if, in connection with a change-in-control, Mr. Fisher’s employment terminates due to his death or disability (as defined in the Change-in-Control Severance Plan) then he is entitled to receive the vesting (or payment of cash in lieu of vesting at the election of the Company) of all his unvested equity, including the target amount of shares subject to PBRSUs for performance periods for which achievement has not yet been determined (where the cash value, if applicable, of such unvested equity is determined using the average closing price of the Company’s common stock for the 10 consecutive trading days ending on and including the trading day immediately prior to his termination date).

COMPENSATION OF DIRECTORS

The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding compensation paid to all directors who are not employees of eBay, or any parent, subsidiary or affiliate of eBay, for their Board and committee services.

Except for Mr. Omidyar, eBay’s founder and member of the Board, 2015 annual compensation to continuing non-employee directors consisted of (a) $220,000 of deferred stock units or DSUs or $320,000 of DSUs for a non-employee director serving as the chair of the Board, in each case rounded up to the nearest whole share, granted at the time of the annual meeting and (b) an annual retainer of $80,000 paid in cash in quarterly installments (or, at the non-employee director’s discretion, paid in additional DSUs of an equivalent value). The annual retainer is pro-rated in the event that a director serves for a portion of a year.

DSUs represent an unfunded, unsecured right to receive shares of our common stock (or, with respect to DSUs granted prior to August 1, 2013, the equivalent value thereof in cash or property) on a future date, and the value of DSUs varies directly with the price of eBay common stock. DSU awards vest in their entirety on the earlier of the first anniversary of the date of grant or the date of the Company’s annual meeting following the date of grant, provided the director continues to serve as a director or consultant of eBay through such date. DSUs granted prior to August 1, 2013 are payable in stock or cash (at our election) following the termination of a non-employee director’s service on the Board. DSUs granted on or after August 1, 2013 are payable solely in stock following the termination of a non-employee director’s service on the Board. In the event of a change in control of eBay, any equity awards granted to our non-employee directors will accelerate and become fully vested and exercisable.

The following table sets forth annual retainers paid to our non-employee directors who serve as Lead Independent Director; the Chairs of the Audit, Compensation, and Corporate Governance and Nominating Committees; and the members of those Committees. Directors with an interest and background in technology who meet regularly with our senior technologists and report significant matters to the Board do not receive any compensation for such service. In addition, in connection with the termination of a non-employee director’s service on the Board, any DSUs which were granted to such director more than 12 months prior to the effective date of such termination of service will become fully vested.

Role	2015 Annual Retainer
Lead Independent Director	$25,000
Committee Chairs
Audit	$20,000
Compensation	$15,000
Corporate Governance & Nominating	$15,000
Committee Members
Audit	$18,000
Compensation	$12,000
Corporate Governance & Nominating	$10,000

As of January 1, 2016, the following changes to Board composition and compensation were implemented:

●	RSUs will be granted in lieu of DSUs as compensation for non-employee directors; and
●	the Chairman of the Board is entitled to receive a $100,000 annual retainer.

COMPENSATION OF DIRECTORS

2015 DIRECTOR COMPENSATION TABLE

The following table, footnotes, and narrative summarize the total compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2015.

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	All Other Compensation ($)(e)	Total ($)(f)
Fred D. Anderson	118,000	220,044	—	—	338,044
Edward W. Barnholt	107,000	220,044	—	—	327,044
Anthony J. Bates (1)	68,557	220,044	—	—	288,601
Jonathan Christodoro (1)(2)	30,361	220,044	—	—	250,405
Scott D. Cook (2)	49,158	220,044	—	—	269,202
David W. Dorman (2)	50,342	220,044	—	—	270,386
William C. Ford (3)	30,835	—	—	—	30,835
Bonnie S. Hammer	85,623	220,044	—	—	305,667
Gail J. McGovern (1)(2)	26,807	220,044	—	—	246,851
Kathleen C. Mitic	108,807	220,044	—	—	328,851
David M. Moffett (2)	67,182	220,044	—	—	287,226
Pierre M. Omidyar	—	—	—	20,650	20,650
Paul S. Pressler (4)	27,587	—	—	—	27,587
Richard T. Schlosberg (3)	36,198	—	—	—	36,198
Robert H. Swan (5)	36,304	—	—	—	36,304
Thomas J. Tierney	155,573	220,044	—	—	375,617
Perry M. Traquina	94,038	220,044	—	—	314,082
Frank D. Yeary (2)	45,027	220,044	—	—	265,071

(1) Ms. McGovern and Messrs. Bates and Christodoro were each appointed to the Board on March 23, 2015.

(2) In connection with and effective as of the date of the Spin-Off, Ms. McGovern and Messrs. Christodoro, Cook, Dorman, Moffett and Yeary each resigned from the Board.

(3) Messrs. Ford and Schlosberg each resigned from the Board on May 1, 2015.

(4) Mr. Pressler was appointed to the Board on September 29, 2015.

(5) Mr. Swan was appointed to the Board on July 17, 2015.

COMPENSATION OF DIRECTORS

Fees Earned or Paid in Cash (Column (b))

The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees earned by each non-employee director in 2015, which includes fees with respect to which the following directors elected to receive additional DSUs in lieu of cash. With respect to any DSUs received prior to the date of the Spin-Off, the table below reflects actual number of DSUs received and such amounts have not been adjusted to reflect the impact of the Spin-Off.

Name	Fees Forgone ($)	DSUs Received (#)
Fred D. Anderson	—	—
Edward W. Barnholt	—	—
Anthony J. Bates	65,446	2,099
Jonathan Christodoro	27,250	382
Scott D. Cook	49,158	904
David W. Dorman	50,342	770
William C. Ford	30,835	519
Bonnie S. Hammer	—	—
Gail J. McGovern	—	—
Kathleen C. Mitic	—	—
David M. Moffett	67,182	1,030
Pierre M. Omidyar	—	—
Paul S. Pressler	27,000	1,128
Richard T. Schlosberg
Robert H. Swan	20,000	836
Thomas J. Tierney	—	—
Perry M. Traquina	78,038	2,487
Frank D. Yeary	29,027	407

COMPENSATION OF DIRECTORS

Stock Awards (Column (c))

The amounts reported in the Stock Awards column reflect the aggregate grant date fair value of DSU awards granted in 2015. Each non-employee director (other than Mr. Omidyar) providing service as a director through May 1, 2015, the date of our 2015 Annual Meeting, was granted 3,711 DSUs with a value of $220,044 on such date. Such DSUs become fully vested on the one year anniversary of the grant.

As of December 31, 2015, each individual who served as a non-employee director during 2015 held the following aggregate numbers of DSUs and options:

Name	Total DSUs Held as of 12/31/15 (#)	Total Options Held as of 12/31/15 (#)
Fred D. Anderson	44,402	—
Edward W. Barnholt	52,453	—
Anthony J. Bates	4,849	—
Jonathan Christodoro	4,093	—
Scott D. Cook	—	—
David W. Dorman	8,051	—
William C. Ford	—	—
Bonnie S. Hammer	3,711	—
Gail J. McGovern	3,711	—
Kathleen C. Mitic	25,212	—
David M. Moffett	47,125	29,985
Pierre M. Omidyar	—	—
Paul S. Pressler	—	—
Richard T. Schlosberg	—	—
Robert H. Swan	—	167,052
Thomas J. Tierney	52,784	29,985
Perry M. Traquina	5,070	—
Frank D. Yeary	4,118	—

All Other Compensation (Column (e))

The amount reported in the All Other Compensation column for Mr. Omidyar consists of that portion of the premiums paid by eBay for health insurance coverage for the benefit of Mr. Omidyar. Other than this benefit, the Company provides no other reportable compensation or benefits to non-employee directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about shares of our common stock that may be issued upon the exercise of options and rights under our equity compensation plans as of December 31, 2015. We refer to these plans and grants collectively as our Equity Compensation Plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved
by security holders	42,547,931	(1)	$20.0885	(2)	89,033,756	(3)
Equity compensation plans not approved
by security holders	17,261		—		—
Total (4)	42,565,192		$20.0885		89,033,756

(1) Includes (a) 35,838,590 shares of our common stock issuable pursuant to RSUs under our 2008 Equity Incentive Award Plan, as amended and restated, or our 2008 Plan, and our terminated plans, (b) 6,709,341 shares of our common stock issuable pursuant to stock options under our 2008 Plan and our terminated plans, and (c) 255,579 shares of our common stock issuable pursuant to DSUs under our 2008 Plan and a terminated plan. RSUs and DSUs, each represent an unfunded, unsecured right to receive shares of Company common stock (or, with respect to DSUs granted prior to August 1, 2013, the equivalent value thereof in cash or property). The value of RSUs and DSUs varies directly with the price of our common stock.

(2) Does not include outstanding RSUs or DSUs.

(3) Includes 23,541,177 shares of our common stock reserved for future issuance under our Employee Stock Purchase Plan as of December 31, 2015.

(4) Excludes 12,901 shares subject to options, in each case, issued and outstanding pursuant to equity compensation plans assumed by us in acquisitions. As of December 31, 2015, the options under these plans had a weighted average exercise price of $2.5943 per share. We cannot make subsequent grants or awards of our equity securities under these plans.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2016 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	Our Board is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at our 2016 Annual Meeting of Stockholders which will take place on April 27, 2016. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. This proxy statement and the accompanying proxy card are being mailed on or about March 24, 2016 in connection with the solicitation of proxies on behalf of the Board.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information. Our 2015 Annual Report, which includes our audited consolidated financial statements, is also enclosed with this proxy statement. These materials also include the accompanying proxy card and pre-paid return envelope or voting instruction form for the Annual Meeting.

Q:	What proposals will be voted on at the Annual Meeting? What are the Board’s voting recommendations?

A:	The following chart describes the proposals to be considered at the Annual Meeting and the Board’s voting recommendations.

PROPOSAL		THE BOARD’S VOTING RECOMMENDATION	PAGE REFERENCE (FOR MORE DETAIL)
1.	Election of 11 directors named in this proxy statement to hold office until our 2017 Annual Meeting of Stockholders	“FOR” each nominee named in this proxy statement	18
2.	Advisory vote to approve named executive officer compensation	“FOR”	26
3.	Approval of the amendment and restatement of our 2008 Equity Incentive Award Plan.	“FOR”	27
4.	Ratification of appointment of independent auditors	“FOR”	37
5.	Stockholder proposal regarding gender pay equity	“AGAINST”	41

At the time this proxy statement was mailed, our management and the Board were not aware of any other matters to be presented at the Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement.

Q:	How many shares are entitled to vote?

A:	Each share of eBay common stock outstanding as of the close of business on March 18, 2016, the record date, is entitled to one vote at the Annual Meeting. At the close of business on March 18, 2016, 1,142,636,140 shares of common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date of March 18, 2016, and you are entitled to cast one vote per share of common stock held by you on the record date. These shares include shares that are (1) held of record directly in your name, including shares purchased or acquired through eBay’s equity incentive plans, and (2) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2016 ANNUAL MEETING

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of eBay hold their shares beneficially through a broker, bank, or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:

●

Shares held of record. If your shares are registered directly in your name with eBay’s transfer agent, Computershare Shareowner Services LLC, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by eBay. As a stockholder of record, you have the right to grant your voting proxy directly to eBay or to vote in person at the Annual Meeting. eBay has enclosed an accompanying proxy card for you to use. You may also submit voting instructions via the Internet or by telephone by following the instructions on the accompanying proxy card, as described below under “How can I vote my shares without attending the Annual Meeting?”

●

Shares owned beneficially. If your shares are held in a brokerage account or by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account, and you are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request and receive a valid proxy from your broker, bank, or other nominee. Your broker, bank, or other nominee has enclosed a voting instruction form for you to use to direct the broker, bank, or other nominee regarding how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the voting instruction form you received from them

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of March 18, 2016. All stockholders must bring proof of identification. If you are a stockholder of record, your name will also be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you hold your shares in a brokerage account or through a broker, bank, or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction form provided by your broker or a copy of a brokerage statement showing your share ownership as of March 18, 2016. Whether or not you attend the Annual Meeting, the event will be made available via webcast on our investor relations website at https://investors.ebayinc.com, and the webcast will be archived for a period of 90 days following the date of the Annual Meeting. Since seating may be limited, admission to the Annual Meeting will be on a first-come, first-served basis.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the Annual Meeting, eBay recommends that you submit a proxy using the accompanying proxy card with respect to the voting of your shares in advance as described below under “How can I vote my shares without attending the Annual Meeting?” so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name through a brokerage account or by a broker, bank, or other nominee may be voted in person by you only if you obtain a valid proxy from your broker, bank, or other nominee giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote by proxy or submit a voting instruction form without attending the Annual Meeting. If you hold your shares directly as the stockholder of record, you may submit your proxy in favor of the Board’s recommendations via the Internet or by telephone by following the instructions on the accompanying proxy card, or by completing and mailing the accompanying proxy card in the enclosed pre-paid envelope. If you hold your shares beneficially in street name, your broker or bank may offer voting via the Internet or by telephone or you may mail your accompanying proxy card or voting instruction form in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2016 ANNUAL MEETING

Q:	Can I change my vote or revoke my proxy?

A:

If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:

●filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (2065 Hamilton Avenue, San Jose, California 95125);
●submitting a new proxy at a later date via the Internet, by telephone, or by mail to our Corporate Secretary at our principal executive office; or
●attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account or by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or other nominee.

Only the latest validly executed proxy that you submit will be counted.

Q:	How are votes counted?

A:	You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the director nominees named in this proxy statement. If you elect to abstain from voting on the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to:

●the advisory vote to approve, named executive officers compensation;
●the approval of the amendment and restatement of our 2008 Equity Incentive Award Plan;
●the ratification of the appointment of independent auditors; and
●the stockholder proposal regarding gender pay equity.

If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.

If you sign and return your accompanying proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board and in accordance with the discretion of the persons named on the accompanying proxy card the respect to any other matters to be voted upon at the Annual Meeting. If you are a beneficial holder and do not return a voting instruction form, your broker may not vote on any of the matters to be presented at the Annual Meeting.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2016 ANNUAL MEETING

Q:	What is the voting requirement to approve each of the proposals? What effect will abstentions and broker non-votes have?

A:	The following chart describes the proposals to be considered at the Annual Meeting, the vote required to elect directors to the eBay Board of Directors and to adopt each of the other proposals, and the manner in which votes will be counted. Shares voted “ABSTAIN” and shares not represented at the meeting have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as “AGAINST” votes. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares, which would result in “broker non-votes,” on proposals other than the ratification of the selection of PriceWaterhouseCoopers LLP as our independent registered public accounting firm for 2016. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.

PROPOSAL	VOTING OPTIONS	VOTE REQUIRED TO ADOPT THE PROPOSAL	EFFECT OF ABSTENTIONS	EFFECT OF BROKER NON-VOTES*
Election of 11 directors named in this proxy statement to hold office until our 2017 Annual Meeting of Stockholders	For, against, or abstain on each nominee	A nominee for Director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No effect
Advisory vote to approve named executive officers compensation	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Treated as votes against	No effect
Approval of the amendment and restatement of our 2008 Equity Incentive Award Plan	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Treated as votes against	No effect
Ratification of appointment of independent auditors	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Treated as votes against	Brokers have discretion to vote
Stockholder proposal regarding gender pay equity	For, against, or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Treated as votes against	No effect

* A broker non-vote occurs when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal.

Q:	What happens if a nominee who is duly nominated does not receive a majority vote?

A:	Each current director who is standing for re-election at the Annual Meeting has tendered an irrevocable resignation from the Board that will become effective if (1) the election is uncontested and (2) the Corporate Governance and Nominating Committee or another committee of the Board comprised of independent directors determines to accept such resignation after the director fails to receive a majority of votes cast. This determination will be made within 90 days of the Annual Meeting and will be publicly reported promptly after it is made.

Q:	What does it mean if I receive more than one proxy card or voting instruction form?

A:	It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy card or, if you vote via the Internet or by telephone, vote once for each proxy card you receive to ensure that all of your shares are voted.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will publish the voting results in a Current Report on Form 8-K subsequent to the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2016 ANNUAL MEETING

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	eBay will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. eBay will also bear the cost of soliciting proxies on behalf of the Board. eBay will provide copies of these proxy materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. eBay has retained the services of D.F. King & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. eBay expects that it will pay D.F. King its customary fees, estimated not to exceed approximately $17,500 in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. eBay has agreed to indemnify D.F. King against certain liabilities relating to or arising out of their engagement. In addition, eBay may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

Solicitations may also be made by personal interview, mail, telephone, facsimile, email, Twitter, other electronic channels of communication, in particular LinkedIn, eBay’s investor relations website, other eBay-hosted websites and blogs, or otherwise by directors, officers, and other employees of eBay, but eBay will not additionally compensate its directors, officers, or other employees for these services.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings. To be considered for inclusion in the proxy materials for our 2017 Annual Meeting of Stockholders, your proposal must be received by our Corporate Secretary at our principal executive office no later than November 24, 2016. Your proposal must comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Your proposal should be sent via registered, certified or express mail to our Corporate Secretary at our principal executive office (2065 Hamilton Avenue, San Jose, California 95125); no facsimile submissions will be accepted. A stockholder proposal or a nomination for director that is received after this date will not be included in our proxy statement and proxy card, but will otherwise be considered at the 2017 Annual Meeting of Stockholders so long as it is submitted to our Corporate Secretary at our principal executive office no earlier than December 28, 2016 and no later than January 27, 2017 and otherwise in accordance with our Bylaws. Our Bylaws also provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in the proxy materials for our annual meetings. These proxy access provisions of our Bylaws provide, among other things, that a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding stock continuously for at least three years, may nominate, and include in our proxy materials for an annual meeting, two individuals to serve as directors or 20% of the Board, whichever is greater. The nominating stockholder or group of stockholders also must deliver the information required by, and each nominee must meet the qualifications required by, our Bylaws. Requests to include stockholder-nominated candidates in the Company’s proxy materials for the 2017 Annual Meeting of Stockholders must be received by the Corporate Secretary at the above address not earlier than the close of business on December 28, 2016 and not later than the close of business on January 27, 2017. We advise you to review our Bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations and proxy access nominations, including certain information that must be included concerning the stockholder and each proposal and nominee. Failure to comply with the requirements, procedures and deadlines in our Bylaws may preclude presentation and consideration of the matter or nomination of the applicable candidate for election at the 2017 Annual Meeting of Stockholders. Our Bylaws were filed with the SEC on Form 8-K on March 18, 2016, and can be viewed by visiting our investor relations website at https://investors.ebayinc.com/sec.cfm. You may also obtain a copy by writing to our Corporate Secretary at our principal executive office (2065 Hamilton Avenue, San Jose, California 95125).

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2016 ANNUAL MEETING

Q:	How can I get electronic access to the Proxy Statement and Annual Report?

A:	This proxy statement and our 2015 Annual Report may be viewed online on our investor relations website at https://investors.ebayinc.com/annuals.cfm. You can also elect to receive an email that will provide an electronic link to future annual reports and proxy statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you. You can choose to receive future proxy materials electronically by visiting our investor relations website at https://investors.ebayinc.com/annuals.cfm. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you contact eBay Investor Relations and tell us otherwise. You may visit our investor relations website at https://investors.ebayinc.com or contact eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or at ir@ebay.com or by telephone at (408) 376-7493.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:	To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you reside at such an address and wish to receive a separate copy of the proxy materials, including our annual report, you may contact eBay Investor Relations at the website, address, or phone number in the previous paragraph. You may also contact eBay Investor Relations if you would like to receive separate proxy materials in the future or if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future.

Q:	How can I obtain an additional proxy card or voting instruction form?

A:

If you lose, misplace, or otherwise need to obtain a proxy card or voting instruction form and:

●you are a stockholder of record, contact eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or at ir@ebay.com; or
●you are the beneficial owner of shares held indirectly through a broker, bank, or other nominee, contact your account representative at that organization.

OTHER MATTERS

The Board knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy card intend to vote on those matters in accordance with their best judgment.

It is important that proxies be returned promptly. Stockholders are urged to vote via the Internet or by telephone by following the instructions in the accompanying proxy card or voting instruction form or to complete and mail the accompanying proxy card or voting instruction form in the accompanying pre-paid envelope.

By Order of the Board of Directors

Marie Oh Huber
Secretary
March 23, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 27, 2016.

Copies of this proxy statement and our annual report for the year ended December 31, 2015 are available by visiting our investor relations website at https://investors.ebayinc.com/annuals.cfm.

You may also obtain copies free of charge by making an online request by visiting our investor relations website at https://investors.ebayinc.com/printed-materials.cfm, or by contacting investor relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or at ir@ebay.com.

APPENDIX A:
AMENDED AND RESTATED 2008 EBAY EQUITY
INCENTIVE AWARD PLAN

Ebay Inc.
2008 Equity Incentive Award Plan

Initial Stockholder Approval On June 19, 2008
Amendment And Restatement Adopted By The Board Of Directors On March 4, 2009
Stockholder Approval Of Amendment And Restatement On April 29, 2009
Amendment And Restatement Adopted By The Compensation Committee (Pursuant To
Delegation Of Authority From The Board Of Directors) On March 14, 2010
Stockholder Approval Of Amendment And Restatement On April 29, 2010
Amendment And Restatement Adopted By The Board Of Directors On March 6, 2012
Stockholder Approval Of Amendment And Restatement On April 26, 2012
Amendment And Restatement Adopted By The Board Of Directors On February 28, 2014
Stockholder Approval Of Amendment And Restatement On May 13, 2014
Amendment And Restatement Adopted By The Board Of Directors On March 15, 2016
Stockholder Approval Of Amendment And Restatement On [         ], 2016

ARTICLE 1.
PURPOSE

The purpose of the eBay Inc. 2008 Equity Incentive Award Plan, as amended and restated herein (the “Plan”), is to promote the success and enhance the value of eBay Inc. (the “Company”) by linking the personal interests of the members of the Board, Employees, and Consultants (each as defined below) to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Performance Share award, a Performance Stock Unit award, a Dividend Equivalents award, a Stock Payment award, a Deferred Stock Unit award, a Restricted Stock Unit award, a Performance Bonus Award, or a Performance-Based Award granted to a Participant pursuant to the Plan.

2.2 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.3 “Board” means the Board of Directors of the Company.

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

2.4 “Change in Control” means and includes each of the following:
(a) A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.4(a) or Section 2.4(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.4(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

In addition, if the Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, to the extent required, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation § 1.409A-3(i)(5). The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.5 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

2.6 “Committee” means the committee of the Board described in Article 13.

2.7 “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to the Company or any Subsidiary; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person.

2.8 “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

2.9 “Deferred Stock Unit” means a right to receive a specified number of shares of Stock during specified time periods pursuant to Section 8.5.

2.10 “Director” means a member of the Board.

2.11 “Disability” means that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time, or if Participant is otherwise ineligible to participate in the Company’s long-term disability insurance program or resides outside the United States and no such program exists, means that the Participant is unable to perform his or her duties with the Company or its Subsidiary by reason of a medically determinable physical or mental impairment, as determined by a physician acceptable to the Company, which is permanent in character or which is expected to last for a continuous period of more than six (6) months.

2.12 “Dividend Equivalent” means a right granted to a Participant pursuant to Section 8.3 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

2.13 “DRO” shall mean a domestic relations order as defined by the Code or Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.14 “Effective Date” shall have the meaning set forth in Section 14.1.

2.15 “Eligible Individual” means any person who is an Employee, a Consultant or an Independent Director, as determined by the Committee.

2.16 “Employee” means any person on the payroll records of the Company or a Subsidiary and actively providing services as an employee. Service as a Director or compensation by the Company or a Subsidiary solely for services as a Director shall not be sufficient to constitute “employment” by the Company or a Subsidiary.

2.17 “Equity Restructuring” shall mean a nonreciprocal transaction between the company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Stock (or other securities of the Company) or the share price of Stock (or other securities) and causes a change in the per share value of the Stock underlying outstanding Awards.

2.18 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.19 “Fair Market Value” means, as of any given date, (a) if Stock is traded on any established stock exchange, the closing price of a share of Stock as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or (b) if Stock is not traded on an exchange but is quoted on a national market or other quotation system, the last sales price on such date, as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes), or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or (c) if Stock is not publicly traded, the fair market value of a share of Stock as established by the Committee acting in good faith.

2.20 “Full Value Award” means any Award other than an Option, Stock Appreciation Right or other Award for which the Participant pays the intrinsic value existing at the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Subsidiary).

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

2.21 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.22 “Independent Director” means a Director of the Company who is not an Employee.

2.23 “Non-Employee Director” means a Director of the Company who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.

2.24 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.25 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.26 “Participant” means any Eligible Individual who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.27 “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Section 6 or 8, but which is subject to the terms and conditions set forth in Article 9. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

2.28 “Performance Bonus Award” has the meaning set forth in Section 8.7.

2.29 “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period, determined as follows:
(a) The Performance Criteria that will be used to establish Performance Goals are limited to the following: trading volume, users, gross merchandise volume, total payment volume, revenue, operating income, EBITDA and/or net earnings (either before or after interest, taxes, depreciation and amortization), net income (either before or after taxes), earnings per share, earnings as determined other than pursuant to United States generally accepted accounting principles (“GAAP”), multiples of price to earnings, multiples of price/earnings to growth, return on net assets, return on gross assets, return on equity, return on invested capital, Stock price, cash flow (including, but not limited to, operating cash flow and free cash flow), net or operating margins, economic profit, Stock price appreciation, total stockholder returns, employee productivity, market share, volume, customer satisfaction metrics, and employee engagement/satisfaction metrics any of which may be measured with respect to the Company, or any Subsidiary, affiliate or other business unit of the Company, either in absolute terms, terms of growth or as compared to any incremental increase, as compared to results of a peer group.
(b) The Committee may, in its discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Qualified Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

2.30 “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

2.31 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.32 “Performance Share” means a right granted to a Participant pursuant to Section 8.1, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.33 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2, to receive Stock, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.34 “Plan” means this eBay Inc. 2008 Equity Incentive Award Plan, as amended and restated herein and as it may be amended from time to time.

2.35 “Prior Plan” means the GSI Commerce, Inc. 2010 Equity Incentive Plan, as amended.

2.36 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.37 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.38 “Restricted Stock Unit” means an Award granted pursuant to Section 8.6.

2.39 “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

2.40 “Stock” means the common stock of the Company, par value $0.001 per share, and such other securities of the Company that may be substituted for Stock pursuant to Article 12.

2.41 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.42 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of a benefit or compensation, granted pursuant to Section 8.4.

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

2.43 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if, at the time of the determination, each of the entities other than the last entity in the unbroken chain beneficially owns securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.44 “Substitute Award” shall mean an Option granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option.

2.45 “Termination of Service” shall mean,
(a) As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding a termination where there is a simultaneous commencement of employment with the Company or any Subsidiary.
(b) As to a Non-Employee Director or Independent Director, the time when a Participant who is a Non-Employee Director or Independent Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding: (i) a termination where there is simultaneous employment by the Company or a Subsidiary of such person and (ii) a termination which is followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with such person.
(c) As to an Employee, the time when the Participant has ceased to actively be employed by or to provide services to the Company or any Subsidiary for any reason, without limitation, including resignation, discharge, death, disability or retirement; but excluding: (i) a termination where there is a simultaneous reemployment or continuing employment of a Participant by the Company or any Subsidiary, (ii) a termination which is followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee, and (iii) a termination where a Participant simultaneously becomes an Independent Director.
(d) The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Service, including, without limitation, questions relating to the nature and type of Termination of Service, and all questions of whether particular leaves of absence constitute Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Committee otherwise provides in the terms of the Award Agreement, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Participant shall be deemed to have a Termination of Service in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.
SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.
(a) Subject to Article 12 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards granted under the Plan on or after the Effective Date of the Plan is (i) the number of shares of Stock available under the Plan immediately prior to the Effective Date, plus (ii) 50 million shares of Stock. Any shares of Stock that are subject to Awards granted under the Plan on or after April 26, 2012 other than Full Value Awards shall be counted against this limit as 0.5587 shares for every share of Stock subject to the Award granted. Any shares of Stock that are subject to Full Value Awards granted under the Plan on or after April 26, 2012 shall be counted against this limit as one (1) share for every share of Stock subject to the Award granted.

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

(b) To the extent that an award granted under the Plan or the Prior Plan terminates, expires, or lapses for any reason, or such an award is settled in cash without delivery of shares to the Participant, then any shares of Stock subject to the award shall again be available for the grant of an Award pursuant to the Plan. Any such shares of Stock that cease to be subject to such an award other than a Full Value Award shall be added to the number of shares available under the Plan as 0.5587 shares for every share of Stock that ceases to be subject to such award. Any such shares of Stock that cease to be subject to a Full Value Award shall be added to the number of shares available under the Plan as one (1) share for every share of Stock that ceases to be subject to such award. Notwithstanding anything in this Section 3.1(b) to the contrary, shares of Stock subject to an award under this Plan or the Prior Plan may not again be made available for issuance under this Plan if such shares are: (x) shares delivered to or withheld by the Company to pay the exercise price of an Option, (y) shares delivered to or withheld by the Company to satisfy withholding taxes related to such an award or (z) shares that were subject to an award and were not issued upon the net settlement of such award. To the extent permitted by applicable law or any exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no shares of Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3.2 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 12, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 2,000,000 and the maximum amount that may be paid in cash to any one Participant during any calendar year with respect to ~~any~~ Performance-Based Award~~s~~ (including, without limitation, any Performance Bonus Award) shall be $3,000,000. Any shares of Stock that are subject to Awards granted under the Plan on or after April 26, 2012 other than Full Value Awards shall be counted against this limit as 0.5587 shares for every share of Stock subject to the Award granted. Any shares of Stock that are subject to Full Value Awards granted under the Plan on or after April 26, 2012 shall be counted against this limit as one (1) share for every share of Stock subject to the Award granted.

ARTICLE 4.
ELIGIBILITY AND PARTICIPATION

4.1 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, and in its sole discretion, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to this Plan.

4.2 Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries or Participants residing in particular locations;

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3 of the Plan; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on death, disability, retirement or other Termination of Service, available methods of exercise or settlement of an Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other law applicable to the Stock or the issuance of Stock under the Plan.

ARTICLE 5.
STOCK OPTIONS

5.1 General. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:
(a) Exercise Price. The exercise price per share of Stock subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided, that, subject to Section 5.2(c), the exercise price for any Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.
(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the term of the Option. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Committee may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and may amend any other term or condition of such Option relating to such a Termination of Service. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.
(c) Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Employees and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1, must comply with the provisions of this Section 5.2.
(a) Expiration. Subject to Section 5.2(c), an Incentive Stock Option shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:
(i) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;
(ii) Three months after the Participant’s termination of employment as an Employee; and
(iii) One year after the date of the Participant’s termination of employment or service on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.
(b) Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

(c) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) and the Option is exercisable for no more than five years from the date of grant.
(d) Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such shares of Stock to the Participant.
(e) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.
(f) Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

5.3 Substitution of Stock Appreciation Rights. Subject to Section 10.8, the Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have to right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of shares of Stock for which such substituted Option would have been exercisable.

5.4 Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the exercise price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

ARTICLE 6.
RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock.
(a) The Committee is authorized to make Awards of Restricted Stock to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.
(b) The Committee shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Stock to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

6.2 Issuance and Restrictions. All shares of Restricted Stock (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions on transferability and other restrictions and vesting requirements as the Committee shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Committee, including, without limitation, criteria based on the Participant’s duration of employment, directorship or consultancy with the Company, Performance Criteria, Company performance,

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

individual performance or other criteria selected by the Committee. By action taken after the Restricted Stock is issued, the Committee may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

6.3 Repurchase or Forfeiture of Restricted Stock. If no price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Participant’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration. If a price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in the Award Agreement. The Committee in its discretion may provide that in the event of certain events, including a Change in Control, the Participant’s death, retirement or disability or any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

6.4 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

6.5 Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 7.
STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.
(a) A Stock Appreciation Right may be granted to any Eligible Individual selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement.
(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Stock on the date the Stock Appreciation Right is exercised over (B) the Fair Market Value of the Stock on the date the Stock Appreciation Right was granted and (ii) the number of shares of Stock with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose. Except as described in (c) below, the exercise price per share of Stock subject to each Stock Appreciation Right shall be set by the Committee, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.
(c) Notwithstanding the foregoing provisions of Section 7.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

7.2 Payment and Limitations on Exercise.
(a) Subject to Sections 7.2(b) payment of the amounts determined under Section 7.1(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee in the Award Agreement and subject to any tax withholding requirements.
(b) To the extent any payment under Section 7.1(b) is effected in Stock, it shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options.

ARTICLE 8.
OTHER TYPES OF AWARDS

8.1 Performance Share Awards. Any Eligible Individual selected by the Committee may be granted one or more Performance Share awards which shall be denominated in a number of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.2 Performance Stock Units. Any Eligible Individual selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in unit equivalent of shares of Stock and/or units of value including dollar value of shares of Stock and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Dividend Equivalents.
(a) Any Eligible Individual selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Committee; provided that to the extent shares of Stock subject to an Award are subject to performance-based vesting conditions, any Dividend Equivalents relating to such shares shall be subject to the same performance-based vesting conditions.
(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or SARs.

8.4 Stock Payments. Any Eligible Individual selected by the Committee may receive Stock Payments in the manner determined from time to time by the Committee. The number of shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter.

8.5 Deferred Stock Units. Any Eligible Individual selected by the Committee may be granted an award of Deferred Stock Units in the manner determined from time to time by the Committee. The number of shares of Deferred Stock Units shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, including service to the Company or any Subsidiary, in each case on a specified date or dates or over any period or periods determined by the Committee. Stock underlying a Deferred Stock Unit award will not be issued until

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

the Deferred Stock Unit award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Deferred Stock Unit Award has vested and the Stock underlying the Deferred Stock Unit Award has been issued.

8.6 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The Committee shall specify, or permit the Participant to elect, the conditions and dates upon which the shares of Stock underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. On the distribution dates, the Company shall, subject to Section 10.6(b), transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

8.7 Performance Bonus Awards. Any Eligible Individual selected by the Committee may be granted one or more Performance-Based Awards in the form of a cash bonus (a “Performance Bonus Award”) payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. Any such Performance Bonus Award paid to a Covered Employee shall be based upon objectively determinable bonus formulas established in accordance with Article 9.

8.8 Term. Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock Units or Restricted Stock Units shall be set by the Committee in its discretion.

8.9 Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock Units, Stock Payments or Restricted Stock Units; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

8.10 Exercise or Payment upon Termination of Service. An Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Deferred Stock Units, Stock Payments and Restricted Stock Units shall only be exercisable or payable while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Dividend Equivalents, Stock Payments, Deferred Stock Units or Restricted Stock Units may be exercised or paid subsequent to a Termination of Service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise; provided, however, that any such provision with respect to Performance Shares or Performance Stock Units shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

8.11 Form of Payment. Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Stock or a combination of both, as determined by the Committee and set forth in the applicable Award Agreement.

8.12 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

ARTICLE 9.
PERFORMANCE-BASED AWARDS

9.1 Purpose. The purpose of this Article 9 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in the Plan; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability. This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Types of Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to a Covered Employee intended to qualify as Performance-Based Compensation, including, without limitation, Restricted Stock the restrictions with respect to which lapse upon the attainment of specified Performance Goals and any other performance or incentive Awards that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.

9.4 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 or 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.5 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

9.6 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan and the applicable Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

ARTICLE 10.
PROVISIONS APPLICABLE TO AWARDS

10.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

10.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

10.3 Payment. The Committee shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan may be paid, the form of payment including, without limitation: (i) cash, (ii) shares of Stock (including, in the case of payment of the exercise price of an Award, shares of Stock issuable pursuant to the exercise of the Award) held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate payments required, or (iii) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale). The Committee shall also determine the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.4 Limits on Transfer.
(a) Except as otherwise provided in Section 10.4(b):
(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;
(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and
(iii) During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.
(b) Notwithstanding Section 10.4(a), the Committee, in its sole discretion, may determine to permit a Participant to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant and the Permitted Transferee shall execute any and all documents requested by the Committee, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. For purposes of this Section 10.4(b), “Permitted Transferee” shall mean, with respect to a Participant, any “family member” of the Participant, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Committee after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

10.5 Beneficiaries. Notwithstanding Section 10.4, if provided in the applicable Award Agreement, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary designation is provided in the applicable Award Agreement or if no beneficiary has been designated or survives the Participant (or if a beneficiary designation is not enforceable and/or valid under the inheritance and other laws in the Participant’s country, as determined by the Committee in its sole discretion), payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

10.6 Stock Certificates; Book Entry Procedures.
(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.
(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.7 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

10.8 Prohibition on Repricing. Subject to Section 12.1, the Committee shall not, without the approval of the stockholders of the Company, authorize the amendment of any outstanding Award to reduce its price per share. Furthermore, subject to Section 12.1, no Award shall be canceled and replaced or substituted for with the grant of an Award having a lesser price per share without the further approval of stockholders of the Company. Subject to Section 12.1, the Committee shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace or substitute for an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award. Subject to Section 12.1, absent the approval of the stockholders of the Company, the Committee shall not offer to buyout for a payment in cash, an Option or Stock Appreciation Right previously granted.

10.9 Full Value Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Sections 6.2, 12.1, 12.2 and 13.3(d) of the Plan, Full Value Awards made to Employees or Consultants shall become vested on one or more vesting dates over a period of not less than ~~three~~ one year~~s~~ (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is granted; provided, however, that, notwithstanding the foregoing, ~~the following Awards may be granted without regard to such minimum vesting provisions: (i)~~ Full Value Awards that result in the issuance to one or more Participants of an aggregate of up to 5% of the shares of Stock available pursuant to Section 3.1(a) as of Effective Date~~,~~ may be granted without regard to such minimum vesting provisions ~~(ii) Full Value Awards granted to Independent Directors in lieu of cash retainers and (iii) Full Value Awards granted to certain Eligible Individuals who are subject to laws and/or regulations imposing certain requirements or restrictions on the remuneration of such individuals~~. Nothing in this Section 10.9 shall preclude the Board or the Committee from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Change in Control.

ARTICLE 11.
INDEPENDENT DIRECTOR AWARDS

11.1 The Board may grant Awards to Independent Directors, subject to the limitations of the Plan, pursuant to a written non-discretionary formula established by the Committee, or any successor committee thereto carrying out its responsibilities on the date of grant of any such Award (the “Independent Director Equity Compensation Policy”). The Independent Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Independent Directors, the number of shares of Stock to be subject to Independent Director Awards, the conditions on which such Awards shall be granted, become exercisable and/ or payable and expire, and such other terms and conditions as the Committee (or such other successor committee as described above) shall determine in its discretion. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value of shares of Stock that may be granted during any fiscal year of the Company to any Non-Employee Director or Independent Director shall not exceed $600,000; provided, however, that (i) the limit set forth in this sentence shall be multiplied by two in the year in which a Non-Employee Director or Independent Director commences service on the Board, and (ii) the limit set forth in this sentence shall not apply to awards made pursuant to a Non-Employee Director’s or Independent Director’s election to receive an award in lieu of all or a portion of a cash retainer for service on the Board or any committee thereunder. This limit shall not increase except with stockholder approval.

ARTICLE 12.
CHANGES IN CAPITAL STRUCTURE

12.1 Adjustments.
(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock other than an Equity Restructuring, the Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

limitations in Sections 3.1 and 3.3); (ii) the number and kind of shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.
(b) In the event of any transaction or event described in Section 12.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any of its affiliates, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.1 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;
(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii) To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock Units and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;
(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and
(v) To provide that the Award cannot vest, be exercised or become payable after such event.
(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.1(a) and 12.1(b):
(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, will be equitably adjusted. The adjustments provided under this Section 12.1(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.
(ii) The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3).
(iii) To the extent that such equitable adjustments result in tax consequences to the Participant, the Participant shall be responsible for payment of such taxes and shall not be compensated for such payments by the Company or its Subsidiaries.
(d) The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

prior preference stocks whose rights are superior to or affect the Stock or the rights thereof or which are convertible into or exchangeable for Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2 Acceleration Upon a Change in Control. Notwithstanding Section 12.1, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the Change in Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. In the event that the terms of any agreement between the Company or any Company subsidiary or affiliate and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 12.2, this Section 12.2 shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of no force or effect. Further, to the extent that there are tax consequences to the Participant as a result of the acceleration or lapsing of forfeiture restriction upon a Change in Control, the Participant shall be responsible for payment of such taxes and shall not be compensated for such payment by the Company or its Subsidiaries.

12.3 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE 13.
ADMINISTRATION

13.1 Committee. Except as otherwise provided herein, the Plan shall be administered by a committee consisting of two or more members of the Board (the “Committee”). Unless otherwise determined by the Board, the Committee shall consist solely of two or more members of the Board each of whom is an “outside director,” within the meaning of Section 162(m) of the Code, a Non-Employee Director and an “independent director” under the rules of the Nasdaq Stock Market (or other principal securities market on which shares of Stock are traded); provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.1 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 13.5. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment; Committee members may resign at any time by delivering written notice to the Board; and vacancies in the Committee may only be filled by the Board.

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

13.2 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.3 Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:
(a) Designate Participants to receive Awards;
(b) Determine the type or types of Awards to be granted to each Participant;
(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;
(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that, except as provided in Article 12 of the Plan, the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;
(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;
(g) Decide all other matters that must be determined in connection with an Award;
(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan, including adopting sub-plans to the Plan or special terms for Award Agreements, for the purposes of complying with non-U.S. laws and/or taking advantage of tax favorable treatment for Awards granted to Participants outside the United States (as further set forth in Section 4.2 of the Plan) as it may deem necessary or advisable to administer the Plan;
(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and
(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

13.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

13.5 Delegation of Authority. To the extent permitted by applicable law, the Board or the Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants or to exercise any of the power, authority and discretion granted to the Committee pursuant to Section 13.3; provided that (i) the Committee shall have the sole authority with respect to Awards granted to or held by (a) Employees who are subject to Section 16 of the Exchange Act and (b) Covered Employees, and (ii) officers of the Company (or Directors) to whom authority has been delegated hereunder shall not be delegated such authority with respect to Awards granted to or held by such officers (or Directors). Any delegation hereunder shall be subject to the restrictions and limits that the Board or the Committee specifies at the time of such delegation, and the Board or the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.5 shall serve in such capacity at the pleasure of the Board or the Committee.

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

ARTICLE 14.
EFFECTIVE AND EXPIRATION DATE

14.1 Effective Date. The Plan, as amended and restated as set forth herein, is effective as of ~~May 13~~ , ~~2014~~ [______], 2016 (the “Effective Date”), subject to approval of the Plan by the Company’s stockholders at the meeting to be held on such date. The Plan will be deemed to be approved by the stockholders if it is approved either:
(a) By a majority of the votes cast at a duly held stockholder’s meeting at which a quorum representing a majority of outstanding voting stock is, either in person or by proxy, present and voting on the plan; or
(b) By a method and in a degree that would be treated as adequate under Delaware law in the case of an action requiring stockholder approval.

14.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after the tenth anniversary of the Effective Date, except that no Incentive Stock Options may be granted under the Plan after the earlier of the tenth anniversary of (a) the date the Plan is approved by the Board or (b) the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 15.
AMENDMENT, MODIFICATION, AND TERMINATION

15.1 Amendment, Modification, and Termination. Subject to Section 16.16, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval shall be required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 12), (ii) permits the Committee to grant Options with an exercise price that is below Fair Market Value on the date of grant, (iii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant or (iv) amends Section 10.8 of the Plan.

15.2 Awards Previously Granted. Except with respect to amendments made pursuant to Section 16.16, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 16.
GENERAL PROVISIONS

16.1 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

16.2 No Stockholders Rights. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to shares of Stock covered by any Award until the Participant becomes the record owner of such shares of Stock.

16.3 Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold (by any means set forth herein or in an Award Agreement), or require a Participant to remit to the Company or a Subsidiary, an amount sufficient to satisfy federal, state, local and foreign income tax, social insurance, payroll tax, fringe benefits tax, payment on

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

account or other tax-related items related to participation in the Plan and legally applicable to Participant and required by law to be withheld (including any amount deemed by the Company or the Participant’s employer, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or the Participant’s employer). The Committee may, in its discretion and in satisfaction of the foregoing requirement, allow a Participant to elect to have the Company withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months (or such other period as may be determined by the Committee) after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award (as described above) shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding amounts or other applicable withholding rates.

16.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

16.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

16.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board and each person to whom the Committee delegates its authority under Section 13.5 shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

16.7 Relationship to Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any severance, resignation, termination, redundancy, end of service payments, long-term service awards, pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

16.8 Effect of Plan upon Compensation Plans. The adoption of the Plan shall not affect any compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including, without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

16.9 Awards Subject to Clawback. The Awards and any cash payment or shares of Stock delivered pursuant to an Award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

16.10 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

16.11 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.12 Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

16.13 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

16.14 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The Company shall have no obligation to issue or deliver shares of Stock prior to obtaining any approvals from listing, regulatory or governmental authority that the Company determines are necessary or advisable. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. The Company shall be under no obligation to register pursuant to the Securities Act, any of the shares of Stock paid pursuant to the Plan. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

16.15 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflict of laws of that State.

APPENDIX A: AMENDED AND RESTATED 2008 EBAY EQUITY INCENTIVE AWARD PLAN

16.16 Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the board of directors of eBay Inc. on ~~February~~March ~~28~~15, ~~2014~~2016.

* * * * *

I hereby certify that the foregoing Plan was approved by the stockholders of eBay Inc. on ~~May 13, 2014~~[_______], 2016.

Executed on this ~~13th~~[___] day of ~~May, 2014~~[_____], 2016.

Corporate Secretary

2065 HAMILTON AVENUE
SAN JOSE, CA 95125

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 26, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 26, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E05519-P75431	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EBAY INC.
The Board of Directors recommends that you vote "FOR" each of the Board of Directors' nominees below:
Proposal 1	- Election of 11 director nominees named in the proxy statement to hold office until our 2017 Annual Meeting of Stockholders.
Nominees:		For	Against	Abstain

1a.	Fred D. Anderson Jr.	☐	☐	☐

1b.	Edward W. Barnholt	☐	☐	☐

1c.	Anthony J. Bates	☐	☐	☐

1d.	Bonnie S. Hammer	☐	☐	☐

1e.	Kathleen C. Mitic	☐	☐	☐

1f.	Pierre M. Omidyar	☐	☐	☐

1g.	Paul S. Pressler	☐	☐	☐

1h.	Robert H. Swan	☐	☐	☐

1i.	Thomas J. Tierney	☐	☐	☐

1j.	Perry M. Traquina	☐	☐	☐

1k.	Devin N. Wenig	☐	☐	☐
The Board of Directors recommends you vote "FOR" proposals 2, 3 and 4 below:		For	Against	Abstain

Proposal 2 -	Advisory vote to approve named executive officer compensation.	☐	☐	☐

Proposal 3 -	Approval of the amendment and restatement of the 2008 Equity Incentive Award Plan.	☐	☐	☐

Proposal 4 -	Ratification of appointment of independent auditors.	☐	☐	☐

The Board of Directors recommends you vote "AGAINST" proposal 5 below:

Proposal 5 -	Stockholder proposal regarding gender pay equity.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. If this proxy is signed and returned, it will be voted in accordance with your instructions.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E05520-P75431

eBay Inc.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 27, 2016

The undersigned hereby appoints DEVIN N. WENIG, SCOTT F. SCHENKEL and MARIE OH HUBER, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of eBay Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, to be held on Wednesday, April 27, 2016, at 8:00 a.m., Pacific Time, at 2065 Hamilton Avenue, San Jose, CA, 95125, for the purposes listed on the reverse side and at any and all continuation(s) and adjournment(s) of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect to the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED: FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSALS 2, 3 AND 4, AND AGAINST PROPOSAL 5, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY CONTINUATION(S) AND ADJOURMENT(S) THEREOF.

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Continued and to be signed on reverse side